    As filed with the Securities and Exchange Commission on January 7, 1998
                                           Registration No. 333-42811
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                 AMENDMENT NO.1
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ----------------------
                               THE PANTRY, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                             5411                     56-1574463
(State or other jurisdiction of      (Primary Standard Industrial         (Employer
incorporation or organization)       Classification Code Number)       Identification No.)

                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina  27331-1410
                                (919) 774-6700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ----------------------
                       See Table of Co-Registrants below
                            ----------------------
                                William T. Flyg
                        Senior Vice President, Finance,
                     Chief Financial Officer and Secretary
                               The Pantry, Inc.
                                 P.O. Box 1410
                              1801 Douglas Drive
                      Sanford, North Carolina  27331-1410
                                (919) 774-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------
                                  Copies to:

                           Cynthia M. Dunnett, Esq.
                              Riordan & McKinzie
                            300 South Grand Avenue
                                  29th Floor
                        Los Angeles, California  90071
                            ----------------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:   [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                            ----------------------
          The Registrant and the Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                            Table of Co-Registrants
                            -----------------------

                                                                                          I.R.S.
                                   State or Other         Primary Standard               Employer
                                    Jurisdiction       Industrial Classification      Identification
       Name                       of Incorporation          Code Number                   Number
----------------------      ----------------------     -------------------------   ---------------------
  Sandhills, Inc.(1)                  Delaware                   6799                    51-0347722
Lil' Champ Food Stores,                Florida                   5411                    59-1147100
      Inc.(2)

------------------------

(1)  Address, including zip code and telephone number, including    913 Market Street, Suite 806
     area code, of principal executive office of co-registrant.     Wilmington, Delaware 19801
                                                                    (302) 576-5745

(2)  Address, including zip code and telephone number, including    9143 Phillips Highway, Suite 200
     area code, of principal executive office of co-registrant.     P.O. Box 23180
                                                                    Jacksonville, Florida 32241-3180
                                                                    (904) 464-7200

PROSPECTUS

                                The Pantry, Inc.

                             Offer to Exchange its
            10 1/4% Senior Subordinated Notes due October 15, 2007,
              which have been registered under the Securities Act,
                       for any and all of its outstanding
             10 1/4% Senior Subordinated Notes due October 15, 2007

  The Exchange Offer will expire at 5:00 P.M., New York City time, on February 9, 1998, unless extended.

                            ----------------------

  The Pantry, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 1/4% Senior Subordinated Notes due October 15, 2007 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/4% Senior Subordinated Notes due October 15, 2007 (the "Notes"), of which $200.0 million principal amount is outstanding as of the date hereof.


  The Company will accept for exchange any and all validly tendered Notes prior to 5:00 P.M., New York City time, on February 9, 1998, unless extended
(the "Expiration Date"). Notes may be tendered only in integral multiples of $1,000. Tenders of Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange.
However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Notes, the Company will promptly return the Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The Exchange Notes will be obligations of the Company evidencing the same debt as the Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of Exchange Notes". The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. The Notes were issued on October 23, 1997 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer".

                                                     Continued on following page

   This Prospectus and the Letter of Transmittal are first being mailed to holders of the Notes on January 8, 1998.

   See "Risk Factors" on page 15 for information that should be considered in connection with this offering.

                            ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ----------------------

             The date of this Prospectus is January 8, 1998.

(Continuation of cover page)

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of October 23, 1997 (the "Exchange Offer Registration Rights Agreement"), by and among the Company, the Guarantors (as defined) and the Initial Purchasers (as defined herein), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Exchange Offer Registration Rights Agreement to register the Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Notes not tendered by the holders of the Notes (the "Holders") for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intended to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes". In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF EXCHANGE NOTES.

     Notes were initially represented by two Global Notes (as defined herein) in fully registered form, each registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Exchange Notes exchanged for Notes represented by the Global Notes may be initially represented by one or more global securities ("Global Exchange Note") in fully registered form, each registered in the name of the nominee of DTC. The Global Exchange Note will be exchangeable for Exchange Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The Exchange Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Exchange Notes will therefore settle in immediately available funds. See "Description of Exchange Notes--Form, Denomination and Book-Entry Procedures".

     The Exchange Notes will bear interest at a rate equal to 10 1/4% per annum from their date of issuance. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue interest upon cancellation of the Notes and issuance of the Exchange Notes.

(Continuation of cover page)

     The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Exchange Notes at any time and from time to time prior to October 15, 2000 at a redemption price equal to 110.25% of the principal amount thereof plus accrued interest to the redemption date with the Net Proceeds of one or more Public Equity Offerings (as defined); provided that, at least $130 million in principal amount of Exchange Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering. In the event of a Change of Control (as defined herein), the Company will be required to make an offer to purchase all outstanding Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Exchange Notes-- Change of Control Offer." There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding Senior Indebtedness to pay the required purchase price for any or all Exchange Notes tendered by holders upon a Change of Control.

     The Notes are, and the Exchange Notes will be, general unsecured obligations of the Company subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated to any secured indebtedness of the Company. The Exchange Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by certain current and future Restricted Subsidiaries (as defined herein) of the Company (the "Guarantors"). The Exchange Notes will be structurally subordinated to indebtedness of any of the Company's subsidiaries that are not Guarantors.

     Prior to this offering, there has been no public market for the Notes. Following completion of the Exchange Offer, the Company does not intend to list the Exchange Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Notes. As the Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. In addition, resales by certain holders of the Notes or the Exchange Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Exchange Notes. To the extent that a market for the Exchange Notes should develop, the market value of the Exchange Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Exchange Notes to trade at a discount from face value. See "Risk Factors--Lack of Public Market for the Exchange Notes". The Company has agreed to pay the expenses of the Exchange Offer.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from William T. Flyg, Senior Vice President, Finance, Chief Financial Officer and Secretary, The Pantry, Inc., P.O. Box 1410, 1801 Douglas Drive, Sanford, North Carolina 27331-1410, telephone number (919) 774-6700.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon consummation of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of the Notes the information required by Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be mailed to The Pantry, Inc., 1801 Douglas Drive, Post Office Box 1410, Sanford, North Carolina 27330. Telephone requests may be directed to the Corporate Secretary at (919) 774-6700.

     The Indenture provides that, following the filing date of this Registration Statement and for so long as any of the Exchange Notes are outstanding, the Company will file with the Commission the periodic reports required to be filed with the Commission under the Exchange Act, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act. The Company will also, within 15 days of filing each such report with the Commission, provide the Trustee and the holders of the Exchange Notes with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is prohibited by the Exchange Act, the Company will also provide copies of such reports to prospective purchasers of the Exchange Notes upon written request.

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. Unless the context otherwise requires, "The Pantry" refers to The Pantry, Inc. and its subsidiaries, before the Lil' Champ Acquisition (as defined herein), the term "Lil' Champ" refers to Lil' Champ Food Stores, Inc. and the term "Company" refers to The Pantry and its subsidiaries (including Lil' Champ) on a combined basis after the Lil' Champ Acquisition. All references to a fiscal year of The Pantry and the Company refer to a year ending on the last Thursday in September for a stated year (e.g., "fiscal 1997" refers to the year ended September 25, 1997). All references to a fiscal year of Lil' Champ refer to a year ending on the last Saturday in December for a stated year. Unless otherwise indicated, all references to non-financial data are as of September 25, 1997.

                                  The Company

     On October 23, 1997, The Pantry, Inc., the largest convenience store operator in North Carolina and South Carolina, purchased Lil' Champ Food Stores, Inc. (the "Lil' Champ Acquisition"). Lil' Champ is the largest convenience store chain in northern Florida, operating 488 convenience stores located in 33 counties in northern Florida and southeastern Georgia. The combination of The Pantry and Lil' Champ has created the third largest independent convenience store chain in the United States (based on number of stores) with 878 stores and a strong concentration in the Southeast.

     The Pantry. The Pantry is the largest operator of convenience stores in North Carolina and South Carolina, where 289 of its 390 stores are located. The other 101 Pantry stores are located in western Kentucky, Tennessee and southern Indiana. The Pantry operates its convenience stores under the name "The Pantry," primarily in smaller towns and suburban areas. The Pantry's stores offer a broad selection of affordable, high quality merchandise and services, including tobacco products, beer, soft drinks, self-service fast food and beverages, publications, dairy products, groceries, health and beauty aids, video games and money orders. In its Kentucky and Indiana stores, The Pantry also sells lottery products. In addition, self-service gasoline is sold at 364 Pantry stores, 314 of which sells gasoline under brand names including Amoco, British Petroleum
(BP), Exxon, Shell and Texaco. Since fiscal 1994, merchandise sales (including commissions from services) and gasoline sales have each averaged approximately 50% of total revenues. Management believes The Pantry has the following principal strengths:

     . Leading market position. The Pantry, which commenced operations in 1967, is a leading operator of convenience stores in the Southeast. Since 1979, The Pantry has operated the largest number of convenience stores in North Carolina and South Carolina, and currently has approximately twice the number of stores as its largest competitor. Throughout its operating history, The Pantry has captured many prime locations in its market areas. The Pantry's geographically concentrated store base in North Carolina and South Carolina generates operational and marketing efficiencies and enhances its negotiating position with suppliers.

     . Attractive markets. North Carolina and South Carolina are among the fastest growing states in terms of population, employment and gross state product. According to the U.S. Census Bureau, the population of these two states increased 8.5% for the period from 1990 through 1996, compared to the national average of 6.4% over the same period. According to the U.S. Bureau of Labor Statistics, employment in these two states increased 7.8% for the period from 1990 through 1996, compared to the national average of 6.7% over the same period. According to the U.S. Department of Commerce, the gross state product of these two states increased 12.6% for the period from 1990 through 1994, compared to the national average of 8.2% during the same period. Additionally, approximately 23% of The Pantry stores are located in coastal resort areas which attract vacationing customers, who tend to shop more frequently at convenience stores and are less sensitive to prices than local populations.

     . Experienced management. Beginning in the second quarter of fiscal 1996, The Pantry hired a new management team led by Peter J. Sodini. This team, with an average of 31 years of experience in various retailing industries, has been successful in improving The Pantry's operating and financial performance. Specific strategies implemented by The Pantry's new senior management team include: improving merchandising and supplier relationships, increasing expense controls, repositioning and rebranding gasoline operations, completing "tuck in" acquisitions, upgrading store facilities and increasing management depth to facilitate The Pantry's growth plans.

     . Branded gasoline offerings. The Pantry derives significant benefits from offering such branded gasolines as Amoco, British Petroleum
           (BP), Exxon, Shell and Texaco at 314 locations. Such benefits include increased customer traffic, higher gasoline margins, improved merchandise sales and a built-in credit card customer base. In addition, The Pantry receives reimaging allowances and marketing support from these branded gasoline suppliers which are used to upgrade facilities and maintain The Pantry's attractive customer image.

     . Attractive customer image. The Pantry prides itself on building a local, repeat customer base by emphasizing competitive prices, fully stocked stores, prompt and friendly customer service, cleanliness and safety at convenient, well-lighted locations. The Pantry's new merchandising programs, which offer expanded product selections tailored to local markets, have increased merchandise sales, gross margins and inventory turnover.

     Lil' Champ. Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 488 stores, operated under the name "Lil' Champ", are located primarily in northern Florida and Georgia, with 151 stores concentrated in the Jacksonville, Florida area. Like The Pantry, Lil' Champ stores offer a broad selection of affordable, high quality merchandise and services. Self-service gasoline is sold at 434 Lil' Champ stores, 202 of which sell gasoline under brand names including British Petroleum (BP), Chevron, Fina, and Texaco. In addition, Lil' Champ has developed a food service operation which includes 49 in-store quick service restaurants ("QSRs") offering national brands such as Taco Bell, A&W Root Beer, Long John Silver's and Pizza Hut. Since fiscal 1994, merchandise sales (including commissions from services) and gasoline sales have averaged approximately 46% and 54% of total revenues, respectively. Management believes Lil' Champ's strong financial performance is a result of the following key strengths:

     . Leading market position. As the largest convenience store chain in northern Florida, Lil' Champ has a strong regional identity. In its core Jacksonville, Florida market area, Lil' Champ operates 151 stores, approximately three times as many stores as its largest competitor. Lil' Champ's geographically concentrated store base in northern Florida generates operational and marketing efficiencies and enhances its negotiating position with suppliers.

     . Attractive markets. Northern Florida is a rapidly growing market for convenience stores. Lil' Champ stores are located predominantly in Florida, which is one of the fastest growing states in terms of population, employment and gross state product. According to the U.S. Census Bureau, the population of Florida increased 10.6% for the period from 1990 through 1996, compared to the national average of 6.4% over the same period. Jacksonville is among the fastest growing metropolitan areas in the United States. According to the U.S. Bureau of Labor Statistics, employment in Florida increased 8.4% for the period from 1990 through 1996, compared to the national average of 6.7% over the same period. According to the U.S. Department of Commerce, the gross state product of Florida increased 10.7% for the period from 1990 through 1994, compared to the national average of 8.2% during the same period.

     . Prime store locations. During its 26 years of operation, Lil' Champ has selectively chosen its store locations as new residential areas and interstate routes have been developed. Management believes that many of Lil' Champ's stores are in developed areas where current land prices and the unavailability of suitable plots make it difficult for competitors to replicate Lil' Champ's existing store base.

                              Operating Strategy

     Management's strategic goal is to continue to capitalize on and enhance the Company's position as a leading convenience store retailer in the Southeast. Management believes that the Company, with its established market positions, extensive network of locations and attractive customer image, will have a significant competitive advantage in generating operating efficiencies and pursuing "tuck in" acquisitions. Management intends to continue utilizing operating strategies that have been successfully employed at The Pantry. Elements of management's strategic plan include the following:

     . Focus on merchandising mix and margins. The Company's merchandising strategy is to offer a broader and more locally defined variety of products than is provided by other convenience stores, with particular emphasis on "fresh" food and beverage offerings, general merchandise and monthly promotional displays. This tailored product mix appeals to the tastes and needs of local customers and improves inventory turnover. During the summer season, for example, the Company's stores in resort areas carry more vacation oriented items such as large souvenir assortments, beachwear, beach toys and beach chairs. Furthermore, specific improvements have been implemented to enhance the breadth, quality and presentation of The Pantry's cigarette, coffee, prepared foods, general merchandise and novelty product offerings. These improvements have contributed to increases in merchandise sales and gross profit margin. Management believes there are opportunities to increase Lil' Champ's revenues and gross profit margin by applying elements of The Pantry's merchandising strategy to the Lil' Champ operations.

     . Leverage relationships with suppliers. An important element of the Company's operating strategy is developing and maintaining strong relationships with its merchandise and gasoline suppliers. The Pantry represents an attractive distribution channel to suppliers given its geographically concentrated store base and demonstrated ability to increase its merchandise sales and gasoline volumes. These factors enhance The Pantry's ability to obtain favorable terms from key suppliers. Management believes opportunities exist to similarly leverage Lil' Champ's supply relationships, given its high geographic concentration. Moreover, management believes the consolidation of the purchasing power of The Pantry and Lil' Champ will lead to additional cost savings.

     . Strengthen expense controls. The Pantry has significantly reduced its operating expenses as a percentage of sales by eliminating redundant positions, outsourcing certain non-core functions to third parties, renegotiating supply and service agreements and implementing improved employee training and retention, risk management and inventory shrink procedures and programs. Management believes that additional savings will be achieved by introducing The Pantry's expense control procedures in the Lil' Champ operations.

     . Improve gasoline operations. The Company will continue to focus on improving gasoline sales volumes at existing locations through its "Major Market" improvement program. The program involves (i) increasing the competitiveness of The Pantry's gasoline pricing, while maintaining acceptable profit margins, (ii) upgrading gasoline facilities and equipment and (iii) selectively rebranding stores. The Pantry has successfully implemented this program at 100 stores in four markets (representing 40% of The Pantry's gasoline volume) as evidenced by increased comparable store gasoline volumes of approximately 25% at these stores for the six months ended September 25, 1997 compared to the prior year period. As part of this effort, The Pantry is consolidating its gasoline purchasing among a select number of branded gasoline suppliers. Since February 1997, The Pantry has rebranded 71 stores with Shell gasoline pursuant to a long-term supply agreement and anticipates a total of 180 stores will be rebranded upon full implementation of the Shell rebranding program in 1998. Benefits of consolidating gasoline purchases include lower costs through volume rebates as well as obtaining allowances from certain gas suppliers for advertising and reimaging, which includes upgrading gasoline equipment by installing multi-product dispensers ("MPDs") and pay-at-the-pump credit card readers ("CRINDs"). While Lil' Champ has historically maintained competitive gasoline prices, management believes that Lil' Champ can achieve cost savings and volume increases through similar gasoline equipment upgrades and rebranding. For example, only 29 Lil' Champ stores currently have CRINDs compared to 131 stores at The Pantry.

     . Upgrade store facilities and equipment. The Pantry's store renovation program is an integral part of the Company's operating strategy. The Pantry continually evaluates the performance of individual stores and periodically upgrades store facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment. Typical upgrades include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for The Pantry's gasoline operations typically includes upgrading canopies, the addition of automated gasoline dispensing and payment equipment to enhance customer convenience and service and the installation of underground petroleum storage tank ("UST") leak detection and other equipment in accordance with applicable Environmental Protection Agency ("EPA") environmental regulations. The Pantry remodeled a total of 70 stores in seven markets in fiscal 1997. The total cost of these remodels was $4.6 million, a portion of which was paid for by branded gasoline suppliers. Since remodeling, these stores have achieved merchandise sales and gasoline gallon increases of 7.3% and 22.6%, respectively, as compared to the comparable period of the prior year. At its Lil' Champ stores the Company intends to implement a program of cosmetic upgrades, including new paint and interior lighting, in addition to selectively upgrading gasoline facilities and equipment. Management believes that its store upgrade program offers an opportunity to improve the performance of Lil' Champ operations.

     . Pursue "tuck in" acquisitions and new store development. Management believes there are opportunities to increase the Company's sales and gain operating efficiencies through store acquisitions and new store development. The Pantry's "tuck in" acquisition strategy focuses on acquiring individual stores or small chains within The Pantry's existing market area. The Pantry's "tuck in" acquisition program is complemented by new store development in existing markets with strong growth characteristics. By pursuing this growth strategy, the Company believes it can increase its market share and improve operating results, while taking advantage of such markets' favorable growth prospects. During the current fiscal year, The Pantry has acquired a total of 35 stores in five separate transactions, with aggregate annual revenues of $45.0 million. All of the acquired stores are in locations within The Pantry's existing markets. Management believes these acquisitions are made on favorable terms and will provide opportunities to improve merchandise sales, gross margins and gasoline volumes and eliminate overhead related to the acquired stores. The Company will continue to pursue this acquisition strategy in its primary markets including the newly acquired Lil' Champ markets.

                    Synergies of the Lil' Champ Acquisition

     Through the Lil' Champ Acquisition, management anticipates that the Company will improve operating profit by (i) negotiating more favorable arrangements with suppliers of merchandise and other services due to increased purchasing volumes; (ii) concentrating Lil' Champ gasoline purchases among fewer suppliers to achieve lower supply costs and more favorable advertising and reimaging allowances; and (iii) reducing operating expenses through improved expense controls, the elimination of certain overlapping administrative costs and the renegotiation of outside service arrangements such as property and general liability insurance, employee benefits, environmental services, equipment purchasing and gas hauling. Although the operations of Lil' Champ are integrated with The Pantry, the Company will continue to operate the Lil' Champ locations under the "Lil' Champ" name in order to capitalize on its strong regional identity. There can be no assurance that such synergies or cost savings will be realized or that there will not be delays in achieving such synergies or cost savings.

                               The Transactions

     The Lil' Champ Acquisition, the Notes Offering and the Equity Investment. On October 23, 1997, The Pantry purchased all of the capital stock of Lil' Champ for $132.7 million in cash and repaid all outstanding indebtedness of Lil' Champ. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expenses of the Lil' Champ Acquisition were financed with the proceeds from the offering of the Notes (the "Notes Offering"), cash on hand and the purchase by existing stockholders and management of the Company of an additional $32.4 million of the Company's capital stock in connection with the Lil' Champ Acquisition (the "Equity Investment").

     The New Credit Facility. On October 23, 1997, the Company entered into a new bank credit facility (the "New Credit Facility") consisting of a $45.0 million revolving credit facility and a $30.0 million acquisition facility. The New Credit Facility has availability for letter of credit usage, is secured by substantially all of the assets of the Company and the Guarantors and is guaranteed by the Guarantors. See "Description of Other Indebtedness--New Credit Facility."

     The Tender Offer and the Consent Solicitation. On October 23, 1997, the Company purchased $51.0 million in principal amount of the Company's 12% Series B Senior Notes due 2000 (the "Senior Notes") at a purchase price of 110% of the aggregate principal amount of each tendered Senior Note plus accrued and unpaid interest up to, but not including, the date of purchase (the "Tender Offer"). The Company obtained consents (the "Consent Solicitation") from the holders of the Senior Notes to amendments and waivers to certain of the covenants contained in the indenture governing the Senior Notes (the "Senior Notes Indenture"). The Senior Notes Indenture contains covenants including restrictions on the Company's ability to incur additional indebtedness and make acquisitions. The Company obtained consents to, among other things, permit the offering of the Notes, the Lil' Champ Acquisition and the New Credit Facility described herein. The consideration paid in respect of validly delivered, and not revoked, consents was 1-3/4% of the principal amount of the Senior Notes for which consents have been validly delivered and not revoked. See "Description of Other Indebtedness--Senior Notes."

     The Notes Offering, the Lil' Champ Acquisition, the Equity Investment, the New Credit Facility, the Tender Offer and the Consent Solicitation are sometimes referred to herein collectively as the "Transactions."

                                 Risk Factors

     Holders of the Notes should consider carefully all of the information set forth in this Prospectus, and in particular, the information set forth on page 15 under "Risk Factors" before tendering the Notes in exchange for the Exchange Notes.

                            Terms of Exchange Notes

Issuer....................    The Pantry, Inc.

Securities Offered........    $200.0 million principal amount of 10 1/4% Senior
                              Subordinated Notes due 2007 (the "Exchange
                              Notes").

Maturity Date.............    October 15, 2007.

Interest Rate.............    The Exchange Notes will bear interest at a rate of
                              10 1/4% per annum.

Interest Payment Dates....    Interest will accrue on the Exchange Notes from
                              the date of issuance (the "Issue Date") and will be payable semi-annually on each April 15 and October 15, commencing April 15, 1998.

Ranking...................    The Exchange Notes will be general unsecured
                              obligations of the Company subordinate in right of payment to all existing and future Senior
                              Indebtedness (as defined herein) of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Exchange Notes will be effectively subordinated to any secured indebtedness of the Company. As of September 25, 1997, on a pro forma basis and after giving effect to the consummation of the Notes Offering and the Transactions, the aggregate principal amount of all Senior Indebtedness would have been approximately $50.3 million, and the Guarantors would have had approximately $12.8 million of Guarantor Senior Indebtedness (as defined herein), excluding guarantees of Senior Indebtedness. In addition, the Company is permitted to incur Senior
                              Indebtedness of up to $75.0 million under the New
                              Credit Facility. As of September 25, 1997, $8.6 million of letters of credit were issued under the New Credit Facility, and the Company could have incurred an additional $66.4 million of Senior
                              Indebtedness under the New Credit Facility.

Guarantees................    The Exchange Notes will be unconditionally
                              guaranteed, on an unsecured senior subordinated basis, as to the payment of principal, premium, if any, and interest, jointly and severally (the
                              "Guarantees"), by all current and future direct and indirect Restricted Subsidiaries of the Company having either assets or stockholders' equity in excess of $25,000 (the "Guarantors").
                              Each Guarantee will be subordinated to all Guarantor Senior Indebtedness of such Guarantor.
                              The Exchange Notes will be structurally
                              subordinated to all indebtedness and other liabilities of any of the Company's subsidiaries that are not Guarantors. See "Description of the Exchange Notes--Certain Covenants--Limitation on
                              Creation of Subsidiaries" and "Description of the Exchange Notes--Guarantees."

Optional Redemption.......    The Exchange Notes will be redeemable at the
                              option of the Company, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount of the Exchange Notes at any time and from time to time prior to October 15, 2000 at a redemption price equal to 110.25% of the principal amount thereof plus accrued interest to the redemption date with the Net Proceeds of one or more Public Equity Offerings, provided that at least $130.0 million principal amount of Exchange
                              Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

Change of Control.........    In the event of a Change of Control (as defined
                              herein), the Company will be required to make an offer to purchase all outstanding Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Exchange Notes--Change of Control Offer." There can be no assurance that the Company will have sufficient funds or will be contractually permitted by outstanding Senior Indebtedness to pay the required purchase price for any or all Exchange Notes tendered by holders upon a Change of Control.

Certain Covenants.........    The Indenture will contain covenants for the
                              benefit of the holders of the Exchange Notes that, among other things, restrict the ability of the Company and any Restricted Subsidiaries (as defined) to: (i) incur additional Indebtedness;
                              (ii) pay dividends and make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale and leaseback transactions; (ix) merge or consolidate the Company or any of its Subsidiaries; and (x) transfer and sell assets. These covenants are subject to a number of important exceptions. See
                              "Description of the Exchange Notes--Certain
                              Covenants."

Exchange Offer; Registration
Rights....................    Holders of Exchange Notes are not entitled to any
                              exchange rights with respect to the Exchange
                              Notes. Holders of Notes are entitled to certain exchange rights pursuant to the Exchange Offer
                              Registration Rights Agreement. Under the Exchange
                              Offer Registration Rights Agreement, the Company is required to offer to exchange the Notes for the Exchange Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Notes not tendered by the Holders for exchange. See "Risk
                              Factors--Consequences to Non-Tendering Holders of
                              Notes".

Use of Proceeds...........    The Company will not receive any proceeds from the
                              Exchange Offer.

                              The Exchange Offer

The Exchange Offer........    $1,000 principal amount of Exchange Notes in
                              exchange for each $1,000 principal amount of Notes. As of the date hereof, $200.0 million in aggregate principal amount of Notes were outstanding. The Company will issue the Exchange
                              Notes to Holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

                              Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date...........    5:00 p.m., New York City time, on February 9,
                              1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
 Notes; Accrued Interest
 on the Notes.............    The Exchange Notes will bear interest from their
                              issuance date. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon cancellation of the Notes and issuance of the Exchange Notes.
                              Holders of Notes whose Notes are not exchanged will receive the accrued interest payable on April 15, 1998 on such date in accordance with the terms of the Indenture.

Condition to the Exchange
 Notes....................    The Exchange Offer is subject to certain customary
                              conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of January 1, 1998, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions do exist prior to the Expiration
                              Date, the Company may (i) refuse to accept any Notes and return all previously tendered Notes,
                              (ii) extend the Exchange Offer or (iii) waive such conditions. See "The Exchange Offer--Conditions."


Procedures for Tendering
 Notes....................    Each Holder of Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Notes to be exchanged and any other required documentation to United States Trust
                              Company of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of such Notes pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--
                              Procedures for Tendering" and "Plan of
                              Distribution."

Special Procedures for
 Beneficial Owners........    Any beneficial owner whose Notes are registered in
                              the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--
                              Procedures for Tendering."

Guaranteed Delivery
 Procedures...............    Holders of Notes who wish to tender their Notes
                              and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to United States Trust
                              Company of New York, as Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Withdrawal Rights.........    Tenders may be withdrawn at any time prior to 5:00
                              p.m., New York City time, on the Expiration Date.

Acceptance of Notes and
 Delivery of Exchange
 Notes....................    The Company will accept for exchange any and all
                              Notes which are properly tendered in the Exchange
                              Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Any Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The
                              Exchange Offer--Terms of the Exchange Offer."

Certain Tax
 Considerations...........    The exchange pursuant to the Exchange Offer will
                              not be a taxable event for Federal income tax purposes. See "Certain U.S. Federal Income Tax
                              Considerations."

Exchange Agent............    United States Trust Company of New York is serving
                              as Exchange Agent in connection with the Exchange
                              Offer.

General

     The Company's principal executive offices are located at 1801 Douglas Drive, Sanford, North Carolina 27331-1410 and its telephone number is (919) 774-6700.

                            Additional Information

     For additional information regarding the Exchange Notes, see "Description of Exchange Notes" and "Certain U.S. Federal Income Tax Consequences."

           Summary Historical and Pro Forma Financial Information of
                           The Pantry and Lil' Champ

     The following summary historical statement of operations data have been derived from the audited financial statements of The Pantry and Lil' Champ. The unaudited pro forma financial data for the year ended September 25, 1997 includes the historical results of The Pantry and give effect to the Transactions and other acquisitions/ dispositions as if they had occurred on September 25, 1997, for purposes of the balance sheet data, and on September 27, 1996, for purposes of the statement of operations data. See "Summary--The Transactions." The selected financial data for Lil' Champ for the nine months ended September 28, 1996 and September 27, 1997 are derived from financial statements that have not been audited. In the opinion of management, the unaudited financial data for Lil' Champ includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for these periods are not necessarily indicative of the results of operations for any future period. The information contained in this table should be read in conjunction with The Pantry's audited consolidated financial statements and notes thereto at September 26, 1996 and September 25, 1997 and for each of the three years in the period ended September 25, 1997 and Lil' Champ's audited financial statements and notes thereto at December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included elsewhere in this Prospectus.

The Pantry


                                                                                                  Pro Forma
                                                          Year Ended                              Year Ended
                                --------------------------------------------------------------    September
                                September     September    September    September   September        25,
                                 30, 1993     29, 1994     28, 1995     26, 1996    25, 1997       1997(a)
                                ----------    ----------   ----------   ----------  ----------    ----------
                                (53 weeks)    (52 weeks)   (52 weeks)   (52 weeks)  (52 weeks)
                                                     (dollars in thousands)
Statement of Operations Data:
Revenues:
  Merchandise sales..........    $191,881      $189,244     $187,380     $188,091    $202,440      $ 443,571
  Gasoline sales.............     175,690       175,083      187,165      192,737     220,166        525,060
  Commissions................       4,362         4,466        4,516        3,979       4,787         13,379
                                 --------      --------     --------     --------    --------      ---------

Total revenues...............     371,933       368,793      379,061      384,807     427,393        982,010
Cost of Sales:
  Merchandise................     126,352       123,142      121,976      125,979     132,846        291,982
  Gasoline...................     154,617       153,476      161,179      167,610     197,268        472,112
                                 --------      --------     --------     --------    --------      ---------

Gross profit.................      90,964        92,175       95,906       91,218      97,279        217,916
Store operating expenses.....      54,074        53,201       56,206       57,841      60,208        138,297
General and administrative
 expenses....................      16,840        17,893       18,159       17,127      16,796         31,451
Environmental remediation
 charges.....................         --            --           --           --          --           3,381(e)
Restructuring charges........         --            --           --         2,184(d)      --             --
Impairment of long-lived
 assets......................         --            --           --         3,034(d)      --             --
Income from operations.......      10,216        10,917       10,071        1,874      10,771         20,987
Interest expense.............      (7,434)      (12,047)     (13,240)     (11,992)    (13,039)       (28,486)
Due diligence costs..........         --            --        (1,181)(c)      --          --
Net income (loss)............    $  2,633      $   (480)(b) $ (4,245)(b) $ (8,114)       (975)        (4,034)
Other Financial Data:
EBITDA (f)...................      20,594        22,030       22,252       15,590      21,568         50,827(g)
Ratio of earnings to fixed
 charges (h).................         1.3x          --           --           --          --             --
Ratio of EBITDA to Interest
 Expense.....................         2.8x          1.8x         1.7x         1.3x        1.7x           1.8x
Net cash provided by (used in):
  Operating activities.......      14,423        (4,120)      11,903        5,415       7,338         19,195
  Investing activities.......      (9,788)      (10,612)     (15,281)      (7,204)    (25,079)      (163,141)
  Financing activities.......      (2,302)       25,955         (950)      (3,872)     15,750        157,661
Capital expenditures.........      11,193         9,862       16,650        7,084      14,749         30,131


                                                           As of September 25,
                                                                  1997
                                                         -----------------------
                                                         Historical    Pro Forma
                                                         ----------   ----------
Balance Sheet Data:
Working capital (deficit).............................      (8,245)       5,595
Total assets..........................................     142,799      383,013
Total debt (i)........................................     101,302      263,129
Shareholders' equity (deficit)........................     (17,873)       7,205

Lil' Champ                                                   Year Ended                                Nine Months Ended
                                   --------------------------------------------------------------   -----------------------
                                    December     December     December     December     December    September    September
                                    26, 1992     25, 1993     31, 1994     30, 1995     28, 1996     28, 1996     28, 1996
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                   (52 weeks)   (52 weeks)   (53 weeks)   (52 weeks)   (52 weeks)   (39 weeks)   (39 weeks)
                                                       (dollars in thousands)
Statement of Operations Data:
Revenues:
 Merchandise sales.............     $212,110     $209,741     $212,310     $217,282     $226,146     $171,322     $177,426
 Gasoline sales................      229,709      237,714      248,507      257,056      278,905      207,208      214,676
 Commissions...................        6,616        7,645        7,683        7,978        8,164        5,979        5,971
                                    --------     --------     --------     --------     --------     --------     --------
Total revenues.................      448,435      455,100      468,500      482,316      513,215      384,509      398,073
Cost of Sales:
 Merchandise...................      137,483      137,547      139,054      143,598      148,877      112,909      116,879
 Gasoline......................      209,252      211,212      219,736      227,592      251,614      186,110      193,499
                                    --------     --------     --------     --------     --------     --------     --------
Gross profit...................      101,700      106,341      109,710      111,126      112,724       85,490       87,695
Store operating expenses.......       65,785       66,698       68,524       70,289       73,721       55,486       56,339
General and administrative
 expenses......................       16,160       16,418       17,965       15,452       14,191       11,397       12,581
Environmental remediation
 charges.......................          --           --           --           --           --           --         3,381 (e)
Income from operations.........        7,239       11,095       11,267       13,817       13,451       10,168        6,405
Interest expense...............       (5,358)      (4,684)      (3,938)      (3,219)      (2,670)      (1,994)      (1,712)
Net income.....................     $  1,534     $  4,505     $  5,326     $  7,486     $  7,447     $  5,417     $  3,058

---------------------

(a) Pro forma amounts reflect the Lil' Champ Acquisition, Notes Offering, Equity Investment, and Tender Offer and Consent Solicitation. See "Unaudited Pro Forma Financial Data."

(b) In fiscal 1994, The Pantry recorded an extraordinary loss of $671,000, net of taxes, related to the early extinguishment of debt. In fiscal 1995, The Pantry adopted, SFAS No. 112, "Employer's Accounting for Postretirement Benefits," and, as a result, recorded a cumulative effect for a change in accounting principle of $(960,000), net of taxes.

(c) During fiscal 1995, The Pantry expended $1,181,000 in due diligence costs related to the evaluation of the potential purchase of a regional convenience store company. The proposed transaction was abandoned and, as a result, the costs incurred in connection with the prospective acquisition were charged to earnings in fiscal 1995.

(d) During 1996, The Pantry recorded restructuring charges of $2,184,000 pursuant to a formal plan to restructure its corporate offices. The costs include: $1,484,000 for employee severance; $350,000 for employee moving costs; and $350,000 for charges associated with the investment by FS&Co. and CMC. Substantially all of these amounts were expended during fiscal 1996.

    During fiscal 1996, The Pantry early-adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Pursuant to SFAS No. 121, The Pantry evaluated its long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Based on this evaluation, The Pantry determined that certain long-lived assets were impaired and recorded an impairment loss based on the difference between the carrying value and the fair value of property and equipment and goodwill of $415,000 and $2,619,000, respectively.

(e) During the nine months ended September 27, 1997, Lil' Champ performed a comprehensive review of the status of its stores as it relates to environmental remediation and recorded an additional charge of $3,381,000.

(f) "EBITDA" represents income (loss) before depreciation and amortization, interest expense, income tax expense (benefit), restructuring charges, impairment of long-lived assets, extraordinary loss, cumulative effect of change in accounting principle, the write-off of due diligence costs incurred in connection with a potential purchase of a regional convenience store company that was abandoned in 1995, and a 1997 charge for establishing a reserve for environmental remediation. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included information concerning EBITDA as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance.

(g) Pro forma EBITDA, as presented, includes the effect of the pro forma adjustments and does not reflect certain additional adjustments which management believes are relevant to evaluating the future operating performance of the Company. The following additional adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of management's business and operating strategy, are based on estimates and assumptions made and believed to be reasonable by the Company and are inherently uncertain and subject to change. There can be no assurance that the estimated impact of management's business and operating strategy will be realized or that there will not be delays in achieving the estimated improvements or enhancements described below. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effects of these items:

                                                                Year Ended
                                                               September 25,
                                                                   1997
                                                               -------------

     Pro forma EBITDA.........................................    $50,827
     Additional adjustments:
      Nonrecurring noncompete payments(1).....................        500
      Improvement in gross profit(2)..........................      2,700
      Improvement in store operating expense(3)...............      2,900
      Enhancements related to a certain other acquisition(4)..        600
                                                                  -------
       Total adjustments......................................      6,700
                                                                  -------
     Adjusted pro forma EBITDA................................    $57,527
                                                                  =======

     ----------------------------------
     (1) In May 1990, DUSA purchased Huntley's Jiffy Stores ("Huntley's") and, in 1991, Huntley's was merged into Lil' Champ. In connection with this acquisition, Lil' Champ incurred a consulting fee payable to the Huntley family of approximately $0.5 million per year. This obligation expires in April 1998.

     (2) This adjustment gives effect to (i) a 1.0% improvement (as a percent of merchandise sales, excluding cigarette sales), or $1.7 million, in Lil' Champ's merchandise gross margin and (ii) purchasing benefits to the Company of approximately $1.0 million as a result of the combined Company's increased purchasing volume. Management believes these improvements are achievable by applying The Pantry's merchandising and buying practices to the Lil' Champ operation and consolidating the Company's purchases. These savings are expected to be achieved through the renegotiation and consolidation of the Company's principal supply contracts, including those related to general merchandise and grocery, cigarettes, beer, coffee, magazines, and dairy.

     (3) This adjustment gives effect to a 1.25% improvement (as a percent of merchandise sales) in Lil' Champ's store operating expense margin, which management believes is achievable by implementing cost control programs at Lil' Champ similar to those successfully implemented at The Pantry beginning in fiscal 1996. These savings are expected to be achieved in the following areas: store labor, supplies, repair and maintenance, workers' compensation and general liability insurance.

     (4) This adjustment gives effect to enhancements made in connection with a certain other acquisition The Pantry has made, including store remodeling and conversions from unbranded to branded gasoline.

(h) For purposes of determining the ratio of earnings to fixed charges: (i) earnings consist of income (loss) before income tax benefit (expense) and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of deferred financing costs, preferred stock dividends and the portion of rental expense representative of interest (deemed to be one-third of rental expense). The Pantry's earnings were inadequate to cover fixed charges by $0.2 million, $3.6 million, $10.8 million and $1.0 million for fiscal years 1994, 1995, 1996 and 1997, respectively. On a pro forma basis, The Pantry's earnings were inadequate to cover fixed charges by $4.8 million for the year ended September 25, 1997.

(i) Total debt includes capital lease obligations.

This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation, certain statements under the sections "Summary", "Selected Historical Consolidated Financial Information of The Pantry", "Selected Historical Financial Information of Lil' Champ," "Unaudited Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and Pro Forma Consolidated Financial Statements and the notes thereto located elsewhere herein regarding the Company's financial position, business strategy, prospects and other related matters, may constitute such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from the Company's expectations as a result of a number of factors, including without limitation those set forth below and those located elsewhere in this Prospectus.

                                  RISK FACTORS

     In evaluating the Exchange Offer, Holders of the Notes should carefully consider the following factors in addition to the other information contained in this Prospectus.

Leverage and Liquidity; Loss History

     The Company is highly leveraged. The Company has entered into the indenture governing the Notes (the "Indenture") pursuant to which it borrowed money in order to finance the Lil' Champ Acquisition, refinance certain outstanding indebtedness of Lil' Champ and refinance a portion of the Senior Notes. In addition, the Company has entered into the New Credit Facility to provide additional working capital for the Company. After giving effect to the Transactions, the Company's consolidated indebtedness as of September 25, 1997 (including the remaining Senior Notes) would have been approximately $263.1 million. In addition, the Company is permitted to incur additional indebtedness of up to $75.0 million under the New Credit Facility. As of September 25, 1997, $8.6 million of letters of credit were issued under the New Credit Facility, and the Company could have incurred an additional $66.4 million of Senior Indebtedness under the New Credit Facility. This increased indebtedness of the Company in comparison to that of The Pantry and Lil' Champ on a historical basis may reduce the flexibility of the Company to respond to changing business and economic conditions.

     The Company's high degree of leverage may have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and, after 1999, for principal repayment, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities;
(iii) a decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. In addition, the Senior Notes mature in 2000 and the Company will need to refinance the outstanding principal balance of the Senior Notes. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's anticipated high levels of debt, the fact that a significant portion of the Company's assets will be given as collateral to secure senior indebtedness of the Company and the debt incurrence restrictions under its existing debt agreements. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company and could cause the Company to reduce its capital expenditure and expansion activities. In addition, the Company could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the federal bankruptcy laws.

     The Pantry experienced net losses of $4.2 million, $8.1 million and $1.0 million for fiscal 1995, 1996 and 1997, respectively. After giving effect to the Transactions, the Company would have a net loss of $4.0 million (excluding the effect of charges, net of tax, related to costs of the Tender Offer and Consent Solicitation and write-off of deferred financing costs in connection with the repurchase of $51.0 million of the Senior Notes ($4.6 million and $1.4 million, respectively)) for fiscal 1997. The Pantry's earnings were inadequate to cover fixed charges in each of fiscal 1995, 1996 and 1997 by $3.6 million, $10.8 million and $1.0 million, respectively. After giving effect to the Transactions, the Company's earnings would be inadequate to cover fixed charges for fiscal 1997 by $4.8 million.

Subordination of Notes, Exchange Notes and the Guarantees

     The Notes and the Guarantees are, and the Exchange Notes will be, subordinated to the prior payment in full of all Senior Indebtedness of the Company and Guarantor Senior Indebtedness of the Guarantors, respectively, whether existing upon the consummation of the Notes Offering or thereafter incurred. In addition, the Notes are, and the Exchange Notes will be, subordinated to the Senior Notes in right of payment and the Guarantors will guarantee, on a senior basis, the Senior Notes. As of September 25, 1997, on a pro forma basis and after giving effect to the Transactions, the aggregate outstanding principal amount of all Senior Indebtedness would have been approximately $50.3 million, and the Guarantors would have had approximately $12.8 million of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness). In addition, the Company is permitted to incur Senior Indebtedness of up to $75.0 million under the New Credit Facility. As of September 25, 1997, $8.6 million of letters of credit were issued under the New Credit Facility, and the Company could have incurred an additional $66.4 million of Senior Indebtedness under the New Credit Facility. The Notes are, and the Exchange Notes will be, structurally subordinated to indebtedness and other liabilities of any of the Company's subsidiaries that are not Guarantors. In the event of a bankruptcy, liquidation or reorganization of the Company or the Guarantors, the assets of the Company and the Guarantors will be available to pay obligations on the Notes and the Exchange Notes only after all Senior Indebtedness and Guarantor Senior Indebtedness, as the case may be, have been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Exchange Notes then outstanding. The indebtedness under the New Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and the Guarantors now owned or hereafter acquired and is guaranteed by the Guarantors. The Company may not pay principal or premium, if any, or interest on the Notes or the Exchange Notes if certain Senior Indebtedness, including indebtedness under the New Credit Facility, is not paid when due unless such amount has been paid in full. In addition, if any default occurs with respect to such Senior Indebtedness, and certain other conditions are satisfied, the Company may not make any payments on the Notes or the Exchange Notes for a designated period of time. Finally, if any judicial proceeding is pending with respect to any such default in payment on any Senior Indebtedness, or other default with respect to certain Senior Indebtedness, including indebtedness under the New Credit Facility, or if the maturity of the Notes or the Exchange Notes is accelerated because of a default under the Indenture and such default constitutes a default with respect to any Senior Indebtedness, the Company may not be able to make any payment on the Notes or the Exchange Notes.

Restrictive Debt Covenants

     The Senior Notes Indenture and the New Credit Facility contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to (i) incur additional indebtedness; (ii) pay dividends and make distributions; (iii) redeem or repurchase capital stock; (iv) make loans and investments; (v) create liens; (vi) merge or consolidate the Company or any of its subsidiaries; (vii) transfer and sell assets; (viii) engage in transactions with affiliates; and (ix) alter the business the Company conducts. In addition, the New Credit Facility will also restrict the ability of the Company to (a) prepay, redeem or purchase debt and (b) make capital expenditures, and will require the Company to comply with financial covenants with respect to (w) a minimum interest coverage ratio; (x) a minimum EBITDA; (y) a maximum leverage ratio; and (z) a maximum capital expenditure allowance.

     The Indenture contains a number of covenants for the benefit of the holders of the Notes that, among other things, restrict the ability of the Company and any Restricted Subsidiaries to: (i) incur additional indebtedness; (ii) pay dividends and make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale and leaseback transactions;
(ix) merge or consolidate the Company or any of its subsidiaries; and (x) transfer and sell assets. See "Description of Exchange Notes--Certain Covenants."

     The Company's ability to meet the financial ratios and financial tests contained in the New Credit Facility can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. A breach of any of the covenants under the Senior Notes Indenture, the New Credit Facility or the Indenture could result in a default under the Senior Notes Indenture, the New Credit Facility and/or the Indenture. If an event of default occurs under the Senior Notes Indenture, the New Credit Facility or the Indenture, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company is unable to repay those amounts, the lenders under the New Credit Facility could proceed against the collateral granted to them to secure that indebtedness. If the Company were unable to borrow under the New Credit Facility due to a default or failure to meet certain specified borrowing base prerequisites for borrowing, it could be left without sufficient liquidity. See "Description of the Exchange Notes" and "Description of Other Indebtedness-- New Credit Facility."

Challenges of Business Integration

     The full benefits of a business combination of The Pantry and Lil' Champ (and, to a lesser extent, the continuation by The Pantry of its "tuck in" acquisition strategy) will require the integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales efforts, and the implementation of appropriate operations, financial and management systems and controls in order to capture the efficiencies and the cost reductions that are expected to result from the Lil' Champ Acquisition. This will require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of The Pantry and Lil' Champ successfully. There can also be no assurance that the synergies or cost savings expected to result from the Lil' Champ Acquisition will be realized or that there will not be delays in achieving such synergies or cost savings.

Dependence on Gasoline and Tobacco Sales

     Gasoline revenues have averaged approximately 50% of The Pantry's total revenues and 54% of Lil' Champ's total revenues over the past three fiscal years. The volume of gasoline sold by the Company and the profit margins associated with these sales are affected by numerous factors outside of the Company's control, including the supply and demand for these products and the pricing policies of competitors.

     Since the Company typically has no more than a seven-day supply of gasoline, it is susceptible to interruptions in the supply of gasoline at its facilities and to increases in the cost of gasoline. However, the Company has not to date experienced a serious interruption in the supply of gasoline. Although the Company can rapidly adjust its pump prices to reflect higher gasoline costs, it can be adversely affected if it is required to reduce its gasoline profit margins in such an environment. In addition, sharp increases in gasoline prices have historically tended to lead to temporary declines in gasoline sales volumes. The Company experienced rapid increases in gasoline prices during the latter part of 1990, for example, due to a combination of the effects of Iraq's invasion of Kuwait and recessionary conditions in the United States. Although the Company's results were adversely affected by these sharp price increases, the effects of the increases were relatively brief as the markets returned to normal within several months.

     In the future, unforeseeable interruptions in world fuel markets may cause shortages in, or a total curtailment of, fuel supplies. Moreover, a substantial portion of the oil refining capacity in the United States is controlled by major oil companies. These companies could in the future determine to limit the amount of gasoline sold to independent operators such as the Company. In addition, any new standards that the EPA may impose on refiners that would necessitate changes in the refining process could limit the volume of petroleum products available from refiners in the future. A material decrease in the volume of gasoline sold for an extended time period would have a material adverse effect on the Company's results of operations. Similarly, an extended period of instability in the price of gasoline could adversely affect the Company's results. See "Business--Gasoline Operations."

     Sales of tobacco products have averaged approximately 13% of The Pantry's total revenues and 11% of Lil' Champ's total revenues over the past three fiscal years. National and local campaigns to discourage smoking in the United States, as well as increases in taxes on cigarettes and other tobacco products, may have a material impact on the Company's sales of tobacco products and there can be no assurance that such sales levels can be maintained. In addition, the pending national tobacco settlement could lead to price increases for tobacco products as well as restrictions on promotional activities, which could adversely impact the Company's financial performance. The Company would attempt to pass any price or tax increases on to its customers, but there can be no assurance that doing so would not adversely and significantly affect demand. See "Business--Merchandise Sales."

Competition

     The convenience store and retail gasoline industries are highly competitive. The performance of individual stores can be affected by changes in traffic patterns and the type, number and location of competing stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the availability of experienced management and hourly employees may adversely affect the convenience store industry in general and the Company's stores in particular.

     The Company competes with numerous other convenience store chains, franchisees of other convenience stores chains, local owner-operated convenience stores and grocery stores, and convenience stores owned and operated by major oil companies. In addition, the Company's stores offering self-service gasoline compete with gasoline service stations, including service stations operated by major oil companies. The Company's stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of the Company's markets, certain competitors, particularly major oil companies, have been in existence longer and have substantially greater financial, marketing and other resources than the Company. See "Business--Competition."

Effects of Weather, Seasonality and Regional Concentration

     Weather conditions in the Company's operating area have a significant effect on its operating results. When weather conditions are favorable, particularly during the spring and summer vacation season, customers are more likely to purchase higher profit margin items at the Company's stores, such as fast foods, fountain drinks and other beverages, and more gasoline at its gasoline locations. As a result, the Company typically generates higher revenues and gross margins during warmer weather months, which fall within the Company's third and fourth quarters. If weather conditions are not favorable during these periods, the Company's operating results and cash flow from operations would be adversely affected. Over the past five years, The Pantry averaged 65% of its EBITDA in the second half of its fiscal year. In addition, the Company has a significant number (19%) of stores concentrated in coastal areas in the southeastern United States, and is therefore exposed to risks associated with the weather conditions at these areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality." Substantially all of the Company's stores are located in the Southeast region. As a result, the Company's results of operations are subject to a significant degree to general economic conditions in that region and in the event of an economic downturn in the Southeast, the Company's financial condition could be adversely impacted.

Environmental Matters

     The Company's business is subject to extensive federal, state and local government regulations, including regulations relating to building, zoning and environmental requirements, particularly environmental laws regulating USTs. Federal, state and local regulatory authorities have adopted regulations governing USTs, a portion of which are being phased in over a period extending to December 1998. The UST regulations require the Company to make significant expenditures for compliance with corrosion protection requirements and required spill/overfill equipment by December 1998. Failure to comply with any of such laws or regulations could have a material adverse effect on the Company. The Company anticipates it will spend an aggregate $5.5 million in 1998 to comply with these regulations.

     Under various federal, state and local laws, ordinances and regulations, the Company, as the owner or operator of its locations, may be liable for the costs of removal or remediation of contamination at these or its former locations, without regard to whether it knew of, or was responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject the Company to liability to third parties and may adversely affect the ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of certain hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although the Company does not typically arrange for the treatment or disposal of such hazardous substances, the Company may be considered as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as certain other related costs, including governmental fines, and injuries to persons, property and natural resources.

     The Company estimates that its expenditures for remediation over the next five years will be approximately $4.5 million. In addition, a substantial amount will be expended for remediation on behalf of the Company by state trust funds established in the Company's operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as anticipated by the Company, the Company will be obligated to make such payments, which could materially adversely affect the Company's financial condition and results of operations. Reimbursements from state trust funds will be dependent on the continued solvency of these funds. The State of Florida trust fund will cease accepting new claims for reimbursement for releases discovered after December 31, 1998. However, the State of Florida trust fund will continue to reimburse claims for remedial work performed on sites that were accepted into its program before December 31, 1998. Historically, a significant portion of the Lil' Champ environmental claims have been covered by this trust fund. As a result, the Company will have to rely on private indemnity, available third-party insurance or self insure with respect to certain future UST related problems at its Florida store locations. Under the Acquisition Agreement, the Company has no recourse against Docks U.S.A., Inc., the former stockholder of Lil' Champ, for environmental liabilities and is required to indemnify it against any environmental liabilities arising from past or future operations of Lil' Champ. The Company may incur additional substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which the Company may acquire in the future. There can be no assurance that the Company has identified all environmental liabilities at all of its current and former locations; that material environmental conditions not known to the Company do not exist; that future laws, ordinances or regulations will not impose material environmental liability on the Company, or that a material environmental condition does not otherwise exist as to any one or more of the Company's locations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources," and "Business--Government Regulation and Environmental Matters."

Government Regulation

     The Company's operations are subject to federal and state laws governing such matters as wage rates, overtime, working conditions, citizenship requirements and alcohol and tobacco sales. A violation of these laws could adversely impact the Company's financial condition. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance which could adversely affect the Company's financial condition and results of operations and such impact could be material. See "Business--Government Regulation and Environmental Matters."

Control of Company

     Freeman Spogli & Co. Incorporated, through its affiliated investment funds (collectively, "FS&Co."), controls approximately 83% of the voting securities of the Company on a fully diluted basis. As a result, FS&Co. has the ability to control the Company's management, policies and financing decisions. See "Management" and "Security Ownership of Certain Beneficial Owners."

Change of Control

     Upon a Change of Control, the Company will be required to offer to repurchase all of the outstanding Notes and Exchange Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to repurchase the Notes and Exchange Notes upon the occurrence of a Change of Control. In addition, a Change of Control may cause a default under the New Credit Facility and other Senior Indebtedness of the Company, in which case the subordination provisions of the Notes and Exchange Notes would require payment in full of all such Senior Indebtedness of the Company before repurchase of the Notes and Exchange Notes. See "Description of the Exchange Notes--Subordination" and "Description of the Exchange Notes--Change of Control Offer." The inability to repay Senior Indebtedness, if accelerated, and to repurchase all of the tendered Notes and Exchange Notes, would constitute an event of default under the Indenture.

Lack of Public Market for the Exchange Notes

     The Exchange Notes are being offered to the Holders of the Notes. Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Notes. As the Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. In addition, resales by certain holders of the Notes or the Exchange Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Exchange Notes. To the extent that a market for the Exchange Notes should develop, the market value of the Exchange Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Exchange Notes to trade at a discount from face value.

Fraudulent Conveyance

     The incurrence by the Company of indebtedness such as the Exchange Notes may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if a court were to find that, after giving effect to the sale of the Notes, the application of the net proceeds therefrom, and the issuance of the Exchange Notes, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transactions, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such indebtedness to presently existing and future indebtedness of the Company, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of such indebtedness.

     The Company's obligations under the Notes are, and the Exchange Notes will be, guaranteed by the Guarantors. The incurrence by a Guarantor of a Guarantee may be subject to review under relevant state and federal fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of such Guarantor. Under these laws, if a court were to find that either (a) a Guarantee was incurred by a Guarantor with the intent of hindering, delaying or defrauding creditors or such Guarantor contemplated insolvency with a desire to prefer one or more creditors to the exclusion in whole or in part of others or (b) such Guarantor received less than reasonably equivalent value or consideration for incurring such Guarantee and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate such Guarantee to presently existing and future indebtedness of such Guarantor, avoid the issuance of such Guarantee and direct the repayment of any amounts paid thereunder to such Guarantor's creditors or take other action detrimental to the holders of such Guarantee. A legal challenge of a Guarantee on fraudulent conveyance grounds, may, among other things, focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes and the Exchange Notes.

     To the extent any Guarantee were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes and the Exchange Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the applicable Notes and the Exchange Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable Notes and the Exchange Notes relating to any voided portions of any of the Guarantees.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

     Based upon financial and other information currently available to it, management of the Company believes that the indebtedness to be retired with the proceeds of the Notes Offering was, and the Notes, the Exchange Notes and the Guarantees are being, incurred for proper purposes and in good faith and that at the time it incurred the indebtedness to be retired with the proceeds of the Notes Offering the Company was, and at the time the Notes, the Exchange Notes and the Guarantees are issued the Company and each Guarantor, as the case may be, will be, (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In reaching these conclusions, the Company has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions.

Consequences to Non-Tendering Holders of Notes and Requirements for Transfer of Exchange Notes

     Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Notes. Thereafter, any Holder of Notes who does not tender its Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144 A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Exchange Offer Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. The Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

     Net proceeds from the Notes Offering were approximately $194.5 million. Such proceeds, together with cash on hand and the proceeds of the Equity Investment, were used (i) to finance the Lil' Champ Acquisition (including repayment of Lil' Champ indebtedness), (ii) to acquire $51.0 million aggregate principal amount of the Senior Notes and pay premium and interest in respect thereof pursuant to the Tender Offer and to make payments required by the Consent Solicitation, and (iii) to pay related fees and expenses. As of the date hereof, $49.0 million aggregate principal amount of Senior Notes are outstanding. The Senior Notes currently bear interest at the rate of 12.5% per annum and mature in 2000. Lil' Champ indebtedness that was repaid from the net proceeds of the sale of Notes consisted of approximately $10.7 million aggregate principal amount of indebtedness to Societe Generale at a weighted interest rate of approximately 6.0% per annum as of August 31, 1997. See "Summary--The Transactions." Approximately $13.6 million of net proceeds from the Notes Offering were available for general corporate purposes.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company on an actual basis and on a pro forma basis as adjusted to give effect to the Transactions as if they had occurred on September 25, 1997. This table should be read in conjunction with "Unaudited Pro Forma Financial Data" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and The Pantry's and Lil' Champ's financial statements and the notes thereto included elsewhere in this Prospectus.

                                                 Pantry        Lil' Champ                     Pro Forma
                                                 Actual          Actual                      As Adjusted
                                              September 25,   September 27,    Pro Forma    September 25,
                                                  1997            1997        Adjustments       1997
                                              -------------   -------------   -----------   -------------
                                                                (dollars in thousands)
Current maturities of long-term debt and
 capital lease obligations.................      $    318        $ 11,690     $(10,700)(a)     $  1,308
                                                 --------        --------     --------         --------

Long-term debt:
Senior notes...............................       100,000             --       (51,000)(a)     $ 49,000
Notes......................................           --              --       200,000 (b)      200,000
Capitalized leases and other debt..........           984          11,837          --            12,821
                                                 --------        --------     --------         --------
     Total long-term debt..................       100,984          11,837      149,000          261,821
                                                 --------        --------     --------         --------
Shareholders' equity (deficit):
Preferred stock............................           --              --           --               --
Common stock...............................             1               1           (1)(c)            1
Additional paid in capital.................         5,396          67,966      (36,966)(c)       36,396
Retained earnings (deficit)................       (23,270)         29,958      (35,880)(c)      (29,192)
                                                 --------        --------     --------         --------
     Total shareholders' equity (deficit)..       (17,873)         97,925      (72,847)           7,205
                                                 --------        --------     --------         --------
          Total capitalization.............      $ 83,429        $121,452     $ 65,453         $270,334
                                                 ========        ========     ========         ========

-------------------------
(a) Reflects the repayment of Lil' Champ debt in connection with the Lil' Champ Acquisition and the repurchase of $51.0 million of the Senior Notes in connection with the Tender Offer.
(b) Reflects the issuance of the Notes in connection with the Notes Offering.
(c) Reflects the following:

                                                         Additional   Retained
                                                Common     Paid-in    Earnings
                                                 Stock     Capital    (Deficit)
                                                ------   ----------   ---------
                                                    (dollars in thousands)
Proceeds, net of $1.4 million of expenses,
 related to the Equity Investment.............   $--      $ 31,000     $    --

Elimination of Lil' Champ historical
 shareholders' equity.........................     (1)     (67,966)     (29,958)

Nonrecurring charges, net of tax, related to
 the costs of the Tender Offer and write-off
 of deferred financing costs..................    --           --        (5,922)
                                                 ----     --------     --------
  Total adjustments to shareholders' equity...   $ (1)    $(36,966)    $(35,880)
                                                 ====     ========     ========

                              THE EXCHANGE OFFER

Purposes of the Exchange Offer

     The Notes were issued and sold by the Company on October 23, 1997 to CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp. (collectively, the "Initial Purchasers"), who subsequently resold the Notes to (a) "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act) and
(b) non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance and sale of the Notes, the Company and the Initial Purchasers entered into the Exchange Offer Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 150 days of October 23, 1997, the date of issuance of the Notes. However, in the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 210 days of the Issue Date or, under certain circumstances, if the Initial Purchasers or other holders shall so request, the Company and the Guarantors will, at their own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their respective best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their respective best efforts to keep effective the Shelf Registration Statement until two years after the Issue Date.

     The Exchange Offer is being made by The Pantry to satisfy its obligations pursuant to the Exchange Offer Registration Rights Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. Once the Exchange Offer is consummated, The Pantry will have no further obligations to register any of the Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Notes". A copy of the Exchange Offer Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such Exchange Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

     In addition, each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

Terms of the Exchange Offer

     General

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Exchange Notes may be tendered only in integral multiples of $1,000.

     As of October 23, 1997, there was $200.0 million aggregate principal amount of the Notes outstanding and one registered Holder of Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder as of January 8, 1998.

     In connection with the issuance of the Notes, the Company arranged for the Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The Exchange Notes also will be issued and transferable in book-entry form through DTC. See "Description of Exchange Notes--Form, Denomination and Book-Entry Procedures."

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Notes for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

     Expiration Date; Extensions; Amendments


     The term "Expiration Date" shall mean February 9, 1998, unless the
Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Notes are tendered.

     The Company reserves the right to delay accepting any Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Accrued Interest on the Exchange Notes and the Notes

     The Exchange Notes will bear interest at a rate equal to 10 1/4% per annum from their date of issuance. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 1998. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon cancellation of the Notes and issuance of the Exchange Notes. Holders of Notes whose Notes are not exchanged will receive the accrued interest payable on April 15, 1998.

Procedures for Tendering

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     The method of delivery of Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Notes should be sent to the Company.

     Only a Holder of Notes may tender such Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

     Any beneficial holder whose Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to consent and/or tender on its behalf. If such beneficial Holder wishes to tender on its own behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Notes.

     If the Letter of Transmittal or any Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes, and that such Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Guaranteed Delivery Procedures

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, or (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Notes, the certificate number or numbers of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Conditions

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any of the following conditions exist:

     (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

     (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

     (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

     If any such conditions exist, the Company may (i) refuse to accept any Notes and return all tendered Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Notes of such waiver.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to complete the Exchange Offer, then the Company shall file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

Exchange Agent

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:          By Overnight Courier and By Hand after
                                          4:30 p.m.:
United States Trust Company of New York   United States Trust Company of New
P.O. Box 844 Cooper Station               York
New York, New York 10276                  770 Broadway, 13th Floor
Attention:  Corporate Trust Services      New York, New York 10003

By Hand before 4:30 p.m.:                 By Facsimile:

United States Trust Company of New York   (212) 780-0592
111 Broadway                              Attention: Customer Service
New York, New York 10006
Attention:  Lower Level                   Confirm by telephone:
            Corporate Trust Window        (800) 548-6565

Fees and Expenses

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Notes, and in handling or forwarding tenders for exchange.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $100,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Accounting Treatment

    The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the Exchange Notes.

                       UNAUDITED PRO FORMA FINANCIAL DATA


    The following unaudited pro forma consolidated financial data (the "Unaudited Pro Forma Financial Data") of the Company have been derived by the application of pro forma adjustments to the historical financial statements of The Pantry and Lil' Champ for the periods indicated. The adjustments are described in the accompanying notes.

    The Unaudited Pro Forma Financial Data give effect to the Transactions as if these transactions occurred as of September 25, 1997, for purposes of the balance sheet data, and on September 27, 1996, for purposes of the statement of operations data. The Unaudited Pro Forma Financial Data do not give effect to any transactions other than the Transactions and those discussed in the accompanying notes. The Unaudited Pro Forma Financial Data are provided for informational purposes only and do not purport to represent the results of operations or financial position of the Company had the transactions in fact occurred on such dates, nor do they purport to be indicative of the financial position or results of operations as of any futures date or for any future period.

    The Lil' Champ Acquisition will be accounted for using the purchase method of accounting. The total cost of the Lil' Champ Acquisition will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the time the Lil' Champ Acquisition was consummated. The excess of the purchase price over the historical basis of the net assets acquired has not been allocated in the accompanying Unaudited Pro Forma Financial Data. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase price, however, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

    The Unaudited Pro Forma Financial Data and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this Prospectus.

                     UNAUDITED PRO FORMA BALANCE SHEET DATA
                               September 25, 1997
                             (dollars in thousands)

                                                                    Historical                 Adjustments
                                                            --------------------------     -------------------
                                                            The Pantry      Lil' Champ       The Transactions        Pro Forma
                                                            ----------      ----------     -------------------       ---------
Assets:
Current assets:
  Cash and cash equivalents.................................  $  3,347       $  9,506            $ 17,674 (a)         $ 30,527
                                                              --------       --------            --------             --------
  Certificates of deposit...................................       --             805                 --                   805
  Receivables, net..........................................     2,101          3,154                 --                 5,255
  Inventories...............................................    17,161         18,017                 --                35,178
  Prepaid expenses..........................................     1,204          1,881                 --                 3,085
  Property held for sale....................................     3,323            --                  --                 3,323
  Deferred income taxes.....................................     1,142            --                  --                 1,142
                                                              --------       --------            --------             --------
    Total current assets....................................    28,278         33,363              17,674               79,315
                                                              --------       --------            --------             --------
Property and equipment, net.................................    77,986        129,554                 --               207,540
Other assets:
  Goodwill, net.............................................    20,318         13,625              40,495 (b)           74,438
  Deferred lease cost, net..................................       314            --                  --                   314
  Deferred financing cost, net..............................     4,578            --                6,989 (c)           11,567
  Environmental receivables, net............................     6,511          1,521                 --                 8,032
  Deferred income taxes.....................................       156            --                  --                   156
  Other.....................................................     4,658          1,042              (4,049)(a)            1,651
                                                              --------       --------            --------             --------
     Total other assets.....................................    36,535         16,188              43,435               96,158
                                                              --------       --------            --------             --------
Total assets................................................  $142,799       $179,105            $ 61,109             $383,013
                                                              ========       ========            ========             ========

Liabilities and Shareholders' Equity
Current Liabilities:
   Current maturities of long-term debt.....................  $     33       $ 10,700            $(10,700)(a)         $     33
   Current maturities of capital lease
    obligations.............................................       285            990                 --                 1,275
   Accounts payable.........................................    19,057         20,378                 --                39,435
   Accrued expenses.........................................    17,148         16,329                (500)(d)           32,977
                                                              --------       --------            --------             --------
     Total current liabilities..............................    36,523         48,397             (11,200)              73,720
                                                              --------       --------            --------             --------
Senior notes payable, 12%, due November 15, 2000............   100,000            --              (51,000)(a)           49,000
Senior subordinated notes...................................       --             --              200,000 (a)          200,000
Other long-term debt........................................       305            --                  --                   305
                                                              --------       --------            --------             --------
  Total long-term debt......................................   100,305            --              149,000              249,305
                                                              --------       --------            --------             --------
Other non-current liabilities:
  Environmental reserve.....................................     7,806          3,150                 --                10,956
  Capital lease obligations.................................       679         11,837                 --                12,516
  Employment obligations....................................     1,341            --                  --                 1,341
  Accrued dividends on preferred stock......................     7,958            --                  --                 7,958
Deferred income taxes.......................................       --           9,824              (3,844)(e)            5,980
  Other.....................................................     6,060          7,972                 --                14,032
                                                              --------       --------            --------             --------
    Total other non-current liabilities.....................    23,844         32,783              (3,844)              52,783
                                                              --------       --------            --------             --------
Shareholders' equity:
  Preferred stock...........................................       --             --                  --                   --
  Common stock..............................................         1              1                  (1)(f)                1
  Additional paid-in capital................................     5,396         67,966             (36,966)(a)(f)        36,396
  Retained earnings (deficit)...............................   (23,270)        29,958             (35,880)(f)          (29,192)
    Total shareholders' equity..............................   (17,873)        97,925             (72,847)               7,205
                                                              --------       --------            --------             --------
Total liabilities and shareholders' equity..................  $142,799       $179,105            $ 61,109             $383,013
                                                              ========       ========            ========             ========

              See Notes to Unaudited Pro Forma Balance Sheet Data

                Notes to Unaudited Pro Forma Balance Sheet Data

(a)  Reflects the following:

Cash Inflows:
Proceeds from issuance of Notes...................................... $200,000
Proceeds from Equity Investment......................................   32,400
                                                                      --------
Total cash inflows...................................................  232,400
                                                                      --------

Cash Outflows:
Purchase price of Lil' Champ Acquisition (net of cash
 in escrow of $4,049)................................................  128,651
Repayment of existing Lil' Champ debt................................   10,700
Repurchase of Senior Notes...........................................   51,000
Payment of accrued interest related to Senior Notes and
 existing Lil' Champ debt............................................    2,375
Costs related to the Tender Offer....................................    7,000
Transaction expenses.................................................   15,000
                                                                      --------
Total cash outflows..................................................  214,726
                                                                      --------
Net cash inflows..................................................... $ 17,674
                                                                      ========

(b) For purposes of the pro forma information, the excess of the purchase price over the historical net assets of Lil' Champ has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. The adjustment reflects the following:

Purchase price of Lil' Champ Acquisition............................. $132,700
Allocation of transaction expenses to the Lil' Champ Acquisition.....    4,500
Severance, net of tax................................................    1,220
Elimination of historical shareholders' equity of Lil' Champ.........  (97,925)
                                                                      --------
                                                                      $ 40,495
                                                                      ========

(c) Reflects the (i) write-off of deferred financing costs upon the repurchase of $51.0 million of the Senior Notes ($2.1 million) and (ii) allocation of transaction expenses related to the Notes Offering ($9.1 million).

(d) Reflects the (i) repayment of accrued interest in connection with the repayment of existing Lil' Champ debt and the repurchase of $51.0 million of the Senior Notes ($2.4 million) and (ii) severance incurred in connection with the Lil' Champ Acquisition ($1.9 million).

(e) Reflects the tax effects of (i) costs related to the Tender Offer and Consent Solicitation and write-off of deferred financing costs in connection with the repurchase of $51.0 million of the Senior Notes and
     (ii) severance incurred in connection with the acquisition of Lil' Champ.

(f) Reflects the (i) proceeds, net of $1.4 million of transaction expenses, from the Equity Investment of $31.0 million, (ii) elimination of historical shareholders' equity of Lil' Champ and (iii) nonrecurring charges, net of tax, related to the costs of the Tender Offer and the Consent Solicitation and write-off of deferred financing costs in connection with the repurchase of $51.0 million of the Senior Notes (approximately $4.6 million and $1.4 million, respectively).

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

                         Year Ended September 25, 1997
                             (dollars in thousands)

                                                        Historical
                                                 -----------------------
                                                        Year Ended
                                                 -----------------------
                                                                Latest
                                                                Twelve
                                                                Months
                                                                 Ended
                                                  September    September
                                                  25, 1997     27, 1997                     Pro Forma Adjustments
                                                 ----------    ---------       ----------------------------------------------------
                                                                                                            Other
                                                                  Lil'                                  Acquisitions/
                                                 The Pantry      Champ         The Transactions        Dispositions(f)    Pro Forma
                                                 ----------    ---------       ----------------        ---------------    ---------
                                                 (52 weeks)    (52 weeks)
Revenues:
Merchandise sales...............................   $202,440     $232,250        $     --                 $ 8,881         $443,571
 Gasoline sales.................................    220,166      286,373              --                  18,521          525,060
 Commissions....................................      4,787        8,156              --                     436           13,379
                                                   --------     --------        ---------                -------         --------
 Total revenues.................................    427,393      526,779              --                  27,838          982,010
                                                   --------     --------        ---------                -------         --------
Cost of Sales:
 Merchandise....................................    132,846      152,847              --                   6,289          291,982
 Gasoline.......................................    197,268      259,003              --                  15,841          472,112
                                                   --------     --------        ---------                -------         --------
 Total cost of sales............................    330,114      411,850              --                  22,130          764,094
                                                   --------     --------        ---------                -------         --------
Gross profit....................................     97,279      114,929              --                   5,708          217,916
                                                   --------     --------        ---------                -------         --------
Store operating expenses........................     60,208       74,574              --                   3,295          138,077
General and administrative
 expenses.......................................     16,796       15,375            (500)(a)                  --           31,671
Environmental remediation charge..............           --        3,381              --                      --            3,381
Depreciation and amortization...................      9,504       11,911           2,306 (b)                  79           23,800
                                                   --------     --------        ---------                -------         --------
 Total operating expenses.......................     86,508      105,241           1,806                   3,374          196,929
                                                   --------     --------        ---------                -------         --------
Income from operations..........................     10,771        9,688          (1,806)                  2,334           20,987
Other income (expense):
 Interest.......................................    (13,039)      (2,388)        (13,042)(c)                 (17)         (28,486)
 Miscellaneous..................................      1,293        1,370              --                      (4)           2,659
                                                   --------     --------        ---------                -------         --------
 Total other expenses...........................    (11,746)      (1,018)        (13,042)                    (21)         (25,827)
                                                   --------     --------        ---------                -------         --------
Income (loss) before income taxes...............       (975)       8,670         (14,848)                  2,313           (4,840)
Income tax benefit (expense)....................         --       (3,582)          5,198 (d)                (810)             806
                                                   --------     --------        ---------                -------         --------
Net income (loss)...............................   $   (975)    $  5,088        $ (9,650)(e)             $ 1,503         $ (4,034)
                                                   ========     ========        ========                 =======         ========

         See Notes to Unaudited Pro Forma Statement of Operations Data

           Notes to Unaudited Pro Forma Statement of Operations Data

(a) Historically, Lil' Champ paid Docks U.S.A., Inc. ("DUSA"), Lil' Champ's parent company, service agreement fees. The service agreement has been terminated concurrent with the Lil' Champ Acquisition and will not be replaced by a similar arrangement.
(b) The Lil' Champ Acquisition will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed by The Pantry based on their respective fair values as of the acquisition date based upon valuations and other studies not yet available. For purposes of the pro forma information, the excess of the purchase price over the historical net assets of Lil' Champ has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. Assuming the pro forma remaining excess purchase costs to be allocated will be amortized over a weighted-average period of approximately 30 years, the resulting amortization is approximately $1.4 million for the year ended September 25, 1997. Additionally, deferred financing costs incurred in connection with the Notes Offering will be amortized over 10 years. The resulting amortization is approximately $0.9 million for the year ended September 25, 1997.
(c) Reflects additional interest expense to be incurred by the Company in connection with the Notes Offering, and reductions in interest expense for the repayment of existing Lil' Champ debt and the repurchase of Senior Notes as follows:

                                                          Principal   Interest
                                                          ---------   --------
                                                         (dollars in thousands)
      Notes Offering..................................    $200,000    $20,500
      Repayment of existing Lil' Champ Debt...........      10,700     (1,140)
      Repurchase of Senior Notes......................      51,000     (6,318)
                                                                      -------
                                                                      $13,042
                                                                      =======

(d) Adjusts income tax benefit for assumed tax effect of pro forma adjustments using an estimated 35% rate.
(e) Net income (loss) excludes the effect of charges, net of tax, related to the costs of the Tender Offer and Consent Solicitation and write-off of deferred financing costs in connection with the repurchase of $51.0 million of the Senior Notes ($4.6 million and $1.4 million, respectively).
(f) Subsequent to fiscal 1996, The Pantry has acquired 35 stores, acquired 23 third-party gasoline operations and disposed of 21 stores. This adjustment gives effect to the acquisitions and dispositions as if they occurred at the beginning of the period.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                 OF THE PANTRY

          The following selected historical consolidated statement of operations and balance sheet data have been derived from the audited consolidated financial statements of The Pantry. The information contained in this table should be read in conjunction with The Pantry's audited consolidated financial statements and notes thereto at September 26, 1996 and September 25, 1997 and for each of the three years in the period ended September 25, 1997 included elsewhere in this Prospectus.

                                                                             Year Ended
                                      -------------------------------------------------------------------------------------------
                                      September 30,        September 29,    September 28,    September 26,          September 25,
                                          1993                 1994             1995             1996                   1997
                                      ------------         -------------    -------------    -------------          -------------
                                       (53 weeks)           (52 weeks)       (52 weeks)       (52 weeks)              (52 weeks)
Statement of Operations Data
Revenues:
  Merchandise sales..................  $191,881             $189,244         $187,380         $188,091               $202,440
  Gasoline sales.....................   175,690              175,083          187,165          192,737                220,166
  Commissions........................     4,362                4,466            4,516            3,979                  4,787
                                       --------             --------         --------         --------               --------
Total revenues.......................   371,933              368,793          379,061          384,807                427,393
Cost of Sales:
  Merchandise........................   126,352              123,142          121,976          125,979                132,846
  Gasoline...........................   154,617              153,476          161,179          167,610                197,268
                                       --------             --------         --------         --------               --------
Gross profit.........................    90,964               92,175           95,906           91,218                 97,279

Store operating expenses.............    54,074               53,201           56,206           57,841                 60,208
General and administrative expenses..    16,840               17,893           18,159           17,127                 16,796
Restructuring charges................       --                   --               --             2,184(4)                 --
Impairment of long-lived assets......       --                   --               --             3,034(4)                 --
Depreciation and amortization........     9,834               10,164           11,470            9,158                  9,504
                                       --------             --------         --------         --------               --------
Income from operations...............    10,216               10,917           10,071            1,874                 10,771
Interest expense.....................    (7,434)             (12,047)         (13,240)         (11,992)               (13,039)
Due diligence costs..................       --                   --            (1,181)(2)          --                     --
Income (loss) before income taxes
 and other items.....................     3,326                 (181)          (3,639)         (10,778)                  (975)
Income tax benefit (expense).........      (693)                 372              354            2,664                    --
Cumulative effect of change in
 accounting principle................       --                   --              (960)(3)          --                     --
Extraordinary loss...................       --                  (671)(1)          --               --                     --
Net income (loss)....................  $  2,633             $   (480)        $ (4,245)        $ (8,114)              $   (975)
Other Financial Data
EBITDA(5)............................  $ 20,594             $ 22,030         $ 22,252         $ 15,590               $ 21,568
Net cash provided by (used in):
  Operating activities...............    14,423               (4,120)          11,691            5,415                  7,338
  Investing activities...............    (9,788)             (10,612)         (15,281)          (7,204)               (25,079)
  Financing activities...............    (2,302)              25,955             (738)          (3,872)                15,750
  Capital expenditures(6)............    11,193                9,862           16,650            7,084                 14,749
Ratio of earnings to fixed
 charges(7)..........................       1.3x                 --               --               --                     --
Operating Data
Merchandise gross margin.............      34.2%                34.9%            34.9%            33.0%                  34.4%
Gasoline gallons sold
 (in millions).......................     156.9                158.5            160.3            160.7                  179.4
Retail price per gallon..............  $  1.120             $  1.105         $  1.168         $  1.199               $  1.227
Gross profit per gallon..............  $  0.134             $  0.136         $  0.162         $  0.156               $   .128
Store Data
Number of stores (end of period).....       415                  406              403              379                    390
Average sales per store
 (in thousands):
  Merchandise sales..................     451.5                460.4            462.7            479.8                  525.8
  Gasoline gallons...................     398.1                423.7            440.3            448.8                  501.2
Comparable store sales growth:(8)
  Merchandise sales..................       4.3%                 3.3%            -0.8%             2.8%                   8.5%
  Gasoline gallons...................       5.7%                 5.2%             0.2%            -4.3%                   7.2%
Balance Sheet Data
Working capital (deficit)............  $    547             $  6,652         $   (761)        $ (6,513)              $ (8,245)
Total assets.........................   105,672              124,015          127,720          120,880                142,799
Total debt(9)........................    63,468              102,382          101,798          101,431                101,302
Shareholders' deficit................   (11,576)             (12,087)         (16,332)         (27,547)               (17,873)

                                                   (footnotes on following page)

___________________________

(1) In fiscal 1994, The Pantry recorded an extraordinary loss of $671,000, net of a taxes, related to the early extinguishment of debt.
(2) During fiscal 1995, The Pantry expended $1,181,000 in due diligence costs related to the evaluation of the potential purchase of a regional convenience store company. The proposed transaction was abandoned and, as a result, the costs incurred in connection with the prospective acquisition were charged to earnings in fiscal 1995.
(3) In fiscal 1995, The Pantry adopted, SFAS No. 112, "Employer's Accounting for Postretirement Benefits," and, as a result, recorded a cumulative effect for a change in accounting principle of $(960,000), net of taxes.
(4) During 1996, The Pantry recorded restructuring charges of $2,184,000 pursuant to a formal plan to restructure its corporate offices. The costs include: $1,484,000 for employee severance; $350,000 for employee moving costs; and $350,000 for charges associated with the investment by FS&Co. and CMC. Substantially all of these amounts were expended during fiscal 1996.
     During fiscal 1996, The Pantry early-adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Pursuant to SFAS No. 121, The Pantry evaluated its long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Based on this evaluation, The Pantry determined that certain long-lived assets were impaired and recorded an impairment loss based on the difference between the carrying value and the fair value of property and equipment and goodwill of $415,000 and $2,619,000, respectively.
(5) "EBITDA" represents income (loss) before depreciation and amortization, interest expense, income tax expense (benefit), restructuring charges, impairment of long-lived assets, extraordinary item, cumulative effect of change in accounting principle and the write-off of due diligence costs incurred in connection with a potential purchase of a regional convenience store company that was abandoned in 1995. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Pantry has included information concerning EBITDA as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of The Pantry's operating performance.
(6) For the fiscal year ended 1993, capital expenditures included the purchase by The Pantry of its corporate office building in April 1993 for $3.9 million and the purchase by The Pantry of four previously leased stores in August 1993 for $3.2 million. Purchases of assets to be held for sale are excluded from these amounts.
(7) For purposes of determining the ratio of earnings to fixed charges: (i) earnings consist of income (loss) before income tax benefit (expense) and extraordinary item plus fixed charges and (ii) fixed charges consist of interest expense, amortization of deferred financing costs, preferred stock dividends and the portion of rental expense representative of interest (deemed to be one-third of rental expense). The Pantry's earnings were inadequate to cover fixed charges by $0.2 million, $3.6 million, $10.8 million and $1.0 million for fiscal years 1994, 1995, 1996 and 1997, respectively.
(8) The stores included in calculating same stores sales growth are stores that were in operation for both fiscal years of the comparable period. The same stores sales results for fiscal 1993, which was a 53-week year, has been adjusted to reflect a 52-week year.
(9)  Total debt includes capital lease obligations.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF LIL' CHAMP

     The following selected historical statement of operations and balance sheet data have been derived from the audited financial statements of Lil' Champ. The selected financial data for Lil' Champ for the nine months ended September 28, 1996 and September 27, 1997 are derived from financial statements that have not been audited. In the opinion of management, the unaudited financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for these periods are not necessarily indicative of the results of operations for any future period. The information contained in this table should be read in conjunction with Lil' Champ's audited financial statements and notes thereto at December 28, 1996 and December 30, 1995 and for each of the three years in the period ended December 28, 1996 included elsewhere in this Prospectus.

                                                            Year Ended                                  Nine Months Ended
                                   ------------------------------------------------------------      ------------------------
                                    December     December    December     December    December        September    September
                                    26, 1992     25, 1993    31, 1994     30, 1995    28, 1996        28, 1996     27, 1997
                                   ----------   ----------  ----------   ----------  ----------      ----------    ----------
                                   (52 weeks)   (52 weeks)  (53 weeks)   (52 weeks)  (52 weeks)      (39 weeks)    (39 weeks)
                                                                      (dollars in thousands)
Statement of Operations Data
Revenues:
  Merchandise sales................ $212,110     $209,741    $212,310     $217,282    $226,146        $171,322     $177,426
  Gasoline sales...................  229,709      237,714     248,507      257,056     278,905         207,208      214,676
  Commissions......................    6,616        7,645       7,683        7,978       8,164           5,979        5,971
                                    --------     --------    --------     --------    --------        --------     --------
    Total revenues.................  448,435      455,100     468,500      482,316     513,215         384,509      398,073
Cost of Sales:
  Merchandise......................  137,483      137,547     139,054      143,598     148,877         112,909      116,879
  Gasoline.........................  209,252      211,212     219,736      227,592     251,614         186,110      193,499
                                    --------     --------    --------     --------    --------        --------     --------
Gross profit.......................  101,700      106,341     109,710      111,126     112,724          85,490       87,695
Store operating expenses...........   65,785       66,698      68,524       70,289      73,721          55,486       56,339
General and administrative
 expenses..........................   16,160       16,418      17,965       15,452      14,191          11,397       12,581
Environmental remediation
 charges(1)........................      --           --          --           --          --              --         3,381
Depreciation and amortization......   12,516       12,130      11,954       11,568      11,361           8,439        8,989
                                    --------     --------    --------     --------    --------        --------     --------
Income from operations.............    7,239       11,095      11,267       13,817      13,451          10,168        6,405
Interest expense...................   (5,358)      (4,684)     (3,938)      (3,219)     (2,670)         (1,994)      (1,712)
Income before income taxes.........    3,138        7,713       9,059       12,471      12,428           9,039        5,281
Income tax expense.................    1,604        3,208       3,733        4,985       4,981           3,622        2,223
Net income......................... $  1,534     $  4,505    $  5,326     $  7,486    $  7,447        $  5,417     $  3,058
Other Financial Data
EBITDA(2).......................... $ 21,012     $ 24,527    $ 24,951     $ 27,258    $ 26,459        $ 19,472     $ 19,363
Net cash provided by (used in):
  Operating activities.............   17,297       15,979      20,175       17,821      23,022          21,219       22,579
  Investing activities.............   (9,575)      (6,699)     (5,820)     (11,345)    (14,645)        (12,948)      (9,476)
  Financing activities.............   (3,959)      (9,829)    (13,967)      (9,783)     (2,420)        (14,238)     (23,107)
Depreciation and amortization......   12,516       12,130      11,954       11,568      11,361           8,439        8,989
Capital expenditures...............    9,905        8,208       7,738       11,977      21,353          16,124       10,153
Ratio of earnings to fixed
 charges(3)........................      1.4x         2.1x        2.4x         3.1x        3.3x            3.2x         2.3x
Operating Data
Merchandise gross margin...........     35.2%        34.4%       34.5%        33.9%       34.2%           34.1%        34.1%
Gasoline gallons sold
 (in millions).....................    203.4        211.5       216.5        219.5       224.2           168.3        169.8
Retail price per gallon............ $  1.129     $  1.124    $  1.148     $  1.171    $  1.244        $  1.231     $  1.264
Gross profit per gallon............ $  0.101     $  0.125    $  0.133     $  0.134    $  0.122        $  0.125     $  0.125
Store Data
Number of stores (end of
 period)...........................      541          518         508          501         495             499          488
Average sales per store
 (in thousands):
  Merchandise sales................    388.0        395.4       415.6        430.0       452.8           342.7        361.4
  Gasoline gallons.................    428.4        453.1       472.9        485.3       509.3           382.4        389.7
Comparable store sales growth(4):
  Merchandise sales................     -2.3%         0.3%        1.3%         4.7%        4.1%            3.3%         3.7%
  Gasoline gallons.................      --           2.9%        2.3%         1.3%        1.9%            3.2%        -0.6%
Balance Sheet Data
Working capital.................... $  3,913     $  3,805    $  4,390     $  1,804    $  8,147        $ (9,012)    $(15,034)
Total assets.......................  190,208      185,732     179,784      176,537     191,507         178,732      179,105
Total debt(5)......................   77,965       68,143      54,661       44,878      46,634          33,786       23,527
Shareholder's equity...............   70,103       74,608      79,934       87,420      94,867          92,837       97,925


                                                   (footnotes on following page)

______________________
(1) During the nine months ended September 27, 1997, Lil' Champ performed a comprehensive review of the status of its stores as it relates to environmental remediation and recorded an additional charge of $3,381,000.
(2) "EBITDA" represents income before depreciation and amortization, interest expense, income tax expense and a 1997 charge for establishing a reserve for environmental remediation. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Lil' Champ has included information concerning EBITDA as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of Lil' Champ's operating performance.
(3) For purposes of determining the ratio of earnings to fixed charges: (i) earnings consist of income before income tax expense plus fixed charges and
     (ii) fixed charges consist of interest expense and the portion of rental expense representative of interest (deemed to be one-third of rental expense).
(4) The stores included in calculating same stores sales growth are stores that were in operation for both fiscal years of the comparable period. The same stores sales results for fiscal 1994, which was a 53-week year, has been adjusted to reflect a 52-week year.
(5)  Total debt includes capital lease obligations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion of each of The Pantry's and Lil' Champ's historical results of operations and financial condition should be read in conjunction with the financial statements of The Pantry and Lil' Champ and the notes thereto included elsewhere in this Prospectus. The following discussion and analysis covers periods before completion of the Transactions. See "Risk Factors" and "Unaudited Pro Forma Financial Data" for a further discussion relating to the effect that the Transactions described herein may have on The Pantry and Lil' Champ.

General

     The Pantry was founded in 1967 with the opening of its first location in Sanford, North Carolina. The Pantry subsequently grew through a combination of internal growth and strategic acquisitions to become the largest convenience store chain in North Carolina and South Carolina. In 1977, The Pantry acquired two companies, McMillan in Winston-Salem, North Carolina and Little Giant in Fayetteville, North Carolina, adding a total of 80 stores. In 1979, The Pantry added 121 stores with its acquisitions of Caper House in Greenville, South Carolina and In and Out in Gaffney, South Carolina. In 1981, The Pantry acquired Quik Pic in Madisonville, Kentucky, adding another 114 stores to the chain.

     During the early 1990s, The Pantry's operating strategy focused on enhancing financial performance by maintaining high merchandise and gasoline gross margins relative to its primary competitors. By late 1995, this strategy had become unsustainable and was leading to declining same store merchandise sales and gasoline gallons and, consequently, deteriorating financial performance.

     In related transactions in November 1995 and August 1996, FS&Co. and Chase Manhattan Capital, L.P. (as successor to Chase Manhattan Capital Corporation) ("CMC") acquired a 76.9% and 23.1% interest in The Pantry, respectively. Within two months after this initial investment, The Pantry recruited a new management team led by Peter J. Sodini. This team, with an average of 31 years of experience in various retailing industries, has been successful in improving The Pantry's operating and financial performance. Specific strategies implemented by The Pantry's new senior management team include: improving merchandising and supplier relationships, increasing expense controls, repositioning and rebranding gasoline operations, implementing the "tuck in" acquisition program, upgrading store facilities and increasing management depth to facilitate the Company's growth plans. See "Business--Operating Strategy."

     In December 1996, FS&Co. invested additional equity in The Pantry, thereby increasing its aggregate ownership interest to approximately 83.6%. These funds were used in 1997 to acquire a total of 35 convenience stores in North Carolina and South Carolina in five separate transactions, to purchase the gasoline operations and equipment at 23 existing Pantry stores from a third-party operator and to upgrade existing store facilities. The Pantry continues to supplement its "tuck in" acquisition strategy with new site development in primary locations within selected markets. The Pantry continually evaluates individual store performance and facility conditions and closes underperforming stores.

     On October 23, 1997, The Pantry purchased Lil' Champ from Docks U.S.A., Inc. and consummated the other Transactions. See "Summary--The Transactions," "Business--Lil' Champ" and "Unaudited Pro Forma Financial Data."

Results of Operations of The Pantry

     The Pantry's operations for fiscal years 1995, 1996 and 1997 each contained 52 weeks. The following table sets forth certain of The Pantry's results as a percentage of revenues for the periods indicated:


                                                            Fiscal Year Ended
                                                          ---------------------
                                                          1995    1996     1997
                                                          ----    ----     ----
Revenues:
 Merchandise sales..................................      49.4%   48.9%    47.4%
 Gasoline sales.....................................      49.4    50.1     51.5
 Commissions........................................       1.2     1.0      1.1
                                                          ---------------------
  Total revenues....................................     100.0   100.0    100.0
 Gross profit.......................................      25.3    23.7     22.8
Operating, general and administrative expenses......      20.1    20.8     18.0
Depreciation and amortization.......................       2.5     2.4      2.2
Income from operations..............................       2.7     0.5      2.5


     Fiscal 1997 Compared to Fiscal 1996

     Revenues. Total revenues increased 11.1% in fiscal 1997 from fiscal 1996. This increase is attributable to significant revenue increases in merchandise, gasoline and commissions despite a reduction in average store count compared to the prior year.

     Merchandise revenues increased 7.6% in fiscal 1997 from fiscal 1996 due to increased volume in major categories, a general increase in the price of cigarettes and growth in new merchandising programs and categories. Same store merchandise sales increased 8.5% over fiscal 1996 and average merchandise sales per store increased as the Company closed or sold 25 lower volume stores while acquiring or opening 36 new stores.

     Gasoline sales increased 14.2% in fiscal 1997 from fiscal 1996 primarily due to the Company's competitive pricing strategy, the closing of underperforming stores and acquiring or opening 36 new stores with average gasoline volume greater than the Company's overall average. Additionally, the average retail price per gallon in fiscal 1997 was $1.23 versus an average retail price per gallon in fiscal 1996 of $1.20. This average retail price is indicative of the Company's more competitive gasoline pricing strategy, general gasoline market conditions and increased price competition from other gasoline marketers in certain markets. The Company's same store gasoline volume increase of 7.2% in fiscal 1997 can be attributed to more competitive pricing and a relatively mild 1996-1997 winter season compared to the prior year.

     Commission revenues increased 20.3% in fiscal 1997 from fiscal 1996 due to the expansion and enhancement of existing commission related programs and the introduction of new programs in selected markets.

     Gross Profit. Gross profit for fiscal 1997 increased 6.6% or $6.1 million from fiscal 1996 as a result of the increases in merchandise, gasoline and commission revenues discussed above and an increase in merchandise gross profit margin from 33.0% in fiscal 1996 to 34.4% in fiscal 1997. Overall gross profit margin declined from 23.7% in fiscal 1996 to 22.8% in fiscal 1997 due to the decrease in gasoline margin per gallon from $0.156 in 1996 to $0.128 in 1997. The decrease in gasoline gross profit margin is attributable to a shift in the Company's pricing practices and less favorable conditions in the wholesale and retail gasoline markets.

     Store Operating Expenses. Store operating expenses increased in fiscal 1997 over fiscal 1996 in terms of total dollars, but decreased as a percentage of merchandise sales. Store expenses increased due to increases in store personnel related expenses of $1.0 million, real estate lease expense of $0.9 million and equipment rental expense of $0.5 million. The increase in store personnel related expenses is attributable to increased customer traffic and transaction volume. The increase in real estate leases is attributable to the consummation of several sale/leaseback transactions. The increase in equipment rental expense is primarily attributable to the Company roll-out of a frozen drink program to a majority of stores.

     General and Administrative Expenses. General and administrative expenses for fiscal 1997 decreased 1.9% from fiscal 1996. The decrease in both total dollar terms and as a percentage of merchandise sales is attributable to improved fiscal management of major expense categories.

     Income from Operations. Income from operations increased from $1.9 million in fiscal 1996 to $10.8 million in fiscal 1997. The increase is attributable to the items discussed above, as well as nonrecurring restructuring charges and charges for impairment of long-lived assets of $2.2 million and $3.0 million, respectively, in fiscal 1996 which were not present in fiscal 1997.

     Interest Expense. Interest expense for fiscal 1997 increased $1 million from 1996 due to (i) a temporary interest rate increase on the Company's Senior Notes from 12% to 12 1/2% (see "Item 8. Consolidated Financial Statements and Supplementary Data - Note 4. Long-Term Debt") and (ii) a nonrecurring decrease of $0.6 million related to an interest accrual that was reversed in fiscal 1996
and did not occur in fiscal 1997.   The accrual had been recorded related to a
potential income tax issue that was resolved in The Pantry's favor in fiscal
1996.

     Income Tax Benefit (Expense). The Company's income tax benefit decreased in fiscal 1997 due to a $9.8 million decrease in pre-tax loss compared to the prior year and the computation of the Company's tax liability for fiscal 1997. Additionally, no income tax benefit was recorded in fiscal 1997, which was principally attributable to an increase in the valuation allowance for state deferred income tax assets of approximately $325,000.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA represents income (loss) before depreciation and amortization, interest expense, income tax (expense) benefit, restructuring charges, impairment of long-lived assets, extraordinary item and write-off of acquisition due diligence costs. EBITDA for fiscal 1997 increased $6.0 million from 1996 due to the items discussed above.

     Fiscal 1996 Compared to Fiscal 1995

     Revenues. Total revenues increased 1.5% in fiscal 1996 from fiscal 1995 and the increase was attributable to significant improvements in same store merchandise sales in the third and fourth quarters.

     Merchandise sales increased 0.4% in fiscal 1996 from fiscal 1995 due to an increase in same store sales which was partially offset by a reduction in the total number of stores. The increase in same store sales came from increased sales of cigarettes and improved and new merchandising programs. At the beginning of fiscal 1996, in response to same store merchandise decreases in fiscal 1995, The Pantry lowered the retail prices in several major categories and late in fiscal 1996 began to introduce new merchandising and marketing programs in selected markets. These programs included the addition of off-shelf merchandise displays to its stores, new products and the modification of certain of its ongoing merchandise programs such as its novelty and fresh food programs. During the year, especially in the third and fourth quarters, The Pantry experienced significant increases in the volume sold of cigarettes and other major categories over fiscal 1995. Together, along with other changes including the change in wholesale grocer supplier to McLane Company, Inc., same store sales increased 2.8% over fiscal 1995. Average merchandise sales per store increased as The Pantry shut down or sold 28 lower volume stores while opening up four new stores.

     Gasoline sales increased 3.0% in fiscal 1996 from fiscal 1995 due to an increase in retail price per gallon and a slight increase in total volume sold which offset a decrease in same store sales volume. The average retail price per gallon in fiscal 1996 was $1.20 versus an average retail price per gallon in fiscal 1995 of $1.17. The Pantry raised its retail prices in response to higher costs charged by its suppliers. Total gasoline volume increased, despite the same store volume decrease of 4.3%, as The Pantry benefited from a full year's operation at the ten high volume stores opened in fiscal 1995 and from the operations at the four high volume stores opened in fiscal 1996.

     Gross Profit. Gross profit for fiscal 1996 decreased from fiscal 1995 as The Pantry experienced lower margins on its merchandise sales and a lower gross profit per gallon on its gasoline volume. These lower margins offset the increase in sales. The gross margin on merchandise sales was 33.0% in fiscal 1996 compared to 34.9% in fiscal 1995. The primary reason for the decrease in merchandise gross margin was the decrease in cigarette margins resulting from The Pantry lowering its retail prices to become more competitive. The Pantry includes purchase rebates, mark-downs, inventory spoilage and shrink in its merchandise gross profit computation. Gasoline gross profit decreased 3.3% in fiscal 1996 from fiscal 1995 as the gross profit per gallon in fiscal 1996 decreased to $0.1564 cents per gallon from $0.1621 cents per gallon in fiscal 1995.

     Store Operating Expenses. Store operating expenses increased in fiscal 1996 over fiscal 1995 both in terms of total dollars and as a percentage of merchandise sales. Store expenses increased due to an increase in rent expense associated with the new stores opened in fiscal 1995 and fiscal 1996 and non-recurring advertising expenses related to the first quarter introduction of Bean Street Coffee Company coffee. In addition, fiscal 1995 store operating expense benefited from the one time positive effect totaling $750,000 which resulted from the qualification of a contaminated site for reimbursement under a state tank fund. Fiscal 1996 store expenses were 30.8% of merchandise sales, up from 30.0% of merchandise sales in fiscal 1995.

     General and Administrative Expenses. Fiscal 1996 general and administrative expenses, exclusive of restructuring charges, were down 5.7%. The decrease in general and administrative expenses was due to lower workers' compensation expense resulting from improved management control in this area, lower incentive compensation expense (bonuses) due to lower fiscal 1996 operating results and lower recruiting expenses, which were partially offset by an increase in medical benefit costs and management development costs resulting from The Pantry's November 1995 convention.

     Restructuring Charges. During fiscal 1996, after disappointing operating results, management changes were made, including the hiring of new senior managers. The Pantry also released certain personnel, including certain former officers. The Pantry accrued for all liabilities due under employment contracts due to these former officers and paid severance compensation to others in accordance with a pre-existing severance plan. Additionally, concurrent with the investment by FS&Co. and CMC in The Pantry, The Pantry bought out the contract of its former CEO for $0.8 million. Additional expenses included in this line item consist of moving expenses to move new employees and additional charges associated with the investment by FS&Co. and CMC in The Pantry.

     Income from Operations. Income from operations decreased as a result of the items discussed above as well as the fiscal 1996 $3.0 million write-down of certain long-lived assets in accordance with The Pantry's adoption of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets."

     Interest Expense. Interest expense for fiscal 1996 decreased as a $0.6 million interest accrual that was recorded in fiscal 1995 was reversed in fiscal 1996. The accrual had been recorded related to a potential income tax issue that was resolved in The Pantry's favor in fiscal 1996.

     Cumulative Effect of Accounting Change. During the fourth quarter of fiscal 1995, The Pantry adopted, retroactive to September 30, 1994, Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employer's Accounting for Postemployment Benefits" and restated its first quarter results to reflect the adoption. SFAS No. 112 requires that employers expense the costs of postemployment benefits over the service lives of employees if certain conditions are met. The cumulative effect of adopting SFAS No. 112 as of September 30, 1994 was an after-tax charge of $1.0 million.

     Acquisition Due Diligence Costs. During fiscal 1995, The Pantry spent approximately $1.2 million in due diligence costs related to the evaluation of the potential purchase of a regional convenience store company. The proposed transaction was abandoned and as a result, the costs incurred in connection with the prospective acquisition were charged to earnings in fiscal 1995.

     Income Tax Benefit. Income tax benefit increased in fiscal 1996 as a result of the increase in The Pantry's pre-tax loss. The increase in benefit was partially offset by the non-deductible write-off of goodwill associated with the adoption of SFAS No. 121.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA represents income (loss) before depreciation and amortization, interest expense, income tax (expense) benefit, restructuring charges, impairment of long-lived assets, extraordinary item and write-off of acquisition due diligence costs. Exclusive of the impact of SFAS No. 121, EBITDA decreased for fiscal 1996 due to a combination of the decrease in gross profit discussed above and the increases in store operating and general and administrative expenses previously discussed. The resulting EBITDA/interest expense coverage for fiscal 1996 was 1.3 to 1.

Quarterly Results and Seasonality

     The Pantry has historically generated approximately 54% of its revenues during its third (April, May, June) and fourth (July, August and September) fiscal quarters due to increased consumer spending activity in its market areas resulting from the warmer weather and increased consumer travel in the spring and summer, particularly in coastal resort locations. This seasonality effect is partially offset by Thanksgiving and Christmas holiday travel and shopping periods, as well as stores in non-seasonal locations, such as urban and military base markets, and contra-seasonal locations, such as college towns where revenues are typically higher in the winter months. Additionally, The Pantry experiences seasonal fluctuations in its merchandise gross margin and gross profit per gallon. Due to this seasonality and the high portion of its costs that are fixed, The Pantry typically generates approximately 65% of its operating income and EBITDA during its third and fourth quarters. The Pantry seeks to mitigate seasonal fluctuations in cash flows by reducing inventory and labor hours and using its line of credit to provide cash and working capital in its first and second fiscal quarters. The table below provides quarterly data for selected operating items:

                                                Fiscal Year 1996                                Fiscal Year 1997
                                   ------------------------------------------       ----------------------------------------
                                    1st Qtr    2nd Qtr    3rd Qtr    4th Qtr        1st Qtr    2nd Qtr    3rd Qtr    4th Qtr
                                    -------    -------    -------    -------        -------    -------    -------    -------
Merchandise Sales (% volume
  contribution)...............      23.4%      22.0%      26.8%      27.9%          23.4%      22.1%      26.0%      28.5%

Gasoline Gallons (% volume
  contribution)...............      24.1%      24.8%      25.3%      25.8%          23.0%      22.3%      26.5%      28.2%

Merchandise Gross Margin %....      34.2%      32.5%      32.1%      33.4%          33.5%      34.5%      34.3%      35.2%

Gasoline Gross Profit per
  Gallon......................      $0.152     $0.165     $0.176     $0.179         $0.126     $0.118     $0.125     $0.139


Results of Operations of Lil' Champ

  Lil' Champ's operations for the fiscal years ended December 30, 1995 and December 28, 1996 each contained 52 weeks. The fiscal year ended December 31, 1994 contained 53 weeks. The following table sets forth Lil' Champ's results as a percentage of revenues for the periods indicated:

                                                       Year Ended December             Nine Months Ended
                                                  --------------------------    ------------------------------
                                                                                September 28,    September 27,
                                                     1994     1995     1996        1996             1997
                                                  --------------------------    ------------------------------
Revenues:
 Merchandise sales.............................       45.3%    45.0%    44.1%       44.6%            44.6%
 Gasoline sales................................       53.0     53.3     54.3        53.9             53.9
 Commissions...................................        1.7      1.7      1.6         1.5              1.5
                                                  --------------------------    ------------------------------
  Total revenues...............................      100.0    100.0    100.0       100.0            100.0
Gross profit...................................       23.4     23.0     22.0        22.2             22.0
Operating, general and administrative
 expenses......................................       18.5     17.7     17.1        17.4             17.3

Depreciation and amortization..................        2.5      2.4      2.2         2.2              2.3
Income from operations.........................        2.4      2.9      2.7         2.6              1.6

     Nine Months Ended September 27, 1997 Compared to Nine Months Ended September 28, 1996

     Revenues. Total revenues for the nine months ended September 27, 1997 increased 3.5% from the comparable period in the prior year to $398.1 million. This increase is attributable to higher merchandise sales, gasoline sales and commissions, despite a 1.8% reduction in the average store count during this period.

     Total merchandise sales increased 3.6% for the first nine months of 1997 as compared to the first nine months of 1996 primarily as the result of a same store merchandise sales increase of 3.7%. The increase in merchandise sales for the period is attributable to the addition of branded fast food operations in certain stores and increased sales of tobacco products, beer, general merchandise and health and beauty care items.

     Gasoline revenues for the nine months ended September 27, 1997 increased 3.6% over the same period in the prior year. This increase reflects higher retail price per gallon and total gallons sold of 2.7% and 0.9%, respectively. Higher retail gasoline prices for the period were attributable to increases in wholesale costs which were passed on to consumers.

     Gross Profit. Gross profit for the nine months ended September 27, 1997 increased 2.6% from the comparable period in the prior year as a result of increases in merchandise and gasoline gross profit of 3.7% and 0.4%, respectively. For the nine months ended September 27, 1997, merchandise gross profit as a percentage of sales remained flat at 34.1% when compared with the same period in 1996. However, increased sales related to branded fast food operations resulted in a higher total gross profit. Gasoline gross profit per gallon remained flat at $0.125 for the same periods. This decrease in gasoline gross margins is attributable to slightly less favorable conditions in the retail gasoline markets.

     Store Operating and General and Administrative Expenses. Store operating expenses increased 1.5% in the first nine months of 1997 as compared to the comparable period in 1996 as a result of higher store labor and rental expenses. As a percentage of merchandise sales, store operating expense decreased to 31.8% from 32.4% for these periods. General and administrative expenses for the nine months ended September 27, 1997 increased 10.4% over the same period in the prior year due to higher personnel expenses and an increase in third party professional services associated with the sale of Lil' Champ. General and administrative expenses as a percentage of merchandise sales increased to 7.1% from 6.7%. Lil' Champ took a $3.4 million charge in the nine month period ended September 27, 1997 to establish a reserve for the remediation of environmental contamination.

     Income from Operations. Income from operations for the nine months ended September 27, 1997 decreased to $6.4 million from $10.2 million for the nine months ended September 28, 1996 primarily as a result of the $3.4 million environmental charge discussed above. Excluding the effects of the environmental charge, income from operations would have only decreased by 3.8%.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA represents income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and the 1997 charge for establishing a reserve for environmental remediation. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. EBITDA remained constant over the first nine months of 1997 as compared to 1996, $19.4 million and $19.5 million, respectively.

     Interest Expense. Interest expenses for Lil' Champ arises from bank borrowings, notes held by Lil' Champ's parent and interest on capitalized lease obligations. For the nine months ended September 27, 1997 interest expense decreased slightly to $1.7 million from $2.0 million for the comparable period in the prior year. This decrease resulted from lower average bank borrowings during 1997.

     Fiscal 1996 Compared to Fiscal 1995

     Revenues. Total revenues for the year ended December 28, 1996 increased 6.4% from the prior year to $513.2 million. This increase is attributable to higher merchandise sales, gasoline sales and commissions, despite a 1.2% reduction in the average store count during this period.

     Total merchandise sales increased 4.1% for the year ended December 28, 1996 as compared to the year ended December 30, 1995, primarily as the result of a same store merchandise sales increase of 4.1%. The merchandise sales increase for the year is attributable to the net addition of 16 branded fast food locations, increased sales of tobacco products and beer and improvements in Lil' Champ's coffee program, including the installation of cappuccino equipment in certain stores. In addition, Lil' Champ's merchandise sales benefitted from the change in wholesale suppliers to McLane Company in April 1996 which resulted in improved inventory selection, more timely deliveries and reduced out of stocks.

     Gasoline revenues for the year ended December 28, 1996 increased 8.5% over 1995 as a result of increases in retail price per gallon and total gallons sold of 6.2% and 2.1%, respectively. Retail gasoline prices increased in 1996 due to cost increases at the wholesale level. The increase in gasoline gallons sold reflects a same store gasoline gallon increase of 1.9% as well as the opening of four new higher-than-average volume stores which were partially offset by the closing of five lower-than-average volume stores during the year.

     For the year ended December 28, 1996, commission revenue increased 2.3% over the prior year to $8.2 million. This increase resulted from the introduction of video gaming machines in certain Georgia stores and higher lottery commission income.

     Gross Profit. Gross profit for the year ended December 28, 1996 increased 1.4% from the prior year to $112.7 million. Factors contributing to higher gross profits were increases in merchandise gross profit of 4.9% and commission revenues of 2.3%, partially offset by a decrease in gasoline gross profit of 7.4%. Merchandise gross profit margin increased to 34.2% in 1996 from 33.9% in 1995, reflecting increased sales of high margin branded fast food. Gasoline gross profit per gallon decreased to $0.122 in 1996 from $0.134 in 1995 as a result of Lil' Champ's inability to pass along all of the gasoline supply cost increases experienced during the year due to a more competitive retail gasoline environment.

     Store Operating and General and Administrative Expenses. Store operating expenses increased 4.9% for the year ended December 28, 1996 over the prior year due primarily to increased store labor costs related to higher sales volumes. Store operating expenses as a percentage of merchandise sales increased to 32.6% in 1996 from 32.3% in 1995. General and administrative expenses for the year ended December 28, 1996 decreased 8.2% from the prior year due to lower workers compensation expense and a reversal of a closed store reserve related primarily to a store that remained open following improved performance. General and administrative expenses as a percentage of merchandise sales decreased in 1996 to 6.3% from 7.1% in 1995.

     Income from Operations. Income from operations for the year ended December 28, 1996 decreased slightly to $13.5 million from $13.8 million for the year ended December 30, 1995. This decrease is attributable to lower gasoline gross profit, offset partially by increased merchandise gross profit and lower general and administrative expenses.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA represents income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization. EBITDA for the year ended December 28, 1996 was $26.5 million, a 2.9% decrease from 1995.

     Interest Expense. Interest expense for Lil' Champ arises from bank borrowings, notes held by Lil' Champ's parent and interest on capitalized lease obligations. Interest expense in 1996 decreased to $2.7 million from $3.2 million in 1995. This decrease reflects the reduction of debt outstanding during 1996.

     Fiscal 1995 Compared to Fiscal 1994

     Revenues. Total revenues for the year ended December 30, 1995 increased 2.9% from the 53-week prior year to $482.3 million. On a comparable 52-week basis, total revenues in 1995 increased 4.9% over 1994. This increase resulted from higher merchandise sales, gasoline sales and commissions, despite a 1.1% reduction in the average store count during this period.

     Total merchandise sales were 2.3% higher for the year ended December 30, 1995 as compared to the year ended December 31, 1994. On a comparable 52-week basis, merchandise sales increased 4.3% in 1995. This increase resulted primarily from a same store merchandise sales increase of 4.7% on a 52-week basis. The increase in merchandise sales for the year is attributable to the addition of branded fast food operations in certain stores, more promotional cigarette sales activity, improvements in Lil' Champ's frozen carbonated beverage offerings and the introduction of a new prepaid phone card program.

     Gasoline revenues for the year ended December 30, 1995 increased 3.4% as compared to the prior year. The increase was 5.4% on a comparable 52-week basis. Higher gasoline revenue resulted from increases in retail price per gallon and total gallons sold (on a 52-week basis) of 4.0% and 3.3%, respectively. The increase in gasoline gallons sold reflects a same store gasoline gallon increase of 1.3% on a comparable 52-week basis and the opening of three new stores, partially offset by the closing of 21 lower-than-average volume stores.

     For the year ended December 30, 1995, commission revenue increased 3.8% over the prior year to $8.0 million. This increase is attributable to increased money orders and the benefits of a new pay phone service contract.

     Gross Profit. Gross profit for the year ended December 30, 1995 increased 1.3% from the prior year to $111.1 million. The increase consisted of increases in gasoline gross profit, merchandise gross profit and commission revenue of 2.4%, 0.6% and 3.8%, respectively. Merchandise gross profit margin decreased to 33.9% in 1995 from 34.5% in 1994 due to increased sales of lower margin private label cigarettes and increased soft drink promotions. Gasoline gross profit per gallon increased to $0.134 in 1995 from $0.130 in 1994 as a result of the closure of 21 underperforming stores and the opening of three new stores with higher-than-average gasoline gross margins.

     Store Operating and General and Administrative Expenses. Store operating expenses increased 2.6% for the year ended December 30, 1995 over the prior year. This increase was due to the introduction of branded fast food in certain stores and higher gas maintenance and tank removal costs related to store closings. These factors were partially offset by lower labor and other store variable costs in 1995 related to the 52-week year as compared to the 53-week year in 1994. Store operating expenses as a percentage of merchandise sales for the year were flat compared to 1994 at 32.3%. General and administrative expenses for the year ended December 30, 1995 decreased 14.0% from the prior year primarily because of a $1.5 million write-down of the Eli Witt investment in 1994 and the impact of one additional week in 1994. General and administrative expenses as a percentage of merchandise sales decreased in 1995 to 7.1% from 8.5% in 1994.

     Income from Operations. Income from operations for the year ended December 30, 1995 increased to $13.8 million from $11.3 million for the year ended December 31, 1994 primarily due to the reduction in general and administrative expenses.

     Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA represents income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization. EBITDA for the year ended December 30, 1995 increased 9.2% from the prior year to $27.3 million.

     Interest Expense. Interest expense for Lil' Champ arises from bank borrowings, notes held by Lil' Champ's parent and interest on capitalized lease obligations. Interest expense in 1995 decreased to $3.2 million from $3.9 million in 1994. This decrease reflects the reduction of debt outstanding during 1995.

Liquidity and Capital Resources

     The Pantry

     Due to the nature of The Pantry's business, substantially all sales are for cash, and cash provided by operations is The Pantry's primary source of liquidity. Capital expenditures, acquisitions and interest expense represent the primary uses of funds. The Pantry has relied primarily upon cash provided by operating activities, supplemented as necessary from time to time by borrowings under its working capital line, sale-leaseback transactions, asset dispositions and equity investments, to finance its operations, pay interest and fund capital expenditures and acquisitions. Cash provided by operating activities in fiscal 1995, fiscal 1996 and fiscal 1997 totaled $11.9 million, $5.4 million and $7.3 million, respectively.

     The Pantry also had $3.3 million of cash and cash equivalents on hand at September 25, 1997. Capital expenditures in fiscal 1995, fiscal 1996 and fiscal 1997 were $16.7 million, $7.1 million and $14.7 million, respectively. Capital expenditures are primarily expenditures for existing store improvements, store equipment, new store development and expenditures to comply with regulatory statutes, including those related to the environment. The Pantry finances substantially all new store development and acquisition activity through cash flow from operations and a sale-leaseback program or similar lease activity and asset dispositions. The Pantry spent $12.3 million related to its tuck-in acquisition program for the year ended September 25, 1997.

     The Pantry's long-term debt at September 25, 1997 consisted primarily of $100.0 million of the Senior Notes. The interest payments on the Senior Notes are due May 15 and November 15. See "Description of Other Indebtedness--Senior Notes".

     Lil' Champ

     Lil' Champ's primary source of liquidity is cash flow from operating activities. Capital expenditures, including costs associated with retrofitting USTs to meet new regulatory standards, and debt service payments are Lil' Champ's primary uses of funds. Lil' Champ has relied primarily on cash flow from operations, supplemented periodically with borrowings under its working capital facility and intercompany loans from its parent, Docks de France and proceeds from asset dispositions to finance its operations, make debt services payments and fund capital expenditures. Net cash provided by operating activities for fiscal 1994, fiscal 1995 and fiscal 1996 and the nine months ended September 27, 1997 was $20.2 million, $17.8 million, $23.0 million and $22.6 million, respectively.

     As of September 27, 1997, Lil' Champ had $9.5 million in cash and cash equivalents. Capital expenditures for fiscal 1994, fiscal 1995, fiscal 1996 and the nine months ended September 27, 1997 were $7.7 million, $12.0 million, $21.4 million and $10.2 million, respectively. Capital expenditures are primarily related to gasoline equipment retrofits, including those related to complying with environmental regulations, the installation of QSRs in existing stores, new store development, store remodels and for maintenance purposes. Lil' Champ's revolving credit and letter of credit facilities were refinanced in connection with the Lil' Champ Acquisition.

     The Company

     The Company's future liquidity needs will arise primarily from principal and interest payments under its outstanding indebtedness, and from the funding of its capital expenditures and acquisitions. The Company has outstanding approximately $263.1 million of indebtedness, including $200.0 million principal amount of the Notes and $49.0 million principal amount of the Senior Notes.

     The Company has entered into the New Credit Facility, consisting of a $45.0 million revolving credit facility and a $30.0 million acquisition facility. The New Credit Facility has availability for letter of credit usage, is secured by substantially all of the assets of the Company and the Guarantors and is guaranteed by the Guarantors. Principal and interest payments under the New Credit Facility and interest payments on the Notes, the Exchange Notes and the Senior Notes represent significant liquidity requirements for the Company. The loans under the New Credit Facility bear interest at floating rates based upon the interest rate option elected by the Company. See "Description of Other Indebtedness--New Credit Facility." The Senior Notes are due in 2000. The Company anticipates that it will refinance the Senior Notes, but there can be no assurance that such refinancing can be obtained.

     Capital expenditures of the Company will primarily be expenditures for existing store improvements, store equipment, new store development and environmental expenditures. Estimated capital expenditures for the Company are approximately $30.0 million for 1998 and approximately $20.0 million for each year thereafter through 2003. "Tuck in" acquisition expenditures will be funded by a combination of cash provided by operations, sale-leaseback transactions and the acquisition facility portion of the New Credit Facility and are estimated at $4.0 million for 1998 and thereafter $12.0 million per year through 2003.

     Federal, state, and local regulatory agencies have adopted various regulations governing USTs that require the Company to make certain expenditures for compliance. Regulations enacted by the EPA in 1988 established requirements for UST systems and ongoing monitoring of USTs. The Pantry has upgraded approximately 81% of Pantry locations, and approximately 71% of Lil' Champ locations have been upgraded. The Company plans to have all operating locations in compliance in advance of the required date. To meet these regulatory requirements, the Company's estimated 1998 capital expenditures include an estimated $1.0 million and $4.5 million for Pantry and Lil' Champ stores, respectively. For a more detailed discussion relating to USTs and other regulatory requirements, see "Business--Government Regulation and Environmental Matters."

     Due to the nature of the Company's business, substantially all sales will be for cash, and cash provided by operations will be the Company's primary source of liquidity. Capital expenditures and debt service represent the primary uses of funds. The Company believes cash provided by operating activities, supplemented as necessary from time to time by amounts available under the New Credit Facility, will be sufficient to finance its operations, service the interest payment on its debt, and fund capital expenditures for the foreseeable future.

    Inflation. General inflation has not had a significant impact on the Company over the past three years. Management expects the cost of tobacco products to increase over the next several years and, as a result, expects merchandise revenues to increase and merchandise gross margin percentage to decline. Management believes it can pass along these and other cost increases to its customers over the long-term and, therefore, does not expect inflation to have a significant impact on the results of operations or financial condition in the forseeable future.

                                    BUSINESS

Overview

     On October 23, 1997, The Pantry, Inc., the largest convenience store operator in North Carolina and South Carolina, purchased Lil' Champ Food Stores, Inc. Lil' Champ is the largest convenience store chain in northern Florida, operating 488 convenience stores located in 33 counties in northern Florida and southeastern Georgia. The combination of The Pantry and Lil' Champ has created the third largest independent convenience store chain in the United States (based on number of stores) with 878 stores and a strong concentration in the Southeast.

     The Pantry. The Pantry is the largest operator of convenience stores in North Carolina and South Carolina, where 289 of its 390 stores are located. The other 101 Pantry stores are located in western Kentucky, Tennessee and southern Indiana. The Pantry operates its convenience stores under the name "The Pantry," primarily in smaller towns and suburban areas. The Pantry's stores offer a broad selection of affordable, high quality merchandise and services, including tobacco products, beer, soft drinks, self-service fast food and beverages, publications, dairy products, groceries, health and beauty aids, video games and money orders. In its Kentucky and Indiana stores, The Pantry also sells lottery products. In addition, self-service gasoline is sold at 364 Pantry stores, 314 of which sells gasoline under brand names including Amoco, British Petroleum (BP), Exxon, Shell and Texaco. Since fiscal 1994, merchandise sales (including commissions from services) and gasoline sales have each averaged approximately 50% of total revenues. Management believes The Pantry has the following principal strengths:

    . Leading market position. The Pantry, which commenced operations in 1967, is a leading operator of convenience stores in the Southeast. Since 1979, The Pantry has operated the largest number of convenience stores in North Carolina and South Carolina, and currently has approximately twice the number of stores as its largest competitor. Throughout its operating history, The Pantry has captured many prime locations in its market areas. The Pantry's geographically concentrated store base in North Carolina and South Carolina generates operational and marketing efficiencies and enhances its negotiating position with suppliers.

    . Attractive markets. North Carolina and South Carolina are among the fastest growing states in terms of population, employment and gross state product. According to the U.S. Census Bureau, the population of these two states increased 8.5% for the period from 1990 through 1996, compared to the national average of 6.4% over the same period. According to the U.S. Bureau of Labor Statistics, employment in these two states increased 7.8% for the period from 1990 through 1996, compared to the national average of 6.7% over the same period. According to the U.S. Department of Commerce, the gross state product of these two states increased 12.6% for the period from 1990 through 1994, compared to the national average of 8.2% during the same period. Additionally, approximately 23% of The Pantry stores are located in coastal resort areas which attract vacationing customers, who tend to shop more frequently at convenience stores and are less sensitive to prices than local populations.

    . Experienced management. Beginning in the second quarter of fiscal 1996, The Pantry hired a new management team led by Peter J. Sodini. This team, with an average of 31 years of experience in various retailing industries, has been successful in improving The Pantry's operating and financial performance. Specific strategies implemented by The Pantry's new senior management team include: improving merchandising and supplier relationships, increasing expense controls, repositioning and rebranding gasoline operations, completing "tuck in" acquisitions, upgrading store facilities and increasing management depth to facilitate The Pantry's growth plans.

    . Branded gasoline offerings. The Pantry derives significant benefits from offering such branded gasolines as Amoco, British Petroleum (BP), Exxon, Shell and Texaco at 314 locations. Such benefits include increased customer traffic, higher gasoline margins, improved merchandise sales and a built-in credit card customer base. In addition, The Pantry receives reimaging allowances and marketing support from these branded gasoline suppliers which are used to upgrade facilities and maintain The Pantry's attractive customer image.

    . Attractive customer image. The Pantry prides itself on building a local, repeat customer base by emphasizing competitive prices, fully stocked stores, prompt and friendly customer service, cleanliness and safety at convenient, well-lighted locations. The Pantry's new merchandising programs, which offer expanded product selections tailored to local markets, have increased merchandise sales, gross margins and inventory turnover.

     Lil' Champ. Lil' Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil' Champ's 488 stores, operated under the name "Lil' Champ", are located primarily in northern Florida and Georgia, with 151 stores concentrated in the Jacksonville, Florida area. Like The Pantry, Lil' Champ stores offer a broad selection of affordable, high quality merchandise and services. Self-service gasoline is sold at 434 Lil' Champ stores, 202 of which sell gasoline under brand names including British Petroleum (BP), Chevron, Fina, and Texaco. In addition, Lil' Champ has developed a food service operation which includes 49 in-store QSRs offering national brands such as Taco Bell, A&W Root Beer, Long John Silver's and Pizza Hut. Since fiscal 1994, merchandise sales (including commissions from services) and gasoline sales have averaged approximately 46% and 54% of total revenues, respectively. Management believes Lil' Champ's strong financial performance is a result of the following key strengths:

    . Leading market position. As the largest convenience store chain in northern Florida, Lil' Champ has a strong regional identity. In its core Jacksonville, Florida market area, Lil' Champ operates 151 stores, approximately three times as many stores as its largest competitor. Lil' Champ's geographically concentrated store base in northern Florida generates operational and marketing efficiencies and enhances its negotiating position with suppliers.

    . Attractive markets. Northern Florida is a rapidly growing market for convenience stores. Lil' Champ stores are located predominantly in Florida, which is one of the fastest growing states in terms of population, employment and gross state product. According to the U.S. Census Bureau, the population of Florida increased 10.6% for the period from 1990 through 1996, compared to the national average of 6.4% over the same period. Jacksonville is among the fastest growing metropolitan areas in the United States. According to the U.S. Bureau of Labor Statistics, employment in Florida increased 8.4% for the period from 1990 through 1996, compared to the national average of 6.7% over the same period. According to the U.S. Department of Commerce, the gross state product of Florida increased 10.7% for the period from 1990 through 1994, compared to the national average of 8.2% during the same period.

     . Prime store locations. During its 26 years of operation, Lil' Champ has selectively chosen its store locations as new residential areas and interstate routes have been developed. Management believes that many of Lil' Champ's stores are in developed areas where current land prices and the unavailability of suitable plots make it difficult for competitors to replicate Lil' Champ's existing store base.

Operating Strategy

     Management's strategic goal is to continue to capitalize on and enhance the Company's position as a leading convenience store retailer in the Southeast. Management believes that the Company, with its established market positions, extensive network of locations and attractive customer image, will have a significant competitive advantage in generating operating efficiencies and pursuing "tuck in" acquisitions. Management intends to continue utilizing operating strategies that have been successfully employed at The Pantry. Elements of management's strategic plan include the following:

    . Focus on merchandising mix and margins. The Company's merchandising strategy is to offer a broader and more locally defined variety of products than is provided by other convenience stores, with particular emphasis on "fresh" food and beverage offerings, general merchandise and monthly promotional displays. This tailored product mix appeals to the tastes and needs of local customers and improves inventory turnover. During the summer season, for example, the Company's stores in resort areas carry more vacation oriented items such as large souvenir assortments, beachwear, beach toys and beach chairs. Furthermore, specific improvements have been implemented to enhance the breadth, quality and presentation of The Pantry's cigarette, coffee, prepared foods, general merchandise and novelty product offerings. These improvements have contributed to increases in merchandise sales and gross profit margin. Management believes there are opportunities to increase Lil' Champ's revenues and gross profit margin by applying elements of The Pantry's merchandising strategy to the Lil' Champ operations.

    . Leverage relationships with suppliers. An important element of the Company's operating strategy is developing and maintaining strong relationships with its merchandise and gasoline suppliers. The Pantry represents an attractive distribution channel to suppliers given its geographically concentrated store base and demonstrated ability to increase its merchandise sales and gasoline volumes. These factors enhance The Pantry's ability to obtain favorable terms from key suppliers. Management believes opportunities exist to similarly leverage Lil' Champ's supply relationships, given its high geographic concentration. Moreover, management believes the consolidation of the purchasing power of The Pantry and Lil' Champ will lead to additional cost savings.

    . Strengthen expense controls. The Pantry has significantly reduced its operating expenses as a percentage of sales by eliminating redundant positions, outsourcing certain non-core functions to third parties, renegotiating supply and service agreements and implementing improved employee training and retention, risk management and inventory shrink procedures and programs. Management believes that additional savings will be achieved by introducing The Pantry's expense control procedures in the Lil' Champ operations.

    . Improve gasoline operations. The Company will continue to focus on improving gasoline sales volumes at existing locations through its "Major Market" improvement program. The program involves (i) increasing the competitiveness of The Pantry's gasoline pricing, while maintaining acceptable profit margins, (ii) upgrading gasoline facilities and equipment and (iii) selectively rebranding stores. The Pantry has successfully implemented this program at 100 stores in four markets (representing 40% of The Pantry's gasoline volume) as evidenced by increased comparable store gasoline volumes of approximately 25% at these stores for the six months ended September 25, 1997 compared to the prior year period. As part of this effort, The Pantry is consolidating its gasoline purchasing among a select number of branded gasoline suppliers. Since February 1997, The Pantry has rebranded 71 stores with Shell gasoline pursuant to a long-term supply agreement and anticipates a total of 180 stores will be rebranded upon full implementation of the Shell rebranding program in 1998. Benefits of consolidating gasoline purchases include lower costs through volume rebates as well as obtaining allowances from certain gas suppliers for advertising and reimaging, which includes upgrading gasoline equipment by installing MPDs and CRINDs. While Lil' Champ has historically maintained competitive gasoline prices, management believes that Lil' Champ can achieve cost savings and volume increases through similar gasoline equipment upgrades and rebranding. For example, only 29 Lil' Champ stores currently have CRINDs compared to 131 stores at The Pantry.

    . Upgrade store facilities and equipment. The Pantry's store renovation program is an integral part of the Company's operating strategy. The Pantry continually evaluates the performance of individual stores and periodically upgrades store facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment. Typical upgrades include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for The Pantry's gasoline operations typically includes upgrading canopies, the addition of automated gasoline dispensing and payment equipment to enhance customer convenience and service and the installation of UST leak detection and other equipment in accordance with applicable EPA environmental regulations. The Pantry remodeled a total of 70 stores in seven markets in fiscal 1997. The total cost of these remodels was $4.6 million, a portion of which was paid for by branded gasoline suppliers. Since remodeling, these stores have achieved merchandise sales and gasoline gallon increases of 7.3% and 22.6%, respectively, as compared to the comparable period of the prior year. At its Lil' Champ stores the Company intends to implement a program of cosmetic upgrades, including new paint and interior lighting, in addition to selectively upgrading gasoline facilities and equipment. Management believes that its store upgrade program offers an opportunity to improve the performance of Lil' Champ operations.

    . Pursue "tuck in" acquisitions and new store development. Management believes there are opportunities to increase the Company's sales and gain operating efficiencies through store acquisitions and new store development. The Pantry's "tuck in" acquisition strategy focuses on acquiring individual stores or small chains within The Pantry's existing market area. The Pantry's "tuck in" acquisition program is complemented by new store development in existing markets with strong growth characteristics. By pursuing this growth strategy, the Company believes it can increase its market share and improve operating results, while taking advantage of such markets' favorable growth prospects. During the current fiscal year, The Pantry has acquired a total of 35 stores in five separate transactions, with aggregate annual revenues of $45.0 million. All of the acquired stores are in locations within The Pantry's existing markets. Management believes these acquisitions are made on favorable terms and will provide opportunities to improve merchandise sales, gross margins and gasoline volumes and eliminate overhead related to the acquired stores. The Company will continue to pursue this acquisition strategy in its primary markets including the newly acquired Lil' Champ markets.

Synergies of the Lil' Champ Acquisition

     Through the Lil' Champ Acquisition, management anticipates that the Company will improve operating profit by (i) negotiating more favorable arrangements with suppliers of merchandise and other services due to increased purchasing volumes; (ii) concentrating Lil' Champ gasoline purchases among fewer suppliers to achieve lower supply costs and more favorable advertising and reimaging allowances; and (iii) reducing operating expenses through improved expense controls, the elimination of certain overlapping administrative costs and the renegotiation of outside service arrangements such as property and general liability insurance, employee benefits, environmental services, equipment purchasing and gas hauling. Although the operations of Lil' Champ are integrated with The Pantry, the Company will continue to operate the Lil' Champ locations under the "Lil' Champ" name in order to capitalize on its strong regional identity. There can be no assurance that such synergies or cost savings will be realized or that there will not be delays in achieving such synergies or cost savings.

The Convenience Store Industry

     Total convenience store industry sales rose 5.4% in 1996 over the prior year to $151.9 billion, with 46.5% of revenues from merchandise sales and 53.5% from gasoline. This increase in sales compares favorably to the total increase in retail sales and grocery store sales, which increased 5.3% and 3.2%, respectively. The industry employed over 772,000 people in 1996, an increase of 1.1% from 1995, and industry store count increased 1.1% to 94,200 in 1996, the first increase since 1990. The growth in store count marks a turning point for an industry that has been restructuring, merging and downsizing for several years.

     Industry pre-tax profitability fell during 1996 from the record levels of the prior two years to $2.4 billion, but still represented the third highest year of pre-tax profit in history. For the first time since 1988, convenience store chains with over 200 stores were more profitable than smaller category chains. This major reversal reflects the cost-cutting efforts by the larger chains over the last few years, particularly in the area of general and administrative costs. These larger size companies are beginning to reap the benefits of lower cost structures, investments in technology and economies of scale.

     In 1996, merchandise sales grew 1.4% to $70.7 billion. Tobacco was the predominant category, comprising 26.4% of all merchandise purchases. Fast food in all forms contributed 13.9% to total merchandise purchases, and beer represented 12.6%. Total merchandise gross profit margin rose to $22.1 billion in 1996 from $21.2 billion, and merchandise gross profit margin increased in 1996 to 31.2% from 30.4% in 1995. This increase was due to increasing sales in the higher margin foodservice items in proportion to sales of lower margin tobacco products.

     The trend to combine gasoline operations with merchandise-selling stores has played a key role in the growth of the industry. Since 1988, the convenience store industry has steadily increased its share of the market for gasoline from 36.5% to 53.5% in 1996. Its share is expected to increase to almost 60% by the year 2000. Gross margins per gallon have increased from $0.105 in 1991 to $0.131 in 1996. Management believes that the increase in gasoline gross margins was due in part to the increased use of branded gasoline in the industry. The benefits of branded gasoline include name recognition, use of an oil company's credit card program, and a more reliable supply source during times of crisis, e.g., the Gulf War. Total gasoline sales increased 9.1% to $81.2 billion in 1996 from $74.4 billion in 1995 due primarily to increased average retail gasoline prices and, to a lesser extent, increased usage. During 1996, gasoline margins dropped to $0.131 from $0.134 in 1995 due to general market conditions and increased price competition.

     The industry is in the midst of a consolidation trend with a number of significant mergers and acquisitions in recent years. This consolidation trend is driven by the increasing costs of doing business, in particular, the increasing costs of compliance with environmental laws and, more recently, increasing technology requirements. The 50 largest convenience store operators in North America operate more than 45,500 stores, representing 49% of the total 93,200 stores for the industry. Based on the number of stores, The Pantry was ranked the 32nd largest operator in 1996 and the 33rd largest operator in 1997. Lil' Champ was ranked the 29th largest operator for 1996 and 27th in 1997. The combined entities on a pro forma basis would have ranked 12th in 1996 and 14th in 1997. Of the ten largest chains in 1997, only the industry's number-one ranked chain, Southland Corp. (7-Eleven), is an "independent"--not owned by an oil company. The Company is now the third largest independent convenience store operator in the United States.

The Pantry

     On November 30, 1995, FS&Co. and CMC acquired ownership interests in The Pantry. Beginning in the second quarter of fiscal 1996, The Pantry strengthened its senior management team. Peter J. Sodini, an experienced retail executive, was hired in February 1996 and was appointed President and Chief Executive Officer in June 1996. Concurrently, several key executive positions were filled including: Senior Vice President of Administration and Gasoline Marketing, Senior Vice President of Operations and Vice President of Marketing. In January 1997, a new Senior Vice President of Finance joined The Pantry. In addition, several other new employees were hired to fill other positions with specific skill requirements. These individuals all bring strong experience in retail operations.

     The management team has reorganized The Pantry's management structure and reporting relationships to improve organizational effectiveness, reduce operating costs and increase profitability. Having made progress towards reducing overhead, the management team focused on reducing the acquisition cost of goods and services. At the same time, store expenses were examined and a number of new policies and procedures were implemented to reduce costs, particularly store labor. These cost savings measures enabled The Pantry to implement a number of initiatives designed to improve merchandising and increase customer traffic, transaction size and same store sales volume and to focus on the competitive repositioning of its gasoline operations.

     Merchandise Sales. For the year ended September 25, 1997, The Pantry's merchandise sales (including commissions from services) were 48.5% of total revenues. The Pantry's gross margins on merchandise sales after purchase rebates, mark-downs, inventory spoilage and inventory shrink increased to 34.4% for this period from 33.0% in the same period of the prior year. Merchandise sales per store for the year ended September 25, 1997 increased by 9.6% from the comparable period for the previous year.

     The following table highlights certain information with respect to The Pantry merchandise sales for the last two fiscal years:

                                                                         Fiscal Year Ended
                                                                       --------------------
                                                                         1996       1997
                                                                        -------    -------
     Merchandise sales (in millions)............................        $188.1     $202.4
     Average merchandise sales per store (in thousands).........        $479.8     $525.8
     Merchandise gross margins (after purchase rebates, mark-
      downs, inventory spoilage and inventory shrink)...........          33.0%      34.4%
     Average number of stores...................................           392        385

     The Pantry's stores generally carry approximately 4,200 stock keeping units and offer a full line of convenience products, including tobacco products, beer, soft drinks, self-service fast foods and beverages (including fountain beverages and coffee), candy, newspapers and magazines, snack foods, dairy products, canned goods and groceries, health and beauty aids and other immediate consumables. The Pantry has also developed an in-house food service program featuring breakfast biscuits, fried chicken, deli and other hot food offerings. The following table describes The Pantry's merchandise sales mix for the last two fiscal years:

                                                    Fiscal Year Ended
                                                    -----------------
                                                     1996        1997
                                                    ------      -----
     Tobacco products........................       25.2%       27.8%
     Beer....................................       14.5        15.1
     Soft drinks.............................       13.8        13.7
     Self-service fast foods and beverages...        7.4         6.9
     General Merchandise.....................        6.0         6.4
     Candy...................................        5.0         4.8
     Newspapers and magazines................        5.7         5.0
     Snack foods.............................        4.5         4.6
     Dairy products..........................        2.8         2.8
     Bread/Cake..............................        2.3         2.1
     Grocery and Other.......................       12.8        10.8
                                                    ----        ----
      Total..................................       100%        100%
                                                    ====        ====


     The Pantry purchases over 50% of its general merchandise (including most tobacco products, candy, paper products, pet food and food service items) and groceries from a single wholesale grocer, McLane Company, Inc. ("McLane"). In addition, McLane supplies health and beauty aids, cigars, smokeless tobacco, toys, and seasonal items to all stores. However, there are adequate alternative sources available to purchase this merchandise should a change from the current wholesaler become necessary or desirable. The Pantry purchases the balance of its merchandise from a variety of other distributors.

     Gasoline Operations. For the year ended September 25, 1997, The Pantry's revenues from sales of gasoline were 51.5% of total revenues, and the number of gallons sold on a company-wide and per store basis increased each by 11.7%, for the year ended September 25, 1997, compared to fiscal 1996. Since the beginning of fiscal 1997, both the total gallons sold and the average volume per store increased due to (i) more competitive pricing; (ii) the acquisition or opening of 36 stores, which had in the aggregate higher than average gasoline volumes and (iii) the upgrading of many locations with automated gasoline dispensing or payment equipment such as the installation of MPDs or CRINDs. MPDs and CRINDs increase gasoline volume and the percentage of premium grade gasoline sold, which typically has higher margins than lower grade gasoline. To upgrade a location with CRINDs, The Pantry can either retro-fit existing MPDs with CRINDs or install new MPDs with CRINDs. The Pantry installed a total of 64 CRINDs at existing stores in fiscal 1996 and fiscal 1997. In addition, each of the new stores opened since fiscal 1994 sell gasoline and have MPDs and CRINDs.

     The following table highlights certain information regarding The Pantry's gasoline operations for the last two fiscal years:

                                                                           Fiscal Year Ended
                                                                         ----------------------
                                                                            1996         1997
                                                                         ---------    ---------
     Operating data:
       Gasoline sales ($ in millions).........................             $192.7       $220.2
       Gasoline gallons sold (in millions)....................              160.7        179.4
       Average gallons sold per store (in thousands)..........              448.8        501.2
       Average retail price per gallon........................             $ 1.20       $ 1.23
       Average gross profit per gallon (in cents).............             $0.156       $0.128

       Locations selling gasoline.............................                352          364
       Number of company-owned branded locations..............                285          300
       Number of company-owned unbranded locations............                  6           35
       Number of third-party locations (branded & unbranded)..                 61           29


     The decrease in gross profit per gallon in fiscal 1997 was due to The Pantry's more competitive gasoline pricing strategy, general gasoline market conditions and increased price competition from other gasoline marketers in certain markets.

     Of the 364 Pantry stores that sold gasoline as of September 25, 1997, 314 (including third-party locations selling under these brands) or 86% were branded under the Amoco, Ashland, British Petroleum (BP), Chevron, Citgo, Exxon, Shell or Texaco brand names. The Pantry has continually sought to increase the number of its branded locations by opening new branded locations and by converting unbranded locations to branded locations.

     As of September 25, 1997, The Pantry owned the gasoline operations at 335 locations and at 29 locations had gasoline operations that were operated under third-party arrangements. At company-operated locations, The Pantry owns the gasoline storage tanks, pumping equipment and canopies, and retains 100% of the gross profit received from gasoline sales. In fiscal 1997, these locations accounted for 90.0% of total gallons sold. Under third-party arrangements, an independent gasoline distributor owns and maintains the gasoline storage tanks and pumping equipment at the site, prices the gasoline and pays The Pantry approximately 50% of the gross profit. In fiscal 1997, third-party locations accounted for 10.0% of the total gallons sold by The Pantry. In the fourth quarter of fiscal 1997, The Pantry purchased 23 third-party locations and anticipates further reduction of third-party arrangements in the future. The Pantry has been phasing out third-party arrangements because its owned operations are more profitable.

     The Pantry purchases its gasoline from major oil companies and independent refiners. There are 18 gasoline terminals in The Pantry's operating areas, enabling The Pantry to choose from more than one distribution point for most of its stores. The Pantry's inventories of gasoline (both branded and unbranded) turn approximately every seven days.

     Store Locations. As of September 25, 1997, The Pantry operated 390 convenience stores located primarily in smaller towns and suburban areas in five states. Substantially all of The Pantry's stores are free standing structures averaging approximately 2,400 square feet and provide ample customer parking. The following table shows the geographic distribution by state of The Pantry's stores at September 25, 1997:


                               Number of      Percent of
           State                 Stores      Total Stores
     ---------------------     ---------     ------------
     North Carolina.......       155             40.0%
     South Carolina.......       134             35.0
     Kentucky.............        56             14.0
     Tennessee............        24              6.0
     Indiana..............        21              5.0
                                 ---            -----
          Total...........       390            100.0%
                                 ===            =====


     Since fiscal 1994, The Pantry has opened a limited number of new stores and closed or sold a substantial number of underperforming stores. Beginning in 1997, The Pantry turned its attention from closing underperforming stores, which management believes has largely been accomplished, to commencing its "tuck in" acquisition program. The following table summarizes these activities:

                                                   Fiscal Year Ended
                                             ----------------------------
                                             1994    1995    1996    1997
                                             ----    ----    ----    ----
Number of stores at beginning of period...    415     406     403     379
Opened or acquired........................      1      10       4      36
Closed or sold............................    (10)    (13)    (28)    (25)
                                              ---     ---     ---     ---
Number of stores at end of period.........    406     403     379     390
                                              ===     ===     ===     ===

     The Pantry continually evaluates the performance of each of its stores to determine whether any particular store should be closed or sold based on its sales trends and profitability. In deciding to close or sell an underperforming store, The Pantry considers such factors as store location, gasoline volumes and margins, merchandise sales and gross profits, lease term, rental rate and other obligations and the store's contribution to corporate overhead. Although closing or selling underperforming stores reduces revenues, The Pantry's operating results typically improve since these stores were generally unprofitable.

     Site Selection. Most of The Pantry's stores are located in smaller towns and suburban areas of medium size cities in its market areas. In opening new stores in recent years, The Pantry has focused on selecting store sites on highly traveled thoroughfares in coastal resort areas and suburban markets of larger cities or near exit and entrance ramps of highly traveled highways that provide convenient access to the store location. The Pantry's cost of opening new stores in these high-traffic areas has been higher than it has incurred in connection with its prior store development activities. In selecting sites for new stores, The Pantry uses an evaluation process designed to enhance its return on investment by focusing on market area demographics, population density, traffic volume, visibility, ingress and egress and economic development in the market area. The Pantry also reviews the location of competitive stores and customer activity at those stores. In fiscal 1996 and fiscal 1997, The Pantry opened an aggregate of five stores at an average cost of approximately $1.5 million per store.

     "Tuck In" Acquisitions. In five separate transactions since April 1, 1997, The Pantry has acquired 35 operating convenience stores in North Carolina and South Carolina with aggregate annual revenues of $45.0 million. Nineteen stores are located in or around Charleston and Hilton Head, South Carolina, increasing The Pantry's total number of stores in this area to over 50 and solidifying The Pantry as the largest operator in this growing market. The remaining 16 acquired stores are located in eastern North Carolina in markets where The Pantry was previously under-represented or operated only a few locations. These "tuck in" acquisitions strengthen The Pantry's market share and name recognition. Additionally, management believes these acquisitions were made on favorable terms and will provide opportunities to improve revenue, gross margins and eliminate overhead related to the acquired stores.

     Upgrading of Store Facilities and Equipment. During fiscal 1996 and fiscal 1997, The Pantry upgraded the facilities and equipment at many of its store locations, including gasoline equipment upgrades, at a cost of approximately $6.1 million and $9.2 million, respectively. The Pantry's store renovation program is an integral part of The Pantry's operating strategy. The Pantry continually evaluates the performance of individual stores and periodically upgrades store facilities and equipment based on sales volumes, the lease term for leased locations and management's assessment of the potential return on investment. Typical upgrades for many stores include improvements to interior fixtures and equipment for self-service food and beverages, interior lighting, in-store restrooms for customers and exterior lighting and signage. The upgrading program for The Pantry's gasoline operations includes the addition of automated gasoline dispensing and payment systems, such as MPDs and CRINDs, to enhance customer convenience and service and the installation of UST leak detection and other equipment in accordance with applicable EPA environmental regulations. See "Government Regulation and Environmental Matters."

     Store Operations. Each store is staffed with a manager, an assistant manager and sales associates, and most stores are open 24 hours, seven days a week. The Pantry's field operations organization is comprised of a network of regional and district managers who, with The Pantry's corporate management, evaluate store operations on a weekly basis. The Pantry also monitors store conditions, maintenance and customer service through a regular store visitation program by district and regional management.

Lil' Champ

     Merchandise Sales. For the nine months ended September 27, 1997, Lil' Champ's sales of merchandise (including commissions from services) were 46.1% of total revenues. Lil' Champ's gross margins on merchandise sales after purchase rebates, mark-downs, inventory spoilage and inventory shrink averaged approximately 34.1% over that period. Lil' Champ has made an effort to promote its strongest gross margin products by (i) expanding fountain and coffee product areas; (ii) improving the quality controls on deli items; and (iii) adding branded fast food service to more of its stores.

     The following table highlights certain information with respect to Lil' Champ merchandise sales for the last fiscal year and for the nine months ended September 28, 1996 and September 27, 1997:

                                                                                         Nine Months Ended
                                                                     Fiscal Year   -----------------------------
                                                                        Ended      September 28,   September 27,
                                                                         1996          1996            1997
                                                                    ------------   -------------   -------------
     Merchandise sales (in millions).......................             $226.1         $171.3           $177.4

     Average merchandise sales per store (in thousands)....             $452.8         $342.7           $361.4

     Merchandise gross margins (after purchase rebates,
       mark-downs, inventory spoilage and inventory
       shrink).............................................               34.2%          34.1%            34.1%
     Average number of stores..............................                499            500              491


     Lil' Champ stores generally carry approximately 4,000 stock keeping units. Tobacco, alcoholic beverages and soft drinks provided Lil' Champ with approximately 60% of its total merchandise sales for the nine months ended September 27, 1997. Lil' Champ sells tobacco in all of its stores and sells alcohol in all but six locations (five are not permitted by local law to sell alcohol and one is restricted by the terms of its lease). The following table describes Lil' Champ's merchandise sales mix for the last fiscal year and for the nine months ended September 28, 1996 and September 27, 1997:

                                                             Nine Months Ended
                                                      -----------------------------
                                     Fiscal Year      September 28,   September 27,
                                     Ended 1996          1996             1997
                                     -----------      -------------   -------------
  Tobacco products..............         25.0%             24.8%            25.9%
  Alcoholic beverages...........         19.5              19.4             19.4
  Soft drinks...................         15.3              15.7             14.8
  Branded fast foods and deli...          3.7               3.6              4.0
  Candy.........................          4.3               4.3              4.2
  Newspapers and magazines......          4.0               3.9              3.7
  Snack foods...................          4.9               4.9              4.9
  Dairy products................          5.5               5.4              5.1
  Bakery........................          2.5               2.5              2.4
  General Merchandise...........         15.3              15.5             15.6
                                        -----             -----            -----
      Total.....................        100.0%            100.0%           100.0%
                                        =====             =====            =====


     Lil' Champ operates 72 QSRs, with 49 stores offering customers nationally branded fast food including Taco Bell (35 stores), A&W Root Beer (four stores), Long John Silvers (five stores), Pizza Hut (four stores) and Sobiks Subs (one store). The remaining QSRs offer in-house branded hot foods and deli items under the "Knockout Deli" name.

     As of April 1996, Lil' Champ switched its primary grocery supplier from The Eli Witt Company to McLane, which is also the supplier for The Pantry. McLane is the largest supplier of groceries to convenience stores in the country. For non-grocery products, Lil' Champ does business with various other wholesalers and is the largest customer for a number of these distributors. For instance, in Jacksonville, Lil' Champ is the largest customer of three major beer wholesalers for Anheuser-Busch, Miller Brewing and Strohs Brewing.

     Gasoline Operations. For the nine months ended September 27, 1997, Lil' Champ's revenues from the sale of gasoline were approximately 53.9% of total revenues, and the number of gallons sold on a company-wide and per store basis increased by 0.9% and 1.9%, respectively, for the nine months ended September 27, 1997, compared to the same period in 1996. As of September 25, 1997, Lil' Champ had MPDs and CRINDs in 254 and 29 stores, respectively. Management believes that the installation of additional MPDs and CRINDs at the Lil' Champ stores would increase gasoline volumes and gasoline gross margins at those stores.

     The following table highlights certain information regarding Lil' Champ's gasoline operations for the last fiscal year and for the nine months ended September 28, 1996 and September 27, 1997:


                                                                      Nine Months Ended
                                                                 --------------------------
                                                   Fiscal Year   September 28,  September 27,
                                                   Ended 1996        1996           1997
                                                   -----------   ------------   ------------
Operating data:
  Gasoline sales ($ in millions).................       $278.9         $207.2         $214.7
  Gasoline gallons sold (in millions)............        224.2          168.3          169.8
  Average gallons sold per store (in thousands)..        509.3         $382.4         $389.7
  Average retail price per gallon................       $ 1.24         $ 1.23         $ 1.26
  Average gross profit per gallon (in cents).....       $0.122         $0.125         $0.125

Store data (at end of period):
  Locations selling gasoline.....................          438            441            434
  Number of company-owned branded locations......          200            198            202
  Number of company-owned unbranded locations....          238            243            232

     While Lil' Champ sources its branded gasoline from seven different suppliers, Chevron and British Petroleum (BP) account for 63% of the Company's branded stores. In addition to branded gasoline, Lil' Champ purchases gasoline from approximately 15 other sources which Lil' Champ then sells under its own name.

     The upgrading program for Lil' Champ's gasoline operations has also included the installation and retrofitting of UST leak detection and other equipment in order to comply with EPA's UST Regulation and the related FDEP Regulation. See "Government Regulation and Environmental Matters."

     Store Locations. As of September 25, 1997, Lil' Champ operated 488 stores in Florida and Georgia. The Florida stores are concentrated in northern and central Florida (from Jacksonville to Tampa). In Georgia, stores are located in the southeast corner of the state and as far north as Savannah. The vast majority of Lil' Champ stores constructed prior to 1992 average 2,400 square feet, most of which are laid out in a 60' by 40' design. Newer stores can be more than 3,400 square feet with the additional capacity designed to accommodate larger fountain units, additional cooler door windows, branded fast food operations and seating areas. In most stores, between 75% and 80% of the total square footage is used as selling spacing. The following table shows the geographic distribution by state of Lil' Champ stores at September 27, 1997:



                          Number of   Percent of
        State              Stores    Total Stores
-----------------------   ---------  ------------
Florida................         437            90%
Georgia................          51            10
                                ---           ---
     Total.............         488           100%
                                ===           ===



     Lil' Champ continually evaluates the performance of its stores to determine whether any particular store should be closed or sold based on its sales trends and profitability. Since 1991, Lil' Champ has strategically closed stores in locations which are no longer profitable and has pursued a selective approach to new store openings. The three main criteria which lead to a store closing are:
(i) a prolonged history of loss, (ii) expiration of lease on an underperforming or older store without future potential and (iii) the cost of upgrading to meet environmental regulations. Following the Lil' Champ Acquisition, management will review the Lil' Champ stores for additional closure candidates.

     Since fiscal 1994, Lil' Champ has opened a limited number of new stores and closed or sold a substantial number of underperforming stores. The following table summarizes these activities:

                                             Fiscal Year Ended             Nine Months Ended
                                           --------------------      -------------------------------
                                                                     September 28,     September 27,
                                           1994    1995    1996          1996              1997
                                           ----    ----    ----      ------------      ------------
Number of stores at beginning of year...    518     508     501               501               495
Opened or acquired......................      2       4       4                 3                 1
Closed or sold..........................    (12)    (11)    (10)               (5)               (8)
                                            ---     ---     ---               ---               ---
Number of stores at end of year.........    508     501     495               499               488
                                            ===     ===     ===               ===               ===


     Upgrading of Store Facilities and Equipment. Lil' Champ has focused approximately 33% of its capital expenditures for the last three years on upgrading gasoline facilities and retrofitting of USTs in accordance with new regulatory standards. The balance of Lil' Champ's capital expenditures during this period have been used for general maintenance, new stores, remodelling and installing fast food operations. For the nine months ended September 27, 1997, Lil' Champ invested $5.2 million in gasoline equipment upgrades and retrofits for USTs and $0.5 million for remodelling stores. Lil' Champ will complete its environmental compliance projects in 1998.

     Site Selection. In recent years, Lil' Champ's new store development activity has been limited primarily due to capital constraints. Additionally, opening new stores in Lil' Champ's markets is a lengthy process due to land availability and zoning regulations which may require more than one year until opening. In the Jacksonville, Florida area, management of Lil' Champ estimates that only seven new convenience stores were opened in 1996, one of which was a Lil' Champ store. In August 1997, Lil' Champ opened one new store located in Flagler County, Florida.

     Store Operations. Each store is staffed with a manager, an assistant manager and a clerk. Most stores are open 18 hours, seven days a week, with opening and closing times commensurate with customer traffic. Twenty-five percent of the stores operate on a 24-hour basis. Lil' Champ's field operations organization is comprised of a network of regional and district managers. Lil' Champ also monitors store conditions, maintenance and customer service through a regular store visitation program by district and regional management.

Competition

     The convenience store and retail gasoline industries are highly competitive. The performance of individual stores can be affected by changes in traffic patterns and the type, number and location of competing stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety. In addition, factors such as inflation, increased labor and benefit costs and the availability of experienced management and hourly employees may adversely affect the convenience store industry in general and the Company's stores in particular.

     The Company competes with numerous other convenience store chains, franchisees of other convenience stores chains, local owner-operated convenience stores and grocery stores, and convenience stores owned and operated by major oil companies. In addition, the Company's stores offering self-service gasoline compete with gasoline service stations, including service stations operated by major oil companies. The Company's stores also compete to some extent with supermarket chains, drug stores, fast food operations and other similar retail outlets. In some of the Company's markets, certain competitors, particularly major oil companies, have been in existence longer and have substantially greater financial, marketing and other resources than the Company.

Trade Names, Service Marks and Trademarks

     The Company has registered or applied for registration of a variety of trade names, service marks and trademarks for use in its business, including The Pantry(TM), Worth(TM), Bean Street Coffee Company(TM), Big Chill(R), Lil' Chill(R) and others, which the Company regards as having significant value and as being important factors in the marketing of the Company and its convenience stores. In connection with the Lil' Champ Acquisition, the Company acquired the Lil' Champ Food Stores(TM) and Knock Out(TM) marks.

Government Regulation and Environmental Matters

     Many aspects of the Company's operations are subject to regulation under federal, state and local laws. The most significant of such laws are summarized below.

     General. As of September 25, 1997, the Company is responsible for the remediation of contamination at 56 sites. Other third parties are responsible for remediation of contamination at another 13 sites. The Pantry has accrued $7,806,000 for estimated total future remediation costs at the sites for which it is responsible. The Pantry anticipates that approximately $1,295,000 of these future remediation costs will not be reimbursed by state trust funds or covered by private insurance. Of the remaining $6,511,000, The Pantry believes that (i) approximately $6,341,000 will be reimbursed from state funds based on prior acceptance of sites for reimbursement under these programs or anticipated acceptance based on date of discovery of contamination and program regulations and (ii) approximately $170,000 will be covered by insurance based on prior acceptance of sites for such coverage. Reimbursements from state trust funds will be dependent upon the continued solvency of the various funds. These estimates are based on consultants' and management's estimates of the cost of remediation, tank removal, and litigation associated with all known contaminated sites as a result of releases (e.g. overfills, spills and UST system leaks). Although the Company is not aware of releases or contamination at other locations where it currently operates or has operated stores, any such releases or contamination could require substantial remediation costs, some or all of which may not be eligible for reimbursement from state trust funds.

      Several of the locations identified as contaminated are being cleaned up by third parties who have indemnified The Pantry as to responsibility for clean up matters. Additionally, The Pantry is awaiting closure notices on several other locations which will release the Company from responsibility related to known contamination at those sites.

     Storage and Sale of Gasoline. The Company is subject to various federal, state and local environmental laws. Federal, state, and local regulatory agencies have adopted regulations governing USTs that require the Company to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act of 1976, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention and cleanup of leaking USTs.

     In addition to the technical standards, the Company is required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from its UST systems. In order to comply with the applicable requirements, The Pantry maintains a letter of credit in the aggregate amount of $2.1 million issued by a commercial bank in favor of state environmental agencies in the states of North Carolina, South Carolina, Tennessee, Kentucky and Indiana and relies upon the reimbursement provisions of applicable state trust funds.

     Regulations enacted by the EPA in 1988 established requirements for (i) installing UST systems; (ii) upgrading UST systems; (iii) taking corrective action in response to releases; (iv) closing UST systems; (v) keeping appropriate records; and (vi) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The following is an overview of the requirements imposed by these regulations:

     Leak Detection. The EPA and states' release detection regulations were phased in based on the age of the USTs. All USTs were required to comply with leak detection requirements by December 22, 1993. The Pantry utilizes two approved leak detection methods for all Pantry-owned UST systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using statistical inventory reconciliation which compares the reported volume of gasoline purchased and sold with the capacity of each UST system and highlights discrepancies. The Pantry also performs annual leak detection tests. Lil' Champ utilizes tank and line monitoring systems, monitoring wells, inventory control and annual tank and line tests in its leak detection program. The Company believes it is in full or substantial compliance with the leak detection requirements applicable to its USTs.

     Corrosion Protection. The 1988 EPA regulations require that all UST systems have corrosion protection by December 22, 1998. The Company began installing non-corrosive fiberglass tanks and piping in 1982. The Company has a comprehensive plan to upgrade all of its steel tank UST systems to 1998 standards by December 22, 1998 through internal tank lining and cathodic protection. Approximately 81% of Pantry stores' and 85% of Lil' Champ stores' USTs have been protected from corrosion either through the installation of fiberglass tanks or upgrading steel USTs with interior fiberglass lining or the installation of cathodic protection.

     Overfill/Spill Prevention. The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. The Company will systematically install these devices on all Company-owned UST systems to meet the regulations. Spill/overfill equipment has been installed for approximately 81% of Pantry store USTs and 73% of Lil' Champ store USTs.

     The Company anticipates that it will meet the 1998 deadline for installing corrosion protection and spill/overfill equipment for all of its USTs and has budgeted approximately $5.5 million of capital expenditures for these purposes in fiscal 1998.

     State Trust Funds. All states in which the Company will operate UST systems have established trust funds for the sharing, recovering and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from UST systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of UST systems, are funded by a UST registration fee and a tax on the wholesale purchase of motor fuels within each state. The Company has paid UST registration fees and gasoline taxes to each state where it operates to participate in these trust programs and the Company has filed claims and received reimbursement in North Carolina, South Carolina, Tennessee, Georgia and Florida. The coverage afforded by each state fund varies but generally provides from $150,000 to $1.0 million per site for the cleanup of environmental contamination, and most provide coverage for third-party liabilities. However, Florida does not provide coverage for third-party claims, and Georgia does not provide coverage for third-party claims relating to personal injury or diminution in property values. Costs for which the Company does not receive reimbursement include but are not limited to: (i) the per-site deductible; (ii) costs incurred in connection with releases occurring or reported to trust funds prior to their inception; (iii) removal and disposal of UST systems; and (iv) costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require the Company to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of its UST system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. The Company estimates that its expenditures for remediation over the next five years will be approximately $4.5 million. In addition, a substantial amount will be expended for remediation on behalf of the Company by state trust funds established in the Company's operating areas or other responsible third parties (including insurers). To the extent such third parties do not pay for remediation as anticipated by the Company, the Company will be obligated to make such payments, which could materially adversely affect the Company's financial condition and results of operations. Reimbursements from state trust funds will be dependent upon the continued maintenance and solvency of the various funds. The State of Florida trust fund will cease accepting new claims for reimbursement for releases discovered after December 31, 1998. However, the State of Florida trust fund will continue to reimburse claims for remedial work performed on sites accepted into its program before December 31, 1998. Historically, a significant portion of the Lil' Champ's environmental claims have been covered by this trust fund. As a result, the Company will have to rely on private indemnity, available third-party insurance or self insure with respect to certain future UST related problems at its Florida store locations. See "Risk Factors--Environmental Matters."

     Sale of Alcoholic Beverages. In certain areas where stores are located, state or local laws limit the hours of operation for the sale of certain products, the most significant of which limit or govern the sale of alcoholic beverages. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages and to impose various restrictions and sanctions. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure to the Company for damage claims as a seller of alcoholic beverages is substantial, the Company has adopted procedures intended to minimize such exposure. In addition, the Company maintains general liability insurance which may mitigate the cost of any liability.

     Store Operations. The Company's stores are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of convenience stores, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new store in a particular area.

     The Company's operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance which could affect the Company's results of operations.

Legal Proceedings

     In the ordinary course of its business, the Company is party to various legal actions which the Company believes are routine in nature and incidental to the operation of its business. While the outcome of such actions cannot be predicted with certainty, the Company believes that the ultimate resolution of these matters will not have a material adverse impact on the business, financial condition or prospects of the Company. The Company makes routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities incurred as a result of releases from UST systems. See "Business-- Government Regulation and Environmental Matters."

Properties

     The Pantry owns the real property at 126 Pantry stores and leases the real property at 264 Pantry stores. Lil' Champ operates 488 stores of which 213 are owned and 275 are leased. Management believes that none of these leases is individually material to the Company. Most of the Company's leases are net leases requiring the Company to pay taxes, insurance and maintenance costs. Although the Company's leases expire at various times, approximately 80% of such leases have terms, including renewal options, extending beyond the end of fiscal 2002. Of the Company's leases that expire prior to the end of fiscal 2002, management anticipates that it will be able to negotiate acceptable extensions of the leases for those locations that it intends to continue operating. When appropriate, the Company has chosen to sell and then lease-back properties. Factors leading to this decision include alternative desires for use of cash, beneficial taxation, and minimization of the risks associated with owning the property (especially changes in valuation due to population shifts, urbanization, and/or proximity to high volume streets) and the economic terms of such sale-leaseback transactions.

     The Pantry owns its corporate headquarters, a three-story, 51,000 square foot office building in Sanford, North Carolina. Management believes that The Pantry's headquarters are adequate for its present and foreseeable needs. Lil' Champ leases a 21,538 square foot office facility in Jacksonville, Florida. This lease expires October 31, 1998.

Employees

     As of September 25, 1997, The Pantry employed approximately 2,161 full-time and 312 part-time employees. Fewer part-time employees are employed during the winter months than during the peak spring and summer seasons. Of The Pantry's employees, approximately 2,370 are employed in The Pantry's stores and 103 are corporate and field management personnel. As of September 27, 1997, Lil' Champ employed approximately 2,429 full-time and 331 part-time employees. Of Lil' Champ's employees, approximately 2,560 are employed in Lil' Champ's stores and 200 are corporate and field management personnel. None of The Pantry's or Lil' Champ's employees are represented by unions. The Company considers its employee relations to be good with respect to each of The Pantry and Lil' Champ operations.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information regarding the directors and executive officers of the Company as of November 30, 1997:

Name                        Age                    Position with the Company
-------------------------   ---   ------------------------------------------------------------
Peter J. Sodini              56   President, Chief Executive Officer and Director
Dennis R. Crook              54   Senior Vice President, Administration and Gasoline Marketing
William T. Flyg              55   Senior Vice President, Finance and Chief Financial Officer
Douglas M. Sweeney           58   Senior Vice President, Operations
John H. Hearne               54   Vice President, Real Estate
Daniel J. McCormack          54   Vice President, Marketing
Ronald P. Spogli             49   Director
Charles P. Rullman           49   Director
Todd W. Halloran             35   Director
Jon D. Ralph                 33   Director
Christopher C. Behrens       36   Director

     Peter J. Sodini, President, Chief Executive Officer and Director, joined The Pantry in February 1996 as Chief Operating Officer and was named President and Chief Executive Officer in June 1996. Mr. Sodini has served as a director of the Company since November 1995. Mr. Sodini is a director of Buttrey Food and Drug Stores Company and Pamida Holding Corporation. From December 1991 to November 1995, Mr. Sodini was Chief Executive Officer and a director of Purity Supreme, Inc. Prior to 1991, Mr. Sodini held executive positions at several supermarket chains including Boys Markets, Inc. and Piggly Wiggly Southern, Inc.

     Dennis R. Crook, Senior Vice President, Administration and Gasoline Marketing, joined The Pantry in March 1996. From December 1987 to November 1995, Mr. Crook was Senior Vice President, Human Resources and Labor Relations of Purity Supreme, Inc.

     William T. Flyg, Senior Vice President, Finance and Chief Financial Officer. Mr. Flyg joined The Pantry in January 1997. He was employed by Purity Supreme, Inc. ("Purity") as Chief Financial Officer from January 1992 until the Company was sold in November 1995, at which time he continued as an employee of Purity until December 1996.

     Douglas M. Sweeney, Senior Vice President, Operations, joined The Pantry in March 1996. From December 1991 to December 1995, Mr. Sweeney was Senior Vice President, Operations of Purity Supreme, Inc.

     John H. Hearne, Vice President, Real Estate, joined the Company in 1984. Prior to joining the Company, Mr. Hearne was employed for 15 years by Sears, Roebuck, and Company. He has been active in construction since 1965 and in commercial real estate and property management since 1977. He holds a real estate broker's license in both North Carolina and South Carolina.

     Daniel J. McCormack, Vice President, Marketing, joined The Pantry in March 1996. From 1989 to February 1996, Mr. McCormack was Director of Purchasing of Purity Supreme, Inc.

     Ronald P. Spogli, Director, has been a director of the Company since November 1995. He is a founding partner of FS&Co. which was founded in 1983. Mr. Spogli is the Chairman of the Board and a director of EnviroSource, Inc. Mr. Spogli also serves on the Boards of Directors of Calmar Inc., Buttrey Food and Drug Stores Company, AFC Enterprises, Inc. and Brylane Inc.

     Charles P. Rullman, Director, has been a director of the Company since November 1995. Mr. Rullman joined FS&Co. as a General Partner in 1995. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate BT Securities Corporation where he was a Managing Director and Partner.

     Todd W. Halloran, Director, has been a director of the Company since November 1995. Mr. Halloran joined FS&Co. in 1995. From 1994 to 1995 and from 1990 to 1994, Mr. Halloran was a Vice President and Associate at Goldman, Sachs & Co., respectively, where he worked in the Mergers and Acquisition Department and in the Principal Investment Area. Mr. Halloran is also a director of AFC Enterprises, Inc.

     Jon D. Ralph, Director, has been a director of the Company since November 1995. Mr. Ralph joined FS&Co. in 1989. Prior to joining FS&Co., Mr. Ralph spent three years at Morgan Stanley & Co. where he served as an Analyst in the Investment Banking Division. Mr. Ralph is also a director of EnviroSource, Inc.

     Christopher C. Behrens, Director, has been a director of the Company since February 1996. Since 1994, he has been a principal of Chase Capital Partners, an affiliate of The Chase Manhattan Corporation engaged in the venture capital and leveraged buyout business. From 1990 to 1994, Mr. Behrens was a Vice President in The Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of Portola Packaging and a number of other private companies.

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.


Executive Compensation

     The following table sets forth information with respect to the fiscal 1995, fiscal 1996 and fiscal 1997 compensation for services in all capacities of The Pantry's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers during the last completed fiscal year and two additional individuals for whom disclosures would have been provided as an executive officer but for the fact that the individual was not serving as an executive officer of the Company at the end of the last fiscal year (collectively, the "Executive Officers").

                           Summary Compensation Table

                                                                   Annual Compensation
                                               ---------------------------------------------------------
                                      Fiscal                            Other Annual      All Other
  Name and Principal Position          Year     Salary       Bonus     Compensation(a)   Compensation(b)
-----------------------------------   ------   ---------   ---------   ---------------   ---------------
Peter J. Sodini....................     1997    $305,218    $150,000    $        5,908      $      2,500
President and Chief                     1996     124,086      50,000             3,392               --
  Executive Officer(c)

Dennis R. Crook....................     1997    $151,832    $ 70,000    $        1,025      $      2,019
Senior Vice President,                  1996      82,933      20,000            41,250               --
  Administration and
  Gasoline Marketing(d)

William T. Flyg....................     1997    $109,615    $ 54,000    $        3,076      $        --
Senior Vice President,
  Finance and Chief
  Financial Officer(e)

Douglas Sweeney....................     1997    $149,983    $ 72,000    $        2,593      $     2,014
Senior Vice President,                  1996      91,334      20,000             1,352              --
  Operations (f)


                                                                   Annual Compensation
                                               ---------------------------------------------------------
                                      Fiscal                            Other Annual      All Other
  Name and Principal Position          Year     Salary       Bonus     Compensation(a)   Compensation(b)
-----------------------------------   ------   ---------   ---------   ---------------   ---------------
Daniel J. McCormack................     1997    $ 95,488    $ 45,000    $        4,269    $        1,279
Vice President,                         1996      45,334      15,000             5,934               --
  Marketing (g)

Eugene B. Horne, Jr................     1997    $102,925    $    --     $       11,436    $        2,617
Vice Chairman (h)                       1996     182,804      49,413            14,464             3,321
                                        1995     198,747     171,916            17,046             4,620

Mark C. King.......................     1997    $ 95,233    $    --             10,344    $        2,435
Senior Vice President,                  1996     119,923         --             11,280             2,885
  Finance (i)                           1995     100,000      26,607            10,670             3,723

______________________
(a) Consists primarily of executive medical reimbursements, but includes car allowances for Mr. Horne in the amount of $10,400, $10,400 and $12,000 in fiscal 1997, 1996 and 1995, respectively, and car allowances for Mr. King in the amount of $10,200 in each of fiscal 1997, 1996 and 1995, respectively.
(b) Consists of matching contributions to the Company's 401(k) savings plan.
    See "---Benefit Plan".
(c) Mr. Sodini was appointed Chief Operating Officer in February 1996 and appointed President and Chief Executive Officer of the Company in June 1996 and, accordingly, only fiscal year 1996 and 1997 information is provided.
(d) Dennis R. Crook was appointed Senior Vice President, Administration and Gasoline Marketing in March 1996 and, accordingly, only fiscal 1996 and fiscal 1997 information is provided.
(e) William T. Flyg was appointed Senior Vice President, Finance and Chief Financial Officer of the Company in January 1997 and, accordingly, only fiscal 1997 information is provided.
(f) Douglas M. Sweeney was appointed Senior Vice President, Operations in February 1996 and, accordingly, only fiscal year 1996 and 1997 information is provided.
(g) Daniel J. McCormack was appointed Director, Marketing in March 1996 and, accordingly, only fiscal year 1996 and 1997 information is provided.
(h) Mr. Horne served as Chief Executive Officer of the Company from December 1, 1995 until April 30, 1996. Mr. Horne served as Vice Chairman of the Company from May 1996 until June 30, 1997 when he resigned from the Company.
(i) Mr. King served as Senior Vice President, Finance from July 1, 1993 to June 30, 1997 when he resigned from the Company.

Executive Employment Contracts

     On October 1, 1997, The Pantry entered into an employment agreement with Mr. Sodini. This agreement contains customary employment terms and provides for an annual base salary of $475,000, subject to annual adjustment by the Board of Directors, participation in any benefit or bonus programs instituted by The Pantry, participation in an incentive bonus program which provides for a payout of a minimum of 25% upon the achievement of goals determined by the Board of Directors, and other perquisites. This agreement terminates on September 30, 2000. Pursuant to the terms of the agreement, if Mr. Sodini is terminated by The Pantry prior to a "change in control" (as defined) with "just cause" (as defined) or upon death or disability, Mr. Sodini shall be entitled to his then effective compensation and benefits through the last day of his actual employment by The Pantry (for termination for just cause or upon death) or his effective date of termination, as determined by the Board of Directors (for termination upon disability). In addition, if Mr. Sodini is terminated because of death or disability, The Pantry shall pay to the estate of Mr. Sodini or to Mr. Sodini, as the case may be, one year's pay (less amounts paid under any disability plan). If Mr. Sodini is terminated by The Pantry prior to a change in control without cause, Mr. Sodini shall be entitled to severance pay (including regular benefits) through the term of the agreement until such time as he engages in other employment. If Mr. Sodini is terminated by The Pantry following a change in control without cause or Mr. Sodini terminates his employment for "good reason" (as defined), Mr. Sodini shall be entitled to severance pay (including regular benefits) for a period of 18 months from the termination date, subject to certain limitations. This agreement contains covenants prohibiting Mr. Sodini, through the period ending on the later of (i) 18 months after termination or (ii) such time at which he no longer receives severance benefits from The Pantry, from competing with The Pantry or soliciting employees of The Pantry for employment.

     On June 3, 1996, The Pantry entered into an employment agreement with Mr. Crook. This agreement contains customary employment terms and provides for an annual base salary of $150,000, subject to annual adjustment by the Board of Directors and participation in any benefit or bonus programs instituted by The Pantry. The agreement terminates on March 31, 1998. Pursuant to the terms of the agreement, if Mr. Crook is terminated by The Pantry prior to a "change of control" (as defined) without cause, Mr. Crook shall be entitled to severance pay for the longer of the balance of the term or one year from the termination date, subject to certain limitations. If Mr. Crook is terminated by The Pantry following a change of control without cause or Mr. Crook terminates his employment for "good reason" (as defined), Mr. Crook shall be entitled to severance pay (including regular benefits) for a period of two years from the termination date, subject to certain limitations. This agreement contains covenants prohibiting Mr. Crook, for so long as he is employed by or receiving severance benefits from The Pantry, from competing with The Pantry or soliciting employment from employees of The Pantry.

Compensation of Directors

     Directors of The Pantry receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings.

Benefit Plan

     The Pantry sponsors a 401(k) employee retirement savings plan with Fidelity Investments for eligible employees. Employees must be at least nineteen years of age and have one year of service working at least 1,000 hours to be eligible to participate in the 401(k) plan. Employees may contribute up to 15% of their annual compensation and contributions are matched by The Pantry on the basis of 50% of the first 5% contributed. Matching contribution expense for The Pantry was $346,000, $330,000 and $305,000 for fiscal years 1995, 1996 and 1997, respectively.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors of The Pantry determines the compensation of the Executive Officers. During fiscal 1996 and fiscal 1997, Mr. Sodini participated in Board of Director deliberations regarding the compensation of The Pantry's Executive Officers.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of November 30, 1997, with respect to the beneficial ownership of common stock by (i) each person who beneficially owns more than 5% of such shares, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each director of the Company and (iv) all executive officers and directors of the Company as a group.

                                                         Amount of
                                                        and Nature
                                                       of Beneficial    Percentage
        Name and Address of Beneficial Owner             Ownership       of Class
     --------------------------------------------      -------------    ----------
     Freeman Spogli & Co. Incorporated(1)........          193,134         83.2%
      Ronald P. Spogli(1)........................              --           --
      Charles P. Rullman(1)......................              --           --
      Jon D. Ralph(2)............................              --           --
      Todd W. Halloran(2)........................              --           --

     Chase Manhattan Capital, L.P.(3)............           32,743         17.6%
      Christopher C. Behrens(3)(4)...............            5,263          2.8%

     Peter J. Sodini.............................              889            *
     Dennis R. Crook.............................              --           --
     William T. Flyg.............................              --           --
     Douglas Sweeney.............................              --           --
     Daniel J. McCormack.........................              --           --

     All directors and executive officers as a
      group (11 individuals).....................              --           --

______________________
*   Less than 1.0%.
(1) Includes 46,000 shares issuable on the exercise of currently exercisable warrants. 141,441 shares and 5,693 shares of common stock are held of record, by FSEP III and FSEP International, respectively. As general partner of FS Capital Partners, L.P. ("FS Capital"), which is general partner of FSEP III, FS Holdings, Inc. ("FSHI") has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P. ("FS&Co. International"), which is the general partner of FSEP International, FS International Holdings Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. Messrs. Spogli and Rullman and Bradford M. Freeman, William M. Wardlaw, J. Frederick Simmons and John M. Roth are the sole directors, officers and shareholders of FSHI, FS International Holdings and Freeman Spogli & Co. Incorporated, and as such may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by FSEP III and FSEP International. The business address of Freeman Spogli & Co. Incorporated, FSEP III, FS Capital, FSHI and its sole directors, officers and shareholders is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025 and the business address of FSEP International, FS&Co. International and FS International Holdings is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.
(2) Each of Messrs. Ralph and Halloran is an employee of an affiliate of Freeman Spogli & Co. Incorporated.
(3) The business address of Chase Manhattan Capital, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017. Mr. Behrens is a principal at Chase Capital Partners, an affiliate of CMC.
(4) Mr. Behrens is a general partner of Baseball Partners, a New York general partnership, that is the beneficial owner of 5,263 shares of common stock. Mr. Behrens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

     The Pantry has outstanding 17,500 shares of Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference of $1,000 per share and accrues cumulative dividends at the rate of 13% per annum. Each share of Series B Preferred Stock is entitled to ten votes on all matters on which holders of the Common Stock vote. FS&Co. owns the 17,500 outstanding shares of Series B Preferred Stock.

                             CERTAIN TRANSACTIONS

     In November 1995, FS&Co. and CMC purchased a 39.9% and 12.0% interest in The Pantry, respectively. In August 1996, FS&Co. and CMC acquired an additional approximately 37.0% and 11.1% interest in The Pantry, respectively. In December 1996, FS&Co. invested additional equity in The Pantry, thereby increasing its aggregate ownership interest to approximately 83.6% on a fully diluted basis. In October 1997, FS&Co., CMC and Peter J. Sodini purchased an aggregate of $32.4 million of the common stock of the Company in connection with the Lil' Champ Acquisition, thereby changing FS&Co.'s aggregate ownership interest to approximately 83.2% on a fully diluted basis. Mr. Sodini purchased 889 shares of the common stock of the Company for an aggregate purchase price of $400,500, payable $185,000 in cash and $215,500 in the form of a secured promissory note in favor of the Company. FS&Co. and CMC have together invested $92.8 million in the aggregate, $54.8 million of which has been invested in new equity securities of The Pantry. In connection with FS&Co.'s previous investments in The Pantry, The Pantry has paid transaction fees in the amount of $2.5 million to FS&Co. In addition, in connection with the Lil' Champ Acquisition, The Pantry paid a fee in the amount of $2.0 million to FS&Co.

     In August 1996, FS&Co., CMC, The Pantry and other stockholders entered into a stockholders' agreement whereby (i) FS&Co. was granted certain rights of first offer prior to any transfer of securities, (ii) FS&Co. was granted certain "drag-along" rights with respect to the sale of securities, (iii) FS&Co., CMC and other stockholders were granted certain "tag-along" rights to the sale of securities by other stockholders, (iv) various transfer restrictions were agreed upon by the stockholders and (v) certain Board representation rights of CMC were established. In August 1996, FS&Co., CMC, The Pantry and other stockholders entered into registration rights agreements relating to the common stock and preferred stock of The Pantry whereby certain demand and "piggyback" registration rights were granted to the stockholders. In connection with the Equity Investment, the stockholders agreement and registration rights agreements were amended to include Mr. Sodini as a party and make the shares purchased subject to such agreements.

                       DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

     The Company has entered into the New Credit Facility, which was co-arranged by CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp. Pursuant to the New Credit Facility, a syndicate of lenders ("Lenders") have agreed to lend to the Company up to $75.0 million in the form of senior secured credit facilities, consisting of a $45.0 million revolving credit facility (the "Revolving Credit Facility") and a $30.0 million acquisition facility (the "Acquisition Facility"). The Revolving Credit Facility has a letter of credit sublimit of $20.0 million, of which [$10.8] million of letters of credit are outstanding as of September 25, 1997.

     Use of Proceeds; Maturity. The New Credit Facility is available to the Company and its subsidiaries (i) for working capital and general corporate purposes of the Company, (ii) for issuing commercial and standby letters of credit and (iii) for acquisitions. The New Credit Facility will mature on the fifth anniversary of closing of the Lil' Champ Acquisition.

     Prepayment; Reduction of Commitments. The Company may borrow from time to time under the Acquisition Facility through the second anniversary of the New Credit Facility. The Acquisition Facility will convert to a term loan on the second anniversary of the New Credit Facility, with scheduled amortization through final maturity. In addition, borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (i) 100% of the net after-tax cash proceeds of the sale or other disposition of any properties or assets, other than net cash proceeds of sales or other dispositions (a) of inventory in the ordinary course of business, (b) involving certain sale-leaseback transactions, (c) that are reinvested within 270 days (subject to certain exceptions) or (d) involving certain excluded transactions, (ii) 100% of the net cash proceeds received from the issuance of equity securities (other than under employee equity plans), and (iii) 100% of the net proceeds of certain issuances of debt obligations of the Company and its subsidiaries. The New Credit Facility must be prepaid in the event that the Senior Notes are not refinanced by April 30, 2000.

     Voluntary prepayments are permitted in whole or in part, at the option of the Company, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of eurodollar borrowings other than on the last day of the relevant interest period.

     Interest. The interest rate under the New Credit Facility is based, at the option of the Company, upon either a eurodollar rate plus 2.50% per annum or a base rate plus 1.00% per annum. If the Company achieves a leverage ratio (as defined) of less than 4:0 to 1, after the first anniversary of the closing, the margins will be reduced by 25 basis points each. A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

     Collateral and Guarantees. The New Credit Facility is guaranteed by all of the Company's existing restricted subsidiaries (including Lil' Champ). The New Credit Facility is secured by a first priority lien in substantially all of the properties and assets of the Company and its respective restricted subsidiaries, and the Guarantors now owned or acquired later, including a pledge of all of the shares of the Company's respective existing and future subsidiaries.

     Covenants. The New Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) incur additional debt, (ii) declare dividends or redeem or repurchase capital stock,
(iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to (a) a minimum interest coverage ratio, (b) a minimum pro forma EBITDA, (c) a maximum pro forma leverage ratio, and (d) a maximum capital expenditure allowance.

     Events of Default. Events of default under the New Credit Facility include but are not limited to (i) the Company's failure to pay principal when due or interest after a grace period, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents,
(iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries, (v) the levy of certain judgments against the Company, its subsidiaries, or their assets, (vi) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (vii) a change of control of the Company.

     The preceding discussion of certain of the provisions of the New Credit Facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the New Credit Facility.

Senior Notes

     The Company's 12% Series B Senior Notes due 2000 are senior unsecured obligations of the Company and senior to the Notes. Currently, the principal amount of the Senior Notes outstanding is approximately $49.0 million. Interest accrues at a rate of 12% per annum, payable semi-annually on May 15 and November
15. Currently, interest on the Senior Notes accrues at a rate of 12.5% in accordance with the requirements of the Senior Notes Indenture because The Pantry's fixed charge coverage ratio was below a minimum specified level on the relevant measurement date. The Senior Notes are redeemable at the option of the Company, on or after November 15, 1998, at the redemption price of 104%, together with accrued and unpaid interest, if any, to the date of redemption. The Senior Notes are guaranteed, on a senior basis, by the Guarantors.

     Upon the occurrence of a Change of Control (as defined in the Senior Notes Indenture), each holder of the Senior Notes may require the Company to repurchase all or a portion of such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.

     The Senior Notes Indenture contains certain restrictive covenants, including, but not limited to, covenants with respect to the following matters:
(i) limitations on the incurrence of additional indebtedness and the issuance of certain capital stock; (ii) limitations on restricted payments; (iii) limitations on the sales of assets and issuance of subsidiary stock; (iv) limitations on lines of business; (v) limitations on transactions with affiliates; (vi) limitations on liens; (vii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company and its subsidiaries to another person; and (viii) limitations on dividends and other payment restrictions affecting subsidiaries. The Senior Notes Indenture provides for customary events of default.

     In connection with the Consent Solicitation, the Company obtained consents from holders of the Senior Notes to a waiver (the "Waiver") with respect to the application to the Lil' Champ Acquisition of one of the restrictive covenants of the Senior Notes Indenture, and to the amendment of the Senior Notes Indenture in certain other respects (the "Amendments" and, together with the Waiver, the "Waiver and Amendments"). Promptly after receipt by the Company of the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes outstanding, the Company entered into a supplemental indenture implementing the Waiver and Amendments.

     The Waiver waived the requirement of Section 4.17 of the Senior Notes Indenture that a "fairness opinion" of an independent investment banking firm be obtained in connection with: (i) the assignment by a subsidiary of The Pantry to, and the assumption by, The Pantry of the Acquisition Agreement; and (ii) the delivery to Docks U.S.A., Inc., the stockholder of Lil' Champ, in partial satisfaction of the purchase price (for the benefit of The Pantry), of $4.0 million placed in escrow by a subsidiary of The Pantry pursuant to the Acquisition Agreement. The Amendments modified the definition of Restricted
Investment: (i) to permit the Company to reinvest in PH Holding Corporation, a wholly owned subsidiary of The Pantry, funds that PH Holding Corporation returns to, or expends for the benefit of, the Company; (ii) to permit the Company to invest in a subsidiary other than an Unrestricted Subsidiary (as defined in the Senior Notes Indenture) or in an entity that thereby becomes a subsidiary other than an Unrestricted Subsidiary; and (iii) to permit subsidiaries to invest in the Company or any of its subsidiaries other than any Unrestricted Subsidiaries. The Amendments also modified Section 4.10 of the Senior Notes Indenture to permit the Company to incur indebtedness under or pursuant to: (i) the New Credit Facility; (ii) a Consolidated Fixed Charges Coverage Ratio (as defined in the Senior Notes Indenture) that is reduced to 2.00 to 1 from 2.25 to 1 until November 15, 1998 and which will return to 2.25 to 1 thereafter; (iii) the guarantees by certain of the Company's subsidiaries of the New Credit Facility, the Notes and the Senior Notes; (iv) up to $14.0 million of capital lease obligations and Permitted PP&E Financing (as defined in the Senior Notes Indenture) not to exceed 10% of the Company's Consolidated Total Tangible Assets (as defined in the Senior Notes Indenture); and (v) the issuance of the Notes. The Amendments also added a new provision to the Senior Notes Indenture governing the terms and conditions of the guarantee of the Senior Notes by certain of the Company's subsidiaries. Finally, conforming changes to certain definitions were made, and certain new definitions were added, as required for the Amendments described above.

                       DESCRIPTION OF THE EXCHANGE NOTES


     The Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of October 23, 1997 (the "Indenture") by and among the Company, the Guarantors and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of this Registration Statement filed under the Securities Act with respect to the Exchange Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the TIA for a statement of them. The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Company by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions". Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture and such definitions are incorporated herein by reference.

General

     The Exchange Notes will be limited in aggregate principal amount to $200.0 million. The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company.

     The Exchange Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all current and future direct and indirect Restricted Subsidiaries of the Company having either assets or stockholders' equity in excess of $25,000 (together with each other Restricted Subsidiary of the Company which guarantees payment of the Exchange Notes pursuant to the covenant described under "--Certain Covenants--Limitation on Creation of Subsidiaries").

     The Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and for purposes of this "Description of Exchange Notes" all reference herein to "Exchange Notes" shall be deemed to refer collectively to any Notes and the Exchange Notes, unless the context otherwise requires.

Maturity, Interest and Principal

     The Exchange Notes will mature on October 15, 2007. The Exchange Notes will bear interest at a rate of 10 1/4% per annum from the Issue Date until maturity. Interest is payable semi-annually in arrears on each April 15 and October 15 commencing April 15, 1998, to holders of record of the Exchange Notes at the close of business on the immediately preceding April 1 and October 1, respectively.

Optional Redemption

     The Exchange Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time on or after October 15, 2002 at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on October 15 of each year listed below:

      Year                         Percentage
      ----                         ----------
      2002......................    105.125%
      2003......................    103.417%
      2004......................    101.708%
      2005 and thereafter.......    100.000%

     Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Exchange Notes at any time and from time to time prior to October 15, 2000 at a redemption price equal to 110.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided that at least $130.0 million of the principal amount of Exchange Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

     In the event of a redemption of fewer than all of the Exchange Notes, the Trustee shall select the Exchange Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, or while such Exchange Notes are listed, or if such Exchange Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the Trustee shall deem fair and equitable. The Exchange Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Exchange Notes. On and after any redemption date, interest will cease to accrue on the Exchange Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Exchange Note.

Subordination

     The indebtedness represented by the Exchange Notes will be, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Company. As of September 25, 1997, on a pro forma basis and after giving effect to the Transactions, the aggregate outstanding principal amount of all Senior Indebtedness would have been approximately $50.4 million, and the Guarantors would have had approximately $13.1 million of Guarantor Senior Indebtedness (excluding guarantees of Senior Indebtedness). As of September 25, 1997, $8.6 million of letters of credit were issued under the Senior Credit Facility, and the Company could have incurred an additional $66.4 million of Senior Indebtedness under the Senior Credit Facility.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, arrangement, reorganization, liquidation, dissolution or other winding-up or other similar case or proceeding in connection therewith whether or not involving insolvency or bankruptcy, relative to the Company or to its creditors, as such, or to the Company's assets, whether voluntary or involuntary, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of all or substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "--Merger, Consolidation or Sale of Assets" below) (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Company will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Company (including any interest accruing after the commencement of any such Bankruptcy Proceeding whether or not such interest is an allowable claim enforceable against the Company in any such proceeding) before the holders of the Exchange Notes are entitled to receive or retain any payment or distribution of any kind on account of the Exchange Notes. In the event that, notwithstanding the foregoing, the Trustee or any holder of Exchange Notes receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Exchange Notes before all Senior Indebtedness of the Company is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of any such Bankruptcy Proceeding, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, including holders of the Exchange Notes.

     Upon the occurrence of a Payment Default on Designated Senior Indebtedness, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Exchange Notes by the Company) may be made by or on behalf of the Company or any Restricted Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Exchange Notes, or for or on account of the purchase, redemption or other acquisition of any Exchange Notes, and neither the Trustee nor any holder or owner of any Exchange Notes shall take or receive from the Company or any Restricted Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of Exchange Notes commencing on the date of receipt by the Trustee of written notice from the representative of the holders of Designated Senior Indebtedness (the "Representative") of the occurrence of such Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or otherwise ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the preceding and following paragraphs, the Company shall resume making any and all required payments in respect of the Exchange Notes, including any missed payments.

     Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Exchange Notes by the Company) may be made by the Company or any Restricted Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Exchange Notes, or for or on account of the purchase, redemption or other acquisition of any Exchange Notes, and neither the Trustee nor any holder or owner of any Exchange Notes shall take or receive from the Company or any Restricted Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of the Exchange Notes for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraphs) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the Trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or otherwise shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Representative, after which, in the case of clause (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Exchange Notes, including any missed payments. Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days.

     Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness of the respective Guarantor and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Exchange Notes to all Senior Indebtedness of the Company.

     If the Company or any Guarantor fails to make any payment on the Exchange Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Exchange Notes to accelerate the maturity thereof. See "--Events of Default."

     A holder of Exchange Notes by its acceptance of Exchange Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

Certain Covenants

     The Indenture contains, among others, the following covenants:

     Limitation on Additional Indebtedness

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or any of the Guarantors may incur Indebtedness including Acquired Indebtedness if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.

     Notwithstanding the foregoing, the Company and the Guarantors may incur Permitted Indebtedness; provided that the Company will not incur any Permitted Indebtedness that ranks junior in right of payment to the Exchange Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Exchange Notes.

     Limitation on Other Senior Subordinated Indebtedness

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness that is both (i) subordinated in right of payment to any Senior Indebtedness of the Company or any of its Restricted Subsidiaries, as the case may be, and (ii) senior in right of payment to the Exchange Notes and the Guarantees, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Exchange Notes or the Guarantees, as the case may be, if it is not explicitly subordinated in right of payment to Senior Indebtedness at least to the same extent as the Exchange Notes and the Guarantees, as the case may be, are subordinated to such Senior Indebtedness.

     Limitation on Restricted Payments

     The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

     (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

     (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Additional Indebtedness" above; and

     (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the Company's Cumulative Consolidated Net Income (or minus 100% of any cumulative deficit in Consolidated Net Income during such period), (2) 100% of the aggregate Net Proceeds received by the Company from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the

          Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted, exercised or exchanged, as the case may be, and (3) without duplication of any amounts included in clause (c)(2) above, 100% of the aggregate Net Proceeds received by the Company of any equity contribution from a holder of the Company's Capital Stock, excluding, in the case of clauses (c)(2) and (3), any Net Proceeds from a Public Equity Offering to the extent used to redeem the Exchange Notes. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or Indebtedness subordinated to the Exchange Notes by conversion into, or by or in exchange for, shares of Capital Stock of the Company (other than Disqualified Capital Stock), or in an amount not in excess of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Exchange Notes in exchange for, by conversion into, or in an amount not in excess of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness of the Company (other than any Indebtedness owed to a Subsidiary) that is contractually subordinated in right of payment to the Exchange Notes to at least the same extent as the Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company, or in an amount not in excess of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock of the Company, (v) repurchases from employees of the Company or its Subsidiaries in connection with the termination of employment of shares of the Company's Capital Stock (other than Disqualified Capital Stock) in an amount not to exceed in the aggregate the sum of (A) $2 million plus (B) the aggregate Net Cash Proceeds received by the Company from the sale to employees of Capital Stock of the Company (other than Disqualified Capital Stock) after the Issue Date; (vi) the Company's provision of seller financing in the form of purchase money mortgages in connection with sales of convenience stores and/or sites; provided, that the aggregate amount of such seller financing does not exceed $10 million at any time outstanding; (vii) the making of Investments in Unrestricted Subsidiaries or other entities; provided that the Net Investment at any time after the Issue Date shall not exceed $15 million; or (viii) the making of other Restricted Payments not specifically permitted herein not in excess of $5 million; provided that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clause (i) and (v) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payments.

     Limitation on Liens

     The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of the Company which owns property or assets, now owned or hereafter acquired, to secure Indebtedness which is pari passu with or subordinate in right of payment to the Exchange Notes, unless (i) if such Lien secures Indebtedness which is pari passu with the Exchange Notes, then the Exchange Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Exchange Notes, any such Lien shall

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

be subordinated to the Lien granted to the holders of the Exchange Notes to the same extent as such Indebtedness is subordinated to the Exchange Notes.

     Limitation on Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and its Wholly Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2 million which is not permitted under clause (i) above, the Company must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (ii) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10 million which is not permitted under clause (i) above, the Company must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

     The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" above or any transaction that is permitted by the definition of "Restricted Payment" (other than the transactions described in clauses (iv) and (vii) of the definition of "Permitted Investments"), (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management or (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date.

     Limitation on Creation of Subsidiaries

     The Company will not create or acquire, and will not permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary existing as of the Issue Date, or (ii) a Restricted Subsidiary that is conducting or will conduct only a business similar or reasonably related to the business conducted by the Company and its Subsidiaries on the Issue Date, or (iii) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (ii) shall at the time it has either assets or stockholders equity in excess of $25,000 have executed a guarantee, substantially in the form attached to the Indenture (and with such documentation relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor. See "Description of the Exchange Notes--General."

     Limitation on Certain Asset Sales

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company, and evidenced by a board resolution);
(ii) not less than 80% of the consideration received by the Company or such applicable Restricted Subsidiary, as the case may be, is in the form of (x) cash or Cash Equivalents other than in the case where the Company is undertaking a Permitted Asset Swap or (y) the assumption of any Indebtedness or liabilities reflected on the balance sheet of the Company or a Restricted Subsidiary in accordance with GAAP (other than Indebtedness that is

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

subordinated to or pari passu with the Exchange Notes); and (iii) the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied (a) first, to the extent the Company or any such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase indebtedness under any then existing Senior Indebtedness of the Company or any such Restricted Subsidiary within 270 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or any such Restricted Subsidiary as conducted on the Issue Date; provided that (1) such investment occurs or the Company or any such Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), within 270 days following receipt of such Asset Sale Proceeds and
(2) Asset Sale Proceeds so contractually committed are so applied within 360 days following the receipt of such Asset Sale Proceeds; and (c) third, if on such 270th day in the case of clauses (iii)(a) and (iii)(b)(1) or on such 360th day in the case of clause (iii)(b)(2) with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Exchange Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Exchange Notes.

     If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the date specified in clause (iii)(c) above, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Exchange Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date; (2) the purchase date, which shall be no earlier than 30 days and not later than 45 days from the date such notice is mailed; (3) the instructions that each holder must follow in order to have such Exchange Notes purchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Exchange Notes.

     In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation or Sale of Assets" below, the successor Person shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Preferred Stock of Restricted Subsidiaries

     The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under "--Limitation on Additional Indebtedness" above (other than Permitted Indebtedness) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

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

     Limitation on Capital Stock of Restricted Subsidiaries

     The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly Owned Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale made in compliance with "-- Limitation on Certain Asset Sales" above, the issuance of Preferred Stock in compliance with "--Limitation on Preferred Stock of Restricted Subsidiaries" above or the pledge or hypothecation of Capital Stock of a Restricted Subsidiary of the Company made in compliance with "--Limitation on Liens".

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a)(i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary of the Company (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) repay any Indebtedness or any other obligation owed to the Company or any Restricted Subsidiary of the Company, (b) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date, (ii) the Senior Credit Facility,
(iii) the Indenture, the Exchange Notes and the Guarantees, (iv) applicable law,
(v) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (vi) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (vii) Refinancing Indebtedness; provided that such restrictions are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (viii) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages or
(ix) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

     Limitation on Conduct of Business

     The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date or which are in support of or ancillary to such businesses.

     Limitation on Sale and Lease-Back Transactions

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined in good faith by the Board of Directors of the Company and evidenced by a board resolution and
(ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with "--Limitation on Additional Indebtedness" above; provided, that, for purposes of this covenant, clause (v) of the definition of Permitted Indebtedness shall be deemed to include Attributable Indebtedness relating to operating leases.

     Payments for Consent

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Exchange Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Change of Control Offer

     Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (the "Change of Control Offer") each holder's outstanding Exchange Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

     Within 20 days of the occurrence of a Change of Control, the Company shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Exchange Notes, at the address appearing in the register maintained by the Registrar of the Exchange Notes, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Exchange Notes tendered will be accepted for payment;

          (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 45 days from the date such notice is mailed (the "Change of Control Payment Date"));

          (3) that any Exchange Note not tendered will continue to accrue interest;

          (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Exchange Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Exchange Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Exchange Notes purchased;

          (7) that holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered;

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Exchange Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Exchange Notes so accepted together with an Officers' Certificate stating the Exchange Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Exchange Notes so accepted payment in an amount equal to the purchase price for such Exchange

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

Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered; provided that each such new Exchange Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture requires that if the Senior Credit Facility or other Senior Indebtedness is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 20 days following any Change of Control, the Company covenants to (i) repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and all such Senior Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facility and all such other Senior Indebtedness to permit the repurchase of the Exchange Notes as described above. The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Exchange Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "--Events of Default" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Exchange Notes may not be able to compel the Company to purchase the Exchange Notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility and all such other Senior Indebtedness or obtain requisite consents under the Senior Credit Facility and all such other Senior Indebtedness.

     The Indenture will further provide that, (A) if the Company or any Restricted Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Exchange Notes or (ii) Preferred Stock, and the Company or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Exchange Notes that have accepted the Company's change of control offer and shall otherwise have consummated the change of control offer made to holders of the Exchange Notes and (B) the Company will not issue Indebtedness that is subordinated in right of payment to the Exchange Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Exchange Notes in the event of a Change in Control under the Indenture.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Merger, Consolidation or Sale of Assets

     The Company will not and will not permit any of its Restricted Subsidiaries to consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company or such Restricted Subsidiary, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Restricted Subsidiary) formed by such consolidation or into which the Company or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Indenture, the Exchange Notes and the Guarantees, and the obligations thereunder shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Certain Covenants--Limitation on Additional Indebtedness" above; provided that a Person that is a Guarantor may merge into the Company or another Person that is a Guarantor without complying with this clause (iii).

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. In the case of a transfer of assets, upon the assumption of the Company's obligations under the Indenture and the Exchange Notes by the transferee in accordance with the provisions of this covenant, the Company will be released from its obligations thereunder.

Guarantees

     The Exchange Notes will be guaranteed on a senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors are subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness of each respective Guarantor, to the same extent and in the same manner that all payments pursuant to the Exchange Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

     Notwithstanding any term or provision of the Indenture to the contrary, the maximum aggregate amount of the obligations guaranteed thereunder by any Guarantor will not exceed the maximum amount that can be guaranteed thereunder by such Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     A Guarantor shall be released from all of its obligations under its Guarantee if (i) all of its assets or Capital Stock is sold, in each case in a transaction in compliance with "--Certain Covenants--Limitation on Certain Asset Sales" above, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with "Merger, Consolidation or Sale of Assets" above, and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with or (ii) all other guarantees in respect of borrowed money made by such Guarantor have been fully released and terminated.

Events of Default

     The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any principal of, or premium, if any, on the Exchange Notes whether at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) default for 30 days in payment of any interest on the Exchange Notes;

          (iii) default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant in the Exchange Notes or the Indenture for 30 days after written notice from the

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

     Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding (except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) failure to pay at final maturity principal, interest or premium in an aggregate amount of $10 million or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof (other than the Exchange Notes), or the acceleration of any such Indebtedness aggregating $10 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

          (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $10 million shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

          (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Material Restricted Subsidiary thereof; and

          (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees of a Material Restricted Subsidiary is declared to be null and void and unenforceable or any of the Guarantees of a Material Restricted Subsidiary is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     The Indenture provides that the Trustee may withhold notice to the holders of the Exchange Notes of any default (except in payment of principal or premium, if any, or interest on the Exchange Notes) if the Trustee considers it to be in the best interest of the holders of the Exchange Notes to do so.

     The Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Exchange Notes then outstanding plus accrued but unpaid interest to the date of acceleration (i) and the same shall become immediately due and payable or (ii) if there are any amounts outstanding under the Senior Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or 5 business days after receipt by the Company and the representative under the Senior Credit Facility of a notice of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Exchange Notes may, under certain circumstances, rescind and annul such acceleration if (i) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iii) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (iv) in the event of the cure or waiver of an Event of Default of the type described in clause (iv) of the above Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Exchange Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Exchange Notes.

     The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Exchange Notes

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and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the TIA.

     No holder of any Exchange Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Exchange Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Exchange Note on or after the respective due dates expressed in such Exchange Note.

Defeasance and Covenant Defeasance

     The Indenture provides that the Company may elect either (a) to defease and be discharged from any and all of its and any Guarantor's obligations with respect to the Exchange Notes (except for the obligations to register the transfer or exchange of such Exchange Notes, to replace temporary or mutilated, destroyed, lost or stolen Exchange Notes, to maintain an office or agency in respect of the Exchange Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Exchange Notes under certain covenants contained in the Indenture ("covenant defeasance") upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Exchange Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (A) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (B) describing either a private ruling concerning the Exchange Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Exchange Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit; (iii) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, the Senior Credit Facility or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any or its Restricted Subsidiaries is bound; (iv) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Exchange Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (v) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) certain other customary conditions precedent are satisfied.

Modification of Indenture

     From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Exchange Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Exchange Notes in addition to certificated Exchange Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of

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

holders of at least a majority in aggregate principal amount of the outstanding Exchange Notes, to modify or supplement the Indenture, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Exchange Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture, (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Note, (iii) reduce the principal of or premium on or change the stated maturity of any Exchange Note or change the date on which any Exchange Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor, (iv) make any Exchange Note payable in money other than that stated in the Exchange Note or change the place of payment from New York, New York, (v) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Exchange Note, (vi) make any change in provisions of the Indenture protecting the right of each holder of Exchange Notes to receive payment of principal of and interest on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Exchange Notes to waive Defaults or Events of Default; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Exchange Notes or any Guarantee in a manner which adversely affects the holders of Exchange Notes; or
(viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Reports to Holders

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Exchange Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Exchange Notes, it will nonetheless continue to furnish such information to the Commission (to the extent permitted by the Commission) and holders of the Exchange Notes.

Compliance Certificate

     The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

The Trustee

     The Trustee under the Indenture initially will be the Registrar and Paying Agent with regard to the Exchange Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Transfer and Exchange

     Holders of the Exchange Notes may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Exchange Note selected for redemption and, further, is not required to transfer or exchange any Exchange Note for a period of 15 days before selection of the Exchange Notes to be redeemed.

     The registered holder of a Exchange Note may be treated as the owner of it for all purposes.

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Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge from the Company.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

     "Adjusted Net Assets" of any Person at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Person exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Person at such date and
(y) the present fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Person under the Guarantee of such Person), excluding Indebtedness in respect of the Guarantee of such Person, as they become absolute and matured.

     "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under "-- Certain Covenants--Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means the sale, transfer, assignment, conveyance or other disposition in any single transaction or series of related transactions of (i) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company, (ii) all or substantially all of the assets of any business owned by the Company or any Restricted Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary or (iii) any other asset or property of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided that Asset Sale shall not include (a) any sale, assignment, conveyance, transfer or other disposition (1) to the Company or to a Restricted Subsidiary or to any other Person if after giving effect thereto such other Person becomes a Wholly Owned Subsidiary or (2) by the Company or a Restricted Subsidiary to any Person as an Investment in such Person provided that the Company or such Restricted Subsidiary receives consideration at the time at least equal to the fair market value of such asset or properties and such Investment is included in clause
(viii) of the second paragraph of "Limitation on Restricted Payments"; (b) Sale and Lease-Back Transactions completed within 270 days following the original acquisition of the subject assets where the original

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

acquisition occurred after the date of the Indenture; (c) the disposition of all or substantially all of the assets of the Company on a consolidated basis in a manner permitted pursuant to the provisions described under "Consolidation, Merger and Sale of Assets"; or (d) sales or dispositions of obsolete equipment or other assets in the ordinary course of business.

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary of the Company from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary of the Company as a result of such Asset Sale, (d) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (e) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary of the Company as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary of the Company from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

     "Attributable Indebtedness" means, in respect of a Sale and Lease-Back Transaction, as of the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c) of the first paragraph of "Certain Covenants--Limitation on Certain Asset Sales."

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

     "Capitalized Lease Obligations" means, with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
Act) of 50% or more of the total voting or economic power of the Company's Common Stock, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33-1/3% of the total voting power of the Company's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company,
(iii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by 66-2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") for which financial information is available ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) and also including any EBITDA (provided that such EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the

Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Capital Stock (other the Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis (including, but not limited to (i) imputed interest included in Capitalized Lease Obligations, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (iii) the net costs associated with Interest Rate Agreements and other hedging obligations to the extent treated as interest expense under GAAP,
(iv) the interest portion of any deferred payment obligation, (v) amortization of discount or premium, if any, and (vi) all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company) but excluding amortization of financing fees and expenses.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any consensual restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded,
(d) extraordinary gains and losses shall be excluded, (e) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded, (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded, (g) any non-recurring non-cash losses and charges shall be excluded, (h) for purposes of calculations referred to under "Limitation on Restricted Payments" only, any net income attributable to payments or dividends received by the Company or any Restricted Subsidiary that offset the amount of Investments made in reliance on clause (ii) of the definition of "Net Investments" shall be excluded, and (i) for purposes of clauses (c)(ii), (d) and (g) only, the associated tax effects in respect of such period shall be excluded.

     "Consolidated Total Tangible Assets" means, with respect to any Person, the total assets as would appear on a consolidated balance sheet of such person minus unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

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

     "Currency Agreement" means, for any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values.

     "Designated Senior Indebtedness," as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, under (i) the Senior Credit Facility and (ii) any other Indebtedness in an original principal amount (or committed availability) of at least $25 million if the instrument governing the same expressly provides that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Exchange Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Exchange Notes; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

     "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; and provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only (x) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or (y) if the cash income derived from such Investment is attributable to Cash Equivalents.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time, except that, for purposes of calculating financial ratios, GAAP shall mean generally accepted accounting principles utilized by the Company as of the Issue Date.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable,"

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

and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any obligation at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations (excluding any imputed interest included therein) of such Person, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, to the extent of the fair market value of such property or assets, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the Guarantor), to the extent of the amount of the Indebtedness so guaranteed, (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof, and (vi) obligations of any such Person under any Currency Agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Currency Agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any of its Restricted Subsidiaries for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Independent Financial Advisor" means an investment banking firm of national reputation in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and (ii) the repurchase of securities of any Person by such Person. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date the Exchange Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Material Restricted Subsidiary" means a Restricted Subsidiary that, as of the end of the most recent fiscal quarter accounted for 10% or more of the Company's consolidated (i) total assets, (ii) shareholders' equity or (iii) operating income (calculated for the four most recent fiscal quarters), determined in each case in accordance with GAAP.

     "Net Cash Proceeds" means the aggregate amount of U.S. Legal Tender and Cash Equivalents received by a Person from the sale of Capital Stock, after payment of expenses, commissions and the like incurred in connection therewith.

     "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Investment" means the excess of (i) the aggregate amount of all Investments in Unrestricted Subsidiaries or joint ventures made by the Company or any Restricted Subsidiary on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the fair market value of such Investment as determined in good faith by the Board of Directors of the Company or such Restricted Subsidiary) over (ii) the sum of (a) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments and (b) the Net Cash Proceeds received by the Company or any Restricted Subsidiary or joint venture from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture the sum of clauses (a) and (b) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Person, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value or principal amount of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith).

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

     "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any, or interest on or any other amount payable in connection with Designated Senior Indebtedness.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which 80% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of the transferor; provided, that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets (including cash) being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors of the Company), of the property or assets (including cash) received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of all property or assets transferred by the Company and any of its Restricted Subsidiaries in connection with exchanges in any period of twelve consecutive months shall not exceed $20 million.

     "Permitted Holders" shall mean any member of senior management of the Company, Freeman Spogli & Co. Incorporated or Chase Manhattan Capital, L.P., and any successor entity thereof controlled by the principals of Freeman Spogli & Co. Incorporated or Chase Manhattan Capital, L.P., as the case may be and any entity controlled by either of them (other than any of their portfolio companies).

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed (x) $50 million outstanding at any time under an acquisition facility plus (y) the greater of (A) $45 million or
     (B) an amount equal to the product of 4.0% times the Company's consolidated total revenues for the four full fiscal quarters for which financial information is available ended immediately preceding the date of determination, determined in accordance with GAAP, under a revolving credit and letter of credit facility less, in the case of (x) or (y), any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

          (ii)  Indebtedness under the Exchange Notes and the Guarantees;

          (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date;

          (iv) Indebtedness of the Company to any Wholly Owned Subsidiary and Indebtedness of any Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary;

          (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to finance the acquisition, construction, improvement or remodeling of property or assets in the ordinary course of business, which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 10% of the Company's Consolidated Total Tangible Assets at any time;

          (vi)  Interest Rate Agreements and Currency Agreements;

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

          (vii)  Refinancing Indebtedness;

          (viii) Indebtedness under the Senior Notes; and

          (ix) additional Indebtedness of the Company and its Restricted Subsidiaries not to exceed $15 million in aggregate principal amount at any one time outstanding.

     "Permitted Investments" means Investments made on or after the Issue Date consisting of:

          (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

          (ii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof;

          (iii)  Investments in cash and Cash Equivalents;

          (iv) reasonable and customary loans made to employees not to exceed $1 million in the aggregate at any one time outstanding;

          (v) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "--Certain Covenants--Limitation on Certain Asset Sales" above;

          (vi) Interest Rate Agreements and Currency Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries business; and

          (vii) recourse loans of up to an aggregate of $2 million outstanding at any time to employees of the Company or its Subsidiaries made in connection with the purchase of Capital Stock of the Company (other than Disqualified Capital Stock).

     "Permitted Liens" means (i) Liens on property or assets of, or any shares of Capital Stock of or secured indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5.0 million in the aggregate at any one time outstanding, (viii) any extensions, substitutions, replacements or renewals of the foregoing, (ix) Liens for taxes, assessments or governmental charges that are not due or are being contested in good faith by appropriate proceedings and
(x) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (v) of the definition of "Permitted Indebtedness"; provided that such Lien does not extend to any property other than that subject to the underlying lease.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means a public offering by the Company of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction, improvement or remodeling) of an asset or property, provided, that (x) the principal amount of such Indebtedness does not exceed the sum of
(i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith and (y) any lien or encumbrance securing such Indebtedness is placed on such asset or property not more than 270 days after its acquisition or the completion of construction, improvement or remodeling, as the case may be.

     "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that
(i) the Refinancing Indebtedness is subordinated to the Exchange Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Exchange Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Exchange Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Exchange Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly Owned Subsidiary of the Company; provided, however, that any Indebtedness incurred to refund, refinance or extend Indebtedness incurred by the Company or its Restricted Subsidiaries after the Issue Date pursuant to the terms of the Indenture and any Indebtedness incurred under the Senior Credit Facility to refinance the Senior Exchange Notes need not comply with clauses
(ii) or (iii) above; provided, further, that for purposes of calculations made under the Permitted Indebtedness definition, such Indebtedness may be treated as Refinancing Indebtedness.

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

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Exchange Notes (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, and (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Company therein and (vi) forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary of the Company. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Certain Covenants--Limitation on Additional Indebtedness" above and (ii) no Default or Event of Default shall have occurred and be continuing.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Senior Credit Facility" means the Credit Agreement dated as of October 23, 1997, among the Company, the lenders party thereto in their capacities as lenders thereunder, the Initial Purchasers, as co-arrangers and Canadian Imperial Bank of Commerce, as syndication agent, and First Union National Bank, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Additional Indebtedness" covenant, whether or not under clause
(i) thereof) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Company owed to lenders under the Senior Credit Facility, (b) all obligations of the Company with respect to any Interest Rate Agreement or Currency Agreement, (c) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,
(d) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Exchange Notes and (e) all deferrals, renewals, refinancings, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include
(i) Indebtedness of the Company to any of its Subsidiaries, or to any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness represented by the Exchange Notes, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness,
(iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, (v) Indebtedness incurred in violation of the Indenture, (vi) Indebtedness represented by Disqualified Capital Stock and (vii) any Indebtedness to or guaranteed on behalf of, any shareholders, director, officer or employee of the Company or any Subsidiary of the Company.

     "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Unrestricted Subsidiary" means (a) PH Holding Corporation, a Delaware corporation, (b) any Subsidiary of an Unrestricted Subsidiary and (c) any other Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the "Limitation on Restricted Payments" covenant. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     "Wholly Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

Book-Entry; Delivery and Form

     The Exchange Notes may be issued in the form of one or more global securities (collectively, the "Global Exchange Note"). The Global Exchange Note will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in the Global Exchange Note directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     Depository Procedures

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes and (ii) ownership of such interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

     Investors in the Global Exchange Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes, see "--Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes."

     Except as described below, owners of interests in the Global Exchange Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither of the Company, the Initial Purchasers, the Trustee nor any agent of the Company, the Initial Purchasers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Notes, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Exchange Notes for all purposes.

     Interests in the Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book Entry Exchange Notes for Certificated Exchange Notes" occurs, DTC reserves the right to exchange the Global Exchange Notes for legended Exchange Notes in certificated form and to distribute such Exchange Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee nor any agent of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their respective operations.

     Exchange of Book-Entry Exchange Notes for Certificated Exchange Notes

     The Global Exchange Note is exchangeable for definitive Exchange Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global Exchange Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in certificated form or (iii) there shall have occurred and be continuing a default or an Event of Default with respect to the Exchange Notes. In all cases, certificated Exchange Notes delivered in exchange for any beneficial interests in the Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

     Concerning the Trustee

     United States Trust Company of New York is the Trustee under the Indenture.

     Governing Law

     The Indenture and the Exchange Notes will be governed by and construed in accordance with the laws of the State of New York.


                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences expected to result to Holders whose Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to investors in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of Exchange Notes not held as capital assets within the meaning of
Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the Exchange Notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     Holders of the Notes should consult their own advisors as to how their own particular tax situation might be affected by the exchange of Notes for Exchange Notes and the purchase, holding and disposition of their Exchange Notes.

                                  U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Exchange Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Stated Interest

     Interest on a Exchange Note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Exchange Notes

     Upon the disposition of a Exchange Note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income) and (ii) the U.S. Holder's tax basis in the Exchange Note. A U.S. Holder's tax basis in a Exchange Note generally will equal the cost of the Exchange Note to the U.S. Holder increased by amounts includable in income as market discount (if the U.S. Holder elects to include market discount on a current basis) and reduced by any bond premium amortized by any U.S. Holder.

     Assuming the Exchange Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain (taxable at a maximum rate of 20%) if a U.S. Holder who is an individual has held such Exchange Note for longer than eighteen months and mid-term capital gain (taxable at a maximum rate of 28%) if such a U.S. Holder has held such Exchange Note for more than 12 months and less than 18 months. Special rates apply in the case of holders whose income is subject to tax at less than maximum rates and for dispositions after 2000.

Exchange Offer

     The exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (i) a U.S. Holder should not recognize taxable gain or loss as a result of exchanging the Notes for the Exchange Notes pursuant to the Exchange Offer, (ii) the holding period of the Exchange Notes should include the holding period of the Notes exchanged therefor and (iii) the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Notes exchanged therefore immediately before the exchange.

     The Company will be required to pay additional cash interest on the Notes if it fails to comply with certain of its obligations under the Exchange Offer Registration Rights Agreement. Such additional interest should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with such holder's regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case a U.S. Holder might be required to include such additional interest in income as it accrues or becomes fixed (regardless of such holder's regular method of tax accounting).

Backup Withholding and Information Reporting

     Under the Code, a U.S. Holder of a Exchange Note may be subject, under certain circumstances, to information reporting and or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a Exchange Note thereof. This withholding applies, only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Exchange Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                                Non-U.S. Holders

     The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a Exchange Note that is not (i) a current or former citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions (a "Non-U.S. Holder").

     This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to any particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the Exchange Notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its Exchange Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Exchange Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty, resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

Stated Interest

     Generally, any interest paid to a Non-U.S. Holder of a Exchange Note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the Exchange Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding.
U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

Sale, Exchange or Redemption of Exchange Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Exchange Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Exchange Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

Federal Estate Tax

     Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual did not actually or constructively, own 10% or more of the total voting power of all voting stock of the Company, and income on the Exchange Notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception.
Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the Exchange Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Exchange Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exception, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Exchange Note to or through a non-U.S. office of a U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. (For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business).

     In the case of the payment of proceeds from the disposition of Exchange Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Proposed regulations provide similar rules but, in the case of payment of proceeds inside the United States, may require an additional certification that the beneficial owner has not and does not expect to be present in the United States for a period of 183 days or more during the year.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 17, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Exchange Offer Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the Holders of the Notes against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                    EXPERTS

     The financial statements of The Pantry as of September 26, 1996 and September 25, 1997 and for the years then ended, the financial statements of Lil' Champ as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996, and the financial statement schedule of The Pantry included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of operations, of cash flows and of changes in shareholders' deficit for the year ended September 28, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Exchange Notes offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of an FS&Co. investment fund that owns a majority of the Company's equity interests. See "Security Ownership of Certain Beneficial Owners".

                         INDEX TO FINANCIAL STATEMENTS

THE PANTRY, INC. CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 26, 1996 AND SEPTEMBER 25, 1997 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 25, 1997:

                                                                          Page

          Independent Auditors' Report...................................  F-2

          Report of Independent Accountants..............................  F-3

          Balance Sheet .................................................  F-4

          Statement of Operations .......................................  F-6

          Statement of Changes in Shareholders' Deficit .................  F-7

          Statement of Cash Flows .......................................  F-8

          Notes to Consolidated Financial Statements.....................  F-10

LIL' CHAMP FOOD STORES, INC. FINANCIAL STATEMENTS AS OF DECEMBER 30, 1995 AND DECEMBER 28, 1996 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 28, 1996:

          Independent Auditors' Report...................................  F-38

          Balance Sheets.................................................  F-39

          Statements of Operations.......................................  F-41

          Statements of Shareholder's Equity.............................  F-42

          Statement of Cash Flows........................................  F-43

          Notes to Financial Statements..................................  F-44

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The Pantry, Inc.
Sanford, North Carolina


We have audited the accompanying consolidated balance sheets of The Pantry, Inc. and subsidiaries as of September 26, 1996 and September 25, 1997 and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Pantry, Inc. and subsidiaries as of September 26, 1996 and September 25, 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in fiscal 1996 the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.


/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina
December 5, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Shareholders of
The Pantry, Inc.


In our opinion, the consolidated statements of operations, of cash flows and of changes in shareholders' deficit for the year ended September 28, 1995 of The Pantry, Inc. present fairly, in all material respects, the results of operations and cash flows of The Pantry, Inc. and its subsidiaries for the year ended September 28, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of The Pantry, Inc. for any period subsequent to September 28, 1995.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 112 (SFAS 112), Employers' Accounting for Postemployment Benefits, during fiscal 1995.


/s/ PRICE WATERHOUSE LLP

Raleigh, North Carolina
November 30, 1995


                               THE PANTRY, INC.
                               ----------------

                          CONSOLIDATED BALANCE SHEET
                          --------------------------

                            (dollars in thousands)

                                                          September 26,           September 25,
                                                              1996                    1997
                                                              ----                    ----
ASSETS
------
Current assets:
  Cash                                                    $    5,338               $   3,347
  Receivables (net of allowance for doubtful
      accounts of $150 at 1996 and $150 at 1997)               2,860                   2,101
  Inventories (Note 2)                                        13,223                  17,161
  Prepaid expenses                                               775                   1,204
  Income taxes receivable                                         63                       -
  Property held for sale                                       2,816                   3,323
  Deferred income taxes (Note 6)                                 879                   1,142
                                                           ---------               ---------
    Total current assets                                      25,954                  28,278
                                                           ---------               ---------
Property and equipment, net (Notes 3, 4, 7, 8 and 11)         65,455                  77,986
                                                           ---------               ---------
Other assets:
  Goodwill (net of accumulated amortization of
      $9,705 at 1996 and $10,396 at 1997) (Note 11)           16,852                  20,318
  Deferred lease cost (net of accumulated
      amortization of $8,911 at 1996 and $8,956 at 1997)         359                     314
  Deferred financing cost (net of accumulated
      amortization of $2,884 at 1996 and $4,345 at 1997)       5,940                   4,578
  Environmental receivables (Note 9)                           5,162                   6,511
  Deferred income taxes (Note 6)                                 790                     156
  Escrow for Lil' Champ acquisition (Note 15)                      -                   4,049
  Other                                                          368                     609
                                                           ---------               ---------
    Total other assets                                        29,471                  36,535
                                                           ---------               ---------
Total Assets                                               $ 120,880               $ 142,799
                                                           =========               =========

The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------
                          CONSOLIDATED BALANCE SHEET
                          --------------------------
                            (dollars in thousands)


                                                              September 26,          September 25,
                                                                  1996                   1997
                                                                  ----                   ----
LIABILITIES AND SHAREHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Current maturities of long-term debt (Note 4)                   $     16            $      33
  Current maturities of capital lease obligations (Note 7)             285                  285
  Accounts payable:
    Trade                                                           15,666               16,035
    Money orders                                                     2,788                3,022
  Accrued interest (Note 4)                                          4,416                4,592
  Accrued compensation and related taxes                             2,338                3,323
  Income taxes payable (Note 6)                                          -                  296
  Other accrued taxes                                                2,135                2,194
  Accrued insurance                                                  3,629                3,887
  Other accrued liabilities                                          1,194                2,856
                                                                  --------            ---------
    Total current liabilities                                       32,467               36,523
                                                                  --------            ---------
Long-term debt (Note 4)                                            100,148              100,305
                                                                  --------            ---------
Other noncurrent liabilities:
  Environmental costs (Note 9)                                       6,232                7,806
  Capital lease obligations (Note 7)                                   982                  679
  Employment obligations (Note 8)                                    2,039                1,341
  Accrued dividends on preferred stock (Note 13)                     2,654                7,958
  Other                                                              3,905                6,060
                                                                  --------            ---------
    Total other noncurrent liabilities                              15,812               23,844
                                                                  --------            ---------
Shareholders' deficit:
  Preferred stock, $.01 par value, 150,000 shares authorized;
   25,999 issued and outstanding at September 26, 1996 and
   43,499 issued and outstanding at September 25, 1997 (Note 13)         -                    -
  Common stock, $.01 par value, 300,000 shares authorized;
   100,000 issued and outstanding at September 26, 1996 and
   114,029 issued and outstanding at September 25, 1997                  1                    1
  Additional paid-in capital                                       (10,557)               5,396
  Accumulated deficit                                              (16,991)             (23,270)
                                                                   -------            ---------
    Total shareholders' deficit                                    (27,547)             (17,873)

Commitments and contingencies (Notes 5, 7 and 9)                         -                    -
                                                                 ---------            ---------
Total Liabilities and Shareholders' Deficit                      $ 120,880            $ 142,799
                                                                 =========            =========

The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------
                     CONSOLIDATED STATEMENT OF OPERATIONS
                     ------------------------------------
                            (dollars in thousands)

                                                   September 28,         September 26,       September 25,
                                                       1995                  1996                1997
                                                       ----                  ----                ----
                                                    (52 weeks)            (52 weeks)          (52 weeks)
Revenues:
  Merchandise sales                                $187,380                $188,091             $202,440
  Gasoline sales                                    187,165                 192,737              220,166
  Commissions                                         4,516                   3,979                4,787
                                                   --------                --------             --------
                 Total revenues                     379,061                 384,807              427,393
                                                   --------                --------             --------
Cost of sales:
  Merchandise                                       121,976                 125,979              132,846
  Gasoline                                          161,179                 167,610              197,268
                                                   --------                --------             --------
                 Total cost of sales                283,155                 293,589              330,114
                                                   --------                --------             --------
Gross profit                                         95,906                  91,218               97,279
                                                   --------                --------             --------
Operating expenses:
  Store expenses                                     55,122                  56,567               58,928
  Store expenses - related parties (Note 8)           1,084                   1,274                1,280
  General and administrative expenses                18,159                  17,127               16,796
  Restructuring charges (Note 12)                         -                   2,184                    -
  Impairment of long-lived assets (Note 11)               -                   3,034                    -
  Depreciation and amortization                       9,505                   9,158                9,504
  Amortization of non-compete agreement               1,965                       -                    -
                                                   --------                --------             --------
                 Total operating expenses            85,835                  89,344               86,508
                                                   --------                --------             --------
Income from operations                               10,071                   1,874               10,771
                                                   --------                --------             --------
Other income (expense):
  Interest                                          (12,974)                (11,807)             (12,889)
  Interest - related parties (Note 8)                  (266)                   (185)                (150)
  Miscellaneous                                         711                    (660)               1,293
  Due diligence costs                                (1,181)                      -                    -
                                                   --------                --------             --------
                 Total other expense                (13,710)                (12,652)             (11,746)
                                                   --------                --------             --------
Loss before income taxes and cumulative effect
   of accounting change                              (3,639)                (10,778)                (975)
Income tax benefits (Note 6)                            354                   2,664                    -
                                                   --------                --------             --------
Loss before cumulative effect of accounting
   change                                            (3,285)                 (8,114)                (975)
Cumulative effect of change in accounting for
    post-employment benefits (net of income
    tax benefit of $640)                               (960)                      -                    -
                                                   --------                --------             --------
Net loss                                           $ (4,245)               $ (8,114)            $   (975)
                                                   ========                ========             ========

The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------

          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
          ----------------------------------------------------------
                            (dollars in thousands)

                             Preferred Stock     Common Stock
                             ---------------     ------------
                                                                     Additional
                                        Par                 Par       Paid in                           Accumulated
                             Shares    Value     Shares    Value     Capital        Other (1)  Total      Deficit      Total
                             ------    -----     ------    -----     ----------     ---------  -----    ------------   -----
Balance,
    September 29, 1994            -         -    100,000      1        6,999         (17,109)   (10,109)    (1,978)     (12,087)
Net loss                          -         -          -      -            -               -          -     (4,245)      (4,245)
                             ------     -----    -------     --      -------        --------   --------   --------     --------
Balance,
    September 28, 1995            -         -    100,000      1        6,999         (17,109)   (10,109)    (6,223)     (16,332)
Net loss                          -         -          -      -            -               -          -     (8,114)      (8,114)
Net proceeds from
    stock issue              25,999         -     14,029      -         (447)              -       (447)         -         (447)
Dividends on preferred
    stock                         -         -          -      -            -               -          -     (2,654)      (2,654)
                             ------     -----    -------     --      -------        --------   --------   --------     --------
Balance,
    September 26, 1996       25,999         -    114,029      1        6,552         (17,109)   (10,556)   (16,991)     (27,547)
Net loss                          -         -          -      -            -               -          -       (975)        (975)
Net proceeds from
    stock issue              17,500         -          -      -       15,953               -     15,953          -       15,953
Dividends on preferred
    stock                         -         -          -      -            -               -          -     (5,304)      (5,304)
                             ------     -----    -------     --      -------        --------   --------   --------     --------
Balance,
    September 25, 1997       43,499     $   -    114,029     $1      $22,505        $(17,109)  $  5,397   $(23,270)    $(17,873)
                             ======     =====    =======     ==      =======        ========   ========   ========     ========

(1) Represents excess of amount paid in 1987 leveraged buy-out over net book value for "carry over" shareholders (Note 1).

 The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     ------------------------------------

                            (dollars in thousands)

                                                                                    Year Ended
                                                                ----------------------------------------------------
                                                                September 28,       September 26,       September 25,
                                                                    1995                1996                1997
                                                                    ----                ----                ----
                                                                 (52 weeks)          (52 weeks)          (52 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                                       $ (4,245)           $(8,114)            $   (975)
  Adjustments to reconcile net loss to
   net cash provided by operating activities:
    Cumulative effect of change in accounting for
        post-employment benefits                                    1,600                  -                    -
    Impairment of long-lived assets                                     -              3,034                    -
    Depreciation and amortization                                  11,470              9,158                9,504
    Provision (benefit) for deferred income taxes                  (2,451)            (1,558)                 371
    (Gain) loss on sale of property and equipment                       2                470               (1,054)
    Provision (benefit) for environmental expenses                   (418)               512                1,574
    Provision for closed stores                                       292                673                  (11)
    Write-off of property held for sale                                 -                168                    -
  Changes in operating assets and liabilities, net:
    Receivables                                                       394               (539)                (527)
    Inventories                                                     1,694               (937)              (2,273)
    Prepaid expenses                                                  119                 20                 (429)
    Other non-current assets                                         (279)               432               (4,295)
    Accounts payable                                                2,294              2,104                  603
    Other current liabilities and accrued expenses                    (37)              (639)               3,393
    Employment obligations                                           (140)              (255)                (698)
    Other noncurrent liabilities                                    1,608                886                2,155
                                                                 --------            -------             --------
Net cash provided by operating activities                          11,903              5,415                7,338
                                                                 --------            -------             --------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Additions to property held for sale (Note 7)                    (18,600)            (4,050)              (1,828)
  Additions to property and equipment                             (16,650)            (7,084)             (14,749)
  Proceeds from sale of property held for sale (Note 7)            19,436              2,462                1,345
  Proceeds from sale of property and equipment                        533              1,468                2,315
  Acquisitions of related businesses                                    -                  -              (12,162)
                                                                 --------            -------             --------
Net cash used in investing activities                             (15,281)            (7,204)             (25,079)
                                                                 ========            =======             ========

 The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                     ------------------------------------

                            (dollars in thousands)

                                                                                    Year Ended
                                                                ----------------------------------------------------
                                                                September 28,       September 26,       September 25,
                                                                    1995                1996                1997
                                                                    ----                ----                ----
                                                                 (52 weeks)          (52 weeks)          (52 weeks)
CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal repayments under capital leases                         (413)               (347)               (303)
  Principal repayments of long-term debt                          (7,281)                (20)                (26)
  Net proceeds from issuance of long-term debt                     7,267                   -                 200
  Net proceeds from equity issue                                       -                (447)             15,953
  Other financing costs                                             (523)             (3,058)                (74)
                                                                 -------             -------             -------
Net cash provided by (used in) financing activities                 (950)             (3,872)             15,750
                                                                 -------             -------             -------
Net decrease in cash                                              (4,328)             (5,661)             (1,991)

CASH AT BEGINNING OF YEAR                                         15,327              10,999               5,338
                                                                 -------             -------             -------
CASH AT END OF YEAR                                              $10,999             $ 5,338             $ 3,347
                                                                 =======             =======             =======

                     SUPPLEMENTAL DISCLOSURE OF CASH FLOW

                                                                      Year Ended
                                                 -----------------------------------------------------
                                                 September 28,       September 26,       September 25,
                                                     1995                1996                1997
                                                     ----                ----                ----
Cash paid (refunded) during the year:
  Interest                                        $12,650             $12,719             $12,863
                                                  =======             =======             =======
  Taxes                                           $ 1,197             $  (403)            $  (917)
                                                  =======             =======             =======

            SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES
            -------------------------------------------------------

During fiscal 1997, the Company acquired 35 stores, acquired the gasoline operations at 23 third-party locations and disposed of 21 stores. The net assets acquired and liabilities assumed are as follows (in thousands):

                                        Year Ended
                                       September 25,
                                           1997
                                           ----
Inventories                             $ 1,665
Property and equipment                    6,374
Other noncurrent assets                       9
Accrued expenses                            (43)
                                        -------
                                          8,005
Goodwill                                  4,157
                                        -------
Acquisitions of related business        $12,162
                                        =======

 The accompanying notes are an integral part of these consolidated financial statements.

                               THE PANTRY, INC.
                               ----------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

NOTE 1 - HISTORY OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
--------------------------------------------------------------------------

The Company
-----------

The consolidated financial statements include the accounts of The Pantry, Inc. ("The Pantry" or the "Company") and its wholly-owned subsidiaries, Sandhills, Inc. and PH Holding Corporation ("PH") and PH's wholly-owned subsidiaries, TC Capital Management, Inc. and Pantry Properties, Inc. All intercompany transactions and balances have been eliminated in consolidation. The Pantry owns and operates approximately 390 convenience stores in North Carolina, South Carolina, Tennessee, Kentucky, and Indiana.

Prior to November 2, 1993, The Pantry was a wholly-owned subsidiary of Montrose Pantry Acquisition Corporation ("MPAC"), an entity formed to affect the 1987 leveraged buy-out of The Pantry. On November 2, 1993, The Pantry was merged into MPAC and MPAC's name was changed to The Pantry. MPAC had no assets or operations other than its investment in The Pantry.

On November 30, 1995, Freeman Spogli & Co. Incorporated, through its affiliates, FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III") and FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International," collectively with FSEP III, "the FS Group") acquired a 39.9% interest in the Company and Chase Manhattan Capital Corporation ("Chase") acquired a 12.0% interest in the Company through a series of transactions which included the purchase of common stock from certain shareholders and the purchase of newly issued common and preferred stock. The FS Group and Chase subsequently acquired the remaining interests of approximately 37.0% and 11.1%, respectively, on August 19, 1996 through the purchase of common and preferred stock from certain shareholders. On December 30, 1996, the Company issued and the FS Group purchased additional preferred stock. As of September 25, 1997, the Company was owned 83.6% and 16.4% by the FS Group and Chase, respectively.

On October 23, 1997, The Pantry acquired 100% of the outstanding common stock of Lil' Champ Food Stores, Inc. ("Lil' Champ") from Docks U.S.A., Inc. (the "Lil' Champ Acquisition"). The combination of The Pantry and Lil' Champ has created one of the largest independent convenience stores in the United States (based on number of stores) with 878 stores primarily located in the Southeast. The acquisition was funded by a combination of Senior Subordinated Notes and an additional equity investment by the FS Group and Chase (see Note 15 - Subsequent Events).

Acquisition accounting
----------------------

MPAC acquired all of The Pantry's common stock in a leveraged buy-out as of August 13, 1987. Certain individuals and entities which held an ownership interest in The Pantry retained approximately 45% of ownership interest after the August 13, 1987 transaction. A new basis of accounting was established as a result of the acquisition to the extent of the "new" equity interests (partial step-up). The original basis of accounting was retained for those shareholders that retained an equity interest in MPAC after the acquisition. To the extent of ownership change, the excess amount paid over The Pantry's net book value was allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values. To the extent that certain individuals and entities maintained their equity interests, the excess amount paid over net book value was recorded as a debit in shareholders' deficit ($17,109,000). Had there not been a partial step-up, this amount would have been allocated to property and equipment, inventories, deferred lease cost and goodwill based on relative fair market values.

Long-lived assets
-----------------

In 1996, the Company early-adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Accordingly, long-lived assets are reviewed for impairment on a store-by-store basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the projected future undiscounted cash flows attributable to each store would be compared to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store to determine if a write-down to fair value is required (see Note 11 -Impairment of Long-Lived Assets).

Goodwill
--------

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether amortization of the goodwill balance over its remaining life can be recovered through estimated undiscounted future operating results. Estimated future results are based on a trend of historical results for the trailing three fiscal years and management's estimate of future results which indicate that the goodwill balances will be recovered over the various periods remaining to be benefited.

Goodwill of $24,946,000 with accumulated amortization of $8,790,000 as of September 25, 1997 related to the 1987 leveraged buy-out is being amortized on a straight-line basis over 40 years. Goodwill of $5,768,000 with accumulated amortization of $1,606,000 as of September 25, 1997 related to acquisitions of stores is being amortized on a straight-line basis over 20 years.

Deferred lease cost
-------------------

Deferred lease cost represents the value assigned to favorable leases acquired. Such amounts are being amortized over the remaining term of the respective leases.

Property held for sale
----------------------

Certain property is classified as current assets when management's intent is to sell these assets in the ensuing fiscal year, and is recorded at the lower of cost or fair value less cost to sale.

Deferred financing cost
-----------------------

Deferred financing cost represents expenses related to issuing the Company's long-term debt (see Note 4 - Long-Term Debt and Note 15 - Subsequent Events), obtaining its lines of credit (see Note 5 - Lines of Credit), and obtaining lease financing (see Note 7 - Leases). Such amounts are being amortized over the remaining term of the respective financing.

Property and equipment
----------------------

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided primarily by the straight-line method over the estimated useful lives of the assets for financial statement purposes and by accelerated methods for income tax purposes.

Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Leased buildings capitalized in accordance with SFAS No. 13 are recorded at the lesser of fair value or the discounted present value of future lease payments at the inception of the leases. Amounts capitalized are amortized over the estimated useful lives of the assets or terms of the leases (generally 5 to 20 years) using the straight-line method.

Inventories
-----------

Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

Non-compete agreement
---------------------

Effective with the July 11, 1994, termination of a former officer of The Pantry, the non-compete portion of a fiscal 1993 contract between the Company and the former officer, which restricted the former officer and his affiliated companies from operating convenience stores in competition with The Pantry, became the principal source of value. On June 30, 1995, the terms of this contract were amended, including a change in the expiration of the non-compete period from December 2001 to December 1996. Due to the significance of the reduction of the non-compete period, the unamortized balance of the non-compete asset was written off in fiscal 1995.

Income taxes
------------

All operations of The Pantry and its subsidiaries are included in a consolidated Federal income tax return. Pursuant to SFAS No. 109, Accounting for Income Taxes, The Pantry recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between financial statement carrying amounts and the related tax bases.

Use of estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recently issued accounting standards not yet adopted
----------------------------------------------------

In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, Environmental Remediation Liabilities. SOP 96-1 contains authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The provisions of SOP 96-1 are effective for fiscal years beginning after December 15, 1996 (the Company's 1998 fiscal year). The Company does not believe the adoption of SOP 96-1 will have a material effect on its consolidated financial statements.

Accounting period
-----------------

The Pantry operates on a 52-53 week fiscal year ending on the last Thursday in September. For 1995, 1996 and 1997, each of the Company's fiscal years contained 52 weeks.

Reclassifications
-----------------

Certain amounts in the fiscal 1995 and 1996 consolidated financial statements have been reclassified to conform to the current year presentation.

Accounting Change
-----------------

During the fourth quarter of fiscal 1995, the Company adopted, retroactive to September 30, 1994, SFAS No. 112, "Employer's Accounting for Postemployment Benefits" and restated its first quarter results to reflect the adoption. SFAS No. 112 requires that employers expense the costs of postemployment benefits over the service lives of employees if certain conditions are met. The cumulative effect of adopting SFAS No. 112 as of September 30, 1994 was an after tax charge of $960,000.

NOTE 2 - INVENTORIES:
--------------------

At September 26, 1996 and September 25, 1997, inventories consisted of the following (in thousands):

                                     1996       1997
                                   --------   --------
Inventories at FIFO cost:
   Merchandise                     $13,841    $16,877
   Gasoline                          4,013      4,969
                                   -------    -------
                                    17,854     21,846
Less adjustment to LIFO cost:
   Merchandise                      (4,012)    (4,203)
   Gasoline                           (619)      (482)
                                   -------    -------
Inventories at LIFO cost           $13,223    $17,161
                                   =======    =======

The positive effect on cost of sales of LIFO inventory liquidations was $957,000, $68,000 and $4,141 for fiscal years 1995, 1996 and 1997, respectively.

NOTE 3 - PROPERTY AND EQUIPMENT:
-------------------------------

At September 26, 1996 and September 25, 1997, property and equipment consisted of the following (in thousands):

                                                                            1996            1997
                                                                          ---------       ---------
 Land                                                                     $ 16,116        $ 16,109
 Buildings                                                                  28,731          29,928
 Gasoline equipment                                                         39,670          50,362
 Other equipment, furniture and fixtures                                    24,020          26,657
 Leasehold improvements                                                      8,403          10,743
 Automobiles                                                                   123             134
 Construction in progress                                                      110           1,471
                                                                          --------        --------
                                                                           117,173         135,404
 Less - accumulated depreciation and amortization                          (51,718)        (57,418)
                                                                          --------        --------
                                                                          $ 65,455        $ 77,986
                                                                          ========        ========

NOTE 4 - LONG-TERM DEBT:
-----------------------
At September 26, 1996 and September 25, 1997, long-term debt consisted of the following (in thousands):

                                                                            1996            1997
                                                                          --------        --------
Notes payable ("Senior Notes"); due November
 15, 2000; interest payable semi-annually at 12.5%                        $ 99,995        $ 99,995
Note payable; secured by certain property;
 due monthly through 2004; interest at 10%                                     169             137
Note payable; secured by certain property;
 due monthly through 2005; interest at 8%                                        -             206
                                                                          --------        --------
                                                                           100,164         100,338
Less - current maturities                                                      (16)            (33)
                                                                          --------        --------
                                                                          $100,148        $100,305
                                                                          ========        ========

While the Senior Notes are unsecured, the terms of the Senior Notes contain certain covenants restricting (i) the use of proceeds from the offering; (ii) the placing of liens on properties; (iii) certain "restricted payments" as defined in the agreement; (iv) the incurrance of additional debt; (v) the sale of assets; (vi) any merger, (vii) consolidation or change in control; (viii) lines of business and (ix) transactions with affiliates. In addition, the Indenture requires certain positive covenants including the maintenance of a "Consolidated Fixed Charge Ratio" (the "Coverage Ratio") of greater than 1.69 to
1.0. On December 26, 1997 (the first "Measurement Date" in fiscal year 1997), the Company's Coverage Ratio was less than 1.69 to 1.0 and, therefore, the interest rate on the Senior Notes was temporarily increased to 12 1/2% and remains at this rate as of December 5, 1997. The next Measurement Date is December 25, 1997.

On October 23, 1997 in connection with the Lil' Champ Acquisition, the Company completed the offering of $200 million of 10 1/4% Senior Subordinated Notes due 2007 and, in a related transaction, completed a tender offer and consent solicitation with respect to the $100 million of 12% Senior Notes due 2000. The tender offer resulted in the Company's purchase of $51 million in principal amount of the Senior Notes at a purchase price of 110% of the aggregate principal amount plus accrued and unpaid interest and other related fees (see
Note 15 - Subsequent Events).

NOTE 5 - LINES OF CREDIT:
-------------------------

As of September 25, 1997, The Pantry had two bank lines of credit with borrowing capacity limits of $10 million and $15 million, respectively. The $10 million line of credit bears interest at prime (8.50% at September 25, 1997) plus 0.5%. As of September 25, 1997, there were no balances outstanding under the $10 million line of credit. The $15 million line of credit secures the Company's outstanding letters of credit of $8,563,000 at September 25, 1997. During fiscal 1997 and as of September 25, 1997, there were no draws against the letters of credit.

On October 23, 1997 in connection with the Lil' Champ Acquisition, the Company entered into a new bank credit facility (the "New Credit Facility") replacing the $10 million and $15 million bank lines discussed above. The New Credit Facility consists of a $45 million revolving credit facility and a $30 million acquisition facility. The New Credit Facility has availability for letter of credit usage, is secured by substantially all of the assets of the Company and the Guarantors (as defined herein) and is guaranteed by the Guarantors (see Note 15 - Subsequent Events).

NOTE 6 - INCOME TAXES:
---------------------

The components of income tax expense (benefit) are summarized below (in thousands):

                  1995        1996      1997
                ---------   --------   ------
Current:
   Federal       $ 1,033    $(1,111)   $ 163
   State             424          5     (534)
                 -------    -------    -----
                   1,457     (1,106)    (371)
                 -------    -------    -----
 Deferred:
   Federal        (1,839)    (1,074)     371
   State            (612)      (484)      --
                 -------    -------    -----
                  (2,451)    (1,558)     371
                 -------    -------    -----
                 $  (994)   $(2,664)   $  --
                 =======    =======    =====

As of September 26, 1996 and September 25, 1997, deferred tax liabilities (assets) are comprised of the following (in thousands):

                                               1996       1997
                                             --------   --------
Depreciation                                 $ 5,523    $ 6,513
Deferred lease cost                               16         27
Inventory                                        994        940
Other                                            491        469
                                             -------    -------
Gross deferred tax liabilities                 7,024      7,949
                                             -------    -------
Capital lease obligations                       (205)      (321)
Allowance for doubtful accounts                  (57)       (58)
Environmental expenses                          (410)      (500)
Accrued insurance reserves                    (1,391)    (1,607)
Accrued compensation                            (932)      (667)
Other                                           (478)      (616)
                                             -------    -------
Gross deferred tax assets                     (3,473)    (3,769)
                                             -------    -------
Net operating loss carryforwards              (2,921)    (2,622)
General business credits                      (1,695)    (1,846)
AMT Credits                                   (2,386)    (2,696)
Deferred tax assets valuation allowance        1,782      1,686
                                             -------    -------
                                             $(1,669)   $(1,298)
                                             =======    =======

Reconciliations of income taxes at the Federal statutory rate (34%) to actual taxes provided are as follows (in thousands):

                                                             1995       1996      1997
                                                           --------   --------   ------
Tax benefit at Federal statutory rate                      $(1,783)   $(3,665)    (332)
Tax benefit at state rate, net of Federal
   income tax benefit                                         (779)      (316)    (325)
Permanent differences:
    Amortization of goodwill                                   237      1,127      235
    Other                                                       75         14      248
Tax benefit from creation of general business credits         (175)        --     (151)
Interperiod tax allocation                                     920         --       --
Valuation allowance                                            511        176      325
                                                           -------    -------    -----
Net income tax benefit                                     $  (994)   $(2,664)   $  --
                                                           =======    =======    =====

As of September 27, 1997 The Pantry had net operating loss carryforwards, general business credits and AMT credits which can be used to offset future Federal income taxes. The benefit of these carryforwards is recognized, net of a valuation allowance, as a reduction in the Company's net deferred tax asset. Loss carryforwards as of September 25, 1997 have the following expiration dates (in thousands):

                                     Federal      State
                                    ----------   -------
 1998                                    $----   $ 3,478
 1999                                     ----     5,526
 2000                                     ----     5,532
 2001                                     ----    10,034
 2002                                     ----     7,639
 2012                                      371      ----
                                          ----   -------
     Total loss carryforwards.           $ 371   $32,209
                                         =====   =======

The valuation allowance increased $176,000 and $325,000 in 1996 and 1997, respectively, to provide for state net economic loss carryforwards. The valuation allowance decreased $421,000 in 1997, which was primarily attributable to the expiration of net operating loss carryforwards.

The State of North Carolina and the State of Tennessee have assessed Sandhills, Inc., a subsidiary of the Company, with additional taxes plus penalties and accrued interest totaling approximately $5.0 million, for the periods February 1, 1992 to September 26, 1996, respectively. The Company is contesting these tax assessments and believes that it has meritorious defenses to the proposed adjustments. Additionally, the Company believes that, in the event of a mutual settlement, the assessment amount and related penalties would be substantially reduced. Based on this, the Company believes the outcome of the audits will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 7 - LEASES:
---------------

The Pantry leases store buildings, office facilities and store equipment under both capital and operating leases. The asset balances related to capital leases at September 26, 1996 and September 25, 1997, are as follows (in thousands):

                                        1996       1997
                                      --------   --------
 Buildings                            $ 2,196    $ 2,196
 Less - accumulated amortization       (1,464)    (1,649)
                                      -------    -------
                                      $   732    $   547
                                      =======    =======

Amortization expense related to capitalized leased assets was $269,000, $261,000, and $185,000 for fiscal 1995, 1996 and 1997, respectively.

Future minimum lease payments as of September 25, 1997, for capital leases and operating leases that have initial or remaining terms in excess of one year are as follows (in thousands):

  Fiscal                                            Capital   Operating
   year                                             leases     leases
---------                                           -------   ---------
   1998                                              $  381     $ 8,447
   1999                                                 308       7,947
   2000                                                 193       7,146
   2001                                                 106       5,681
   2002                                                 103       4,961
   Thereafter                                           287      53,342
                                                     ------     -------
   Net minimum lease payments                         1,378     $87,524
                                                                =======
   Amount representing interest (8% to 20%)             414
                                                     ------
   Present value of net minimum lease payments          964
   Less - current maturities                            285
                                                     ------
                                                     $  679
                                                     ======

The above amounts do not include total future minimum sublease rentals of approximately $85,250 related to capital and operating leases. Rental expense for operating leases was approximately $6,759,000, $8,126,000 and $9,618,000 for fiscal years 1995, 1996 and 1997, respectively.

NOTE 8 - RELATED PARTIES:
-------------------------

Certain of the above leases are with partnerships and corporations controlled by former shareholders, former officers and current and former directors of The Pantry. Rents under these leases were approximately $1,079,000, $1,274,000, and $1,280,000 for fiscal years 1995, 1996, and 1997, respectively. Such leases expire at various intervals over the next twenty years.

During fiscal 1995, the Company sold certain convenience stores to an entity controlled by former officers and current and former directors of the Company for approximately $3,300,000, which approximated the Company's investment in these properties. These stores are currently being leased back from this entity (rental amounts are included above).

Under the terms of a contract with a former officer, the Company is obligated to pay the former officer certain amounts through September 30, 2000. The Company has recorded a liability equal to the net present value of the payments due under the contract and has classified the resulting annual interest expense as related party interest.

NOTE 9 - COMMITMENTS AND CONTINGENCIES:
--------------------------------------

As of September 25, 1997, The Pantry was contingently liable for outstanding letters of credit in the amount of $8,563,000 related primarily to several areas in which The Pantry is self-insured. The letters of credit are not to be drawn against unless The Pantry defaults on the timely payment of related liabilities.

The Pantry is involved in certain legal actions arising in the normal course of business. In the opinion of management, based on a review of such legal proceedings, the ultimate outcome of these actions will not have a material effect on the consolidated financial statements.

Environmental liabilities and contingencies
-------------------------------------------

The Company is subject to various federal, state and local environmental laws and regulations governing underground petroleum storage tanks ("USTs") that require The Pantry to make certain expenditures for compliance. In particular, at the federal level, the Resource Conservation and Recovery Act, as amended, requires the EPA to establish a comprehensive regulatory program for the detection, prevention, and cleanup of leaking USTs. Regulations enacted by the EPA in 1988 established requirements for (i) installing UST systems; (ii) upgrading UST systems; (iii) taking corrective action in response to releases;
(iv) closing UST systems; (v) keeping appropriate records; and (vi) maintaining evidence of financial responsibility for taking corrective action and compensating third parties for bodily injury and property damage resulting from releases. These regulations permit states to develop, administer and enforce their own regulatory programs, incorporating requirements which are at least as stringent as the federal standards. The following is an overview of the requirements imposed by these regulations:

* Leak Detection: The EPA and states' release detection regulations were phased in based on the age of the USTs. All USTs were required to comply with leak detection requirements by December 22, 1993. The Company utilizes two approved leak detection methods for all Company-owned UST systems. Daily and monthly inventory reconciliations are completed at the store level and at the corporate support center. The daily and monthly reconciliation data is also analyzed using Statistical Inventory Reconciliation ("SIR") which compares the reported volume of gasoline purchased and sold with the capacity of each UST system and highlights discrepancies. The Company also performs annual leak detection tests.

* Corrosion Protection: The 1988 EPA regulations require that all UST systems have corrosion protection by December 22, 1998. The Company began installing non-corrosive fiberglass tanks and piping in 1982. The Company has a comprehensive plan to upgrade all its steel tank UST systems to 1998 standards by 1998 through internal tank lining and cathodic protection. As of September 25, 1997, approximately 81% of the Company's USTs have been protected from corrosion either through the installation of fiberglass tanks or upgrading steel USTs with interior fiberglass lining and the installation of cathodic protection.

* Overfill/Spill Prevention: The 1988 EPA regulations require that all sites have overfill/spill prevention devices by December 22, 1998. The Pantry is systematically installing devices on all Company-owned UST systems to meet these regulations. The Pantry has installed spill/overfill equipment for approximately 81% of its USTs.

The Pantry anticipates that it will meet the 1998 deadline for installing corrosion protection and spill/overfill equipment for all of its USTs and has budgeted approximately $1.0 million of capital expenditures for these purposes in fiscal 1998. In addition to the technical standards, The Pantry is required by federal and state regulations to maintain evidence of financial responsibility for taking corrective action and compensating third parties in the event of a release from its UST systems. In order to comply with this requirement, The Pantry maintains a letter of credit in the aggregate amount of $2.1 million issued by a commercial bank in favor of state environmental enforcement agencies in the states of North Carolina, South Carolina, Tennessee, Indiana and Kentucky and relies on reimbursements from applicable state trust funds.

All states in which The Pantry operates or has operated UST systems have established trust funds for the sharing, recovering, and reimbursing of certain cleanup costs and liabilities incurred as a result of releases from UST systems. These trust funds, which essentially provide insurance coverage for the cleanup of environmental damages caused by the operation of UST systems, are funded by a UST registration fee and a tax on the wholesale purchase of motor fuels within each state. The Company has paid UST registration fees and gasoline taxes to each state where it operates to participate in these programs and has filed claims and received reimbursement in North Carolina, South Carolina, and Tennessee. The coverage afforded by each state fund varies but generally provides up to $1.0 million per site for the cleanup of environmental contamination, and most provide coverage for third party liabilities. Costs for which the Company does not receive reimbursement include but are not limited to:
(i) the per-site deductible; (ii) costs incurred in connection with releases occurring or reported to trust funds prior to their inception;(iii) removal and disposal of UST systems and (iv) costs incurred in connection with sites otherwise ineligible for reimbursement from the trust funds. The trust funds require the Company to pay deductibles ranging from $10,000 to $100,000 per occurrence depending on the upgrade status of its UST system, the date the release is discovered/reported and the type of cost for which reimbursement is sought. Reimbursement from state trust funds will be dependent upon the maintenance and continued solvency of the various funds.

As of September 25, 1997, the Company is responsible for the remediation of contamination at 56 sites. Other third parties are responsible for remediation of contamination at another 13 sites. The Pantry has accrued $7,806,000 for estimated total future remediation costs at the sites for which it is responsible. The Pantry anticipates that approximately $1,295,000 of these future remediation costs will not be reimbursed by state trust funds or covered by private insurance. Of the remaining $6,511,000, The Pantry believes that (i) approximately $6,341,000 will be reimbursed from state funds based on prior acceptance of sites for reimbursement under these programs or anticipated acceptance based on date of discovery of contamination and program regulations and (ii) approximately $170,000 will be covered by insurance based on prior acceptance of sites for such coverage. Reimbursements from state trust funds will be dependent upon the continued solvency of the various funds. Remediation cost estimates are based on consultants' and management's estimates of the cost of remediation, tank removal, and litigation associated with all known contaminated sites as a result of releases (e.g. overfills, spills and UST system leaks). Although the Company is not aware of releases or contamination at other locations where it currently operates or has operated stores, any such releases or contamination could require substantial remediation costs, some or all of which may not be eligible for reimbursement from state trust funds.

Several of the locations identified as contaminated are being cleaned up by third parties who have indemnified The Pantry as to responsibility for clean up matters. Additionally, The Pantry is awaiting closure notices on several other locations which will release the Company from responsibility related to known contamination at those sites.

NOTE 10 - BENEFIT PLANS:
-----------------------

The Pantry sponsors a 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least nineteen years of age and have one year of service with at least 1,000 hours worked to be eligible to participate in the plan. Employees may contribute up to 15% of their annual compensation, and contributions are matched by The Pantry on the basis of 50% of the first 5% contributed. Matching contribution expense was $346,000, $330,000, and $305,000 for fiscal years 1995, 1996 and 1997, respectively.

NOTE 11 - IMPAIRMENT OF LONG-LIVED ASSETS:
-----------------------------------------

In fiscal year 1996, the Company early-adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived and certain identifiable intangibles to be disposed of.

Pursuant to SFAS No. 121, the Company evaluated its long-lived assets for impairment on a store-by-store basis by comparing the sum of the projected future undiscounted cash flows attributable to each store to the carrying value of the long-lived assets (including an allocation of goodwill, if appropriate) of that store. Projected future cash flows for each store were estimated for a period approximating the remaining lives of that store's long-lived assets, based on earnings history, lease expiration dates and renewal periods, market conditions and assumptions reflected in internal operating plans and strategies. Based on this evaluation, the Company determined that certain long-lived assets were impaired and recorded an impairment loss based on the difference between the carrying value and the fair value of the assets. Fair value was determined based on an evaluation of each property's value. The impairment consists of the following assets (in thousands):

 Property, plant and equipment        $  415
 Goodwill                              2,619
                                      ------
   Total                              $3,034
                                      ======

NOTE 12 - RESTRUCTURING CHARGES:
-------------------------------

In fiscal year 1996, the Company recorded restructuring charges of $2,184,000 pursuant to a formal plan to restructure its corporate offices. The costs include $1,484,000 for employee severance; $350,000 for employee moving costs; and $350,000 for legal costs related to the ownership litigation. Substantially all of these amounts were expended during fiscal 1996.

NOTE 13 - PREFERRED STOCK:
-------------------------

As of September 25, 1997, preferred stock consists of 150,000 authorized shares. Issued and outstanding shares at September 25, 1997 includes 25,999 shares which have been designated as Series A and 17,500 shares designated as Series B, all of which is held by FS Group. The Company is limited from paying dividends under the terms and conditions of the Senior Notes Indenture, Senior Subordinated Notes Indenture and the Certificate of Designation of Preferences of the Series B Preferred Stock of The Pantry, Inc.

In addition, without consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, the Company is restricted from: (i) the issuance of any securities with equal or superior rights with respect to dividends or liquidation preferences, (ii) the repurchase of any shares of, making of any dividend or distribution to, or any reclassification with respect to any of the Company's outstanding shares of capital stock, and (iii) amendment or modification of the Company's Article of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualification, limitations or restrictions or the Series B Preferred Stock.

  (a) Series A

     Except as required by Delaware law, the holders of the Series A Preferred Stock (i) shall not be entitled to vote on any matter coming before the stockholders of the Company and (ii) shall not be included in determining the number of shares voting or entitled to vote on any such matters. The holders of Series A Preferred Stock are entitled to cumulative dividends from the Company on each share of Series A Preferred Stock at a semi-annual rate equal to $60.00 per share plus an amount determined by applying a twelve percent (12%) annual rate compounded semi-annually to any accrued but unpaid dividend. Except as limited by the Senior Note Indenture, Senior Subordinated Notes Indenture and the Certificate of Designation of Preferences of the Series B Preferred Stock, such dividends on the outstanding shares of Series A Preferred Stock shall be payable at such intervals as the Board of Directors of the Company may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series A Preferred Stock, at the rate of one share for each $1,000 of dividends outstanding.

     Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of the Company's Common Stock, but following the preferences of Series B Preferred Stock as discussed herein, an amount equal to each $1,000 per share of Series A Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the assets to be distributed after satisfaction of the preferences of Series B Preferred Stock among the holders of outstanding shares of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed ratably among the holders of outstanding shares of Series A Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series A Preferred Stock held by each holder.

  (b) Series B

      At all meetings of the stockholders of the Company and in the case of any actions of stockholders in lieu of a meeting and holder of the Series B Preferred Stock shall be entitled to ten (10) votes per share and except as required by Delaware law shall vote together with the holders of Common Stock as a single class. The holders of Series B Preferred Stock are entitled to cumulative dividends from the Company on each share of Series B Preferred Stock at a quarterly rate equal to $32.5 per share plus an amount determined by applying a thirteen percent (13%) annual rate compounded quarterly to any accrued but unpaid dividend. Except as limited by both the Senior Notes and Senior Subordinated Notes Indentures, such dividends on the outstanding shares of Series B Preferred Stock shall be payable at such intervals as the Board of Directors of the Company may from time to time determine and may be paid in cash or by issuing additional shares, including fractional shares of Series B Preferred Stock, at the rate of one share for each $1,000 of dividends outstanding.

     Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other class or series of the Company's capital stock, including without limitation, shares of Series A Preferred Stock and of Common Stock, an amount equal to $1,000 per share of Series B Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date fixed for liquidation (whether or not declared), and no more. If upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of outstanding shares of Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the

Company to be distributed ratably among the holders of outstanding shares of Series B Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series B Preferred Stock held by each holder.

NOTE 14 - SUPPLEMENTAL GUARANTOR INFORMATION:
--------------------------------------------

On October 23, 1997, the Company purchased all of the capital stock of Lil' Champ Food Stores, Inc. ("Lil' Champ") (see Note 15 - Subsequent Events). Sandhills, Inc., Lil' Champ and all future direct and indirect restricted subsidiaries (together the "Guarantors"), jointly and severally, unconditionally guaranteed, on an unsecured senior subordinated basis, the full and prompt performance of The Pantry's obligations under its $200.0 million, 10 1/4% Senior Subordinated Notes due 2007 (the "Senior Subordinated Notes") and the related Indenture, the issuance of which occurred on October 23, 1997. The Senior Subordinated Notes will be exchanged for new notes (the "Exchange Notes") in an exchange offer upon the effectiveness of The Pantry's pending Form S-4 Registration Statement. The form and terms of the Exchange Notes are the same as the form and terms of the Senior Subordinated Notes (which they replace) except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement by virtue of consummation of the exchange offer.

The Senior Subordinated Notes contain covenants that, among other things, restrict the ability of The Pantry and any restricted subsidiary to: (i) incur additional indebtedness; (ii) pay dividends or make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transaction with affiliates; (viii) enter into sale-leaseback transactions; (ix) merge or consolidate The Pantry or any of its subsidiaries; and (x) transfer and sell assets.

Management has determined that separate, full financial statements of the Guarantor (Sandhills, Inc. as of September 25, 1997) would not be material to investors and therefore such financial statements are not provided. The following supplemental combining financial statements present information regarding the Guarantor and The Pantry.

The Pantry accounts for its wholly-owned subsidiaries on the equity basis.

Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.


                                                THE PANTRY, INC.
                                 SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                                          YEAR ENDED SEPTEMBER 28, 1995
                                             (DOLLARS IN THOUSANDS)

                                                          Guarantor    Non-Guarantor
                                           The Pantry    Subsidiary      Subsidiary     Eliminations      Total
                                        ------------------------------------------------------------------------
Revenues:
  Merchandise sales                          $187,380       $     -          $     -        $      -    $187,380
  Gasoline sales                              187,165             -                -               -     187,165
  Commissions                                   4,516             -                -               -       4,516
                                        ------------------------------------------------------------------------
        Total revenues                        379,061             -                -               -     379,061
                                        ------------------------------------------------------------------------
Cost of sales:
  Merchandise                                 121,976             -                -               -     121,976
  Gasoline                                    161,179             -                -               -     161,179
        Total cost of sales                   283,155             -                -               -     283,155
                                        ------------------------------------------------------------------------
Gross profit                                   95,906             -                -               -      95,906
                                        ------------------------------------------------------------------------
Operating expenses:
  Store expenses                               66,432             -                -         (11,310)     55,122
  Store expenses - related parties              1,084             -                -               -       1,084
  General and administrative expenses          18,089            45               25               -      18,159
  Depreciation and amortization                 9,494             5                6               -       9,505
  Amortization of non-compete agreement         1,965             -                -               -       1,965
                                        ------------------------------------------------------------------------
        Total operating expenses               97,064            50               31         (11,310)     85,835
                                        ------------------------------------------------------------------------

Income from operations                         (1,158)          (50)             (31)         11,310      10,071
                                        ------------------------------------------------------------------------

Equity in earnings of subsidiaries             12,163             -                -         (12,163)          -
                                        ------------------------------------------------------------------------

Other income (expense):
  Interest expense                            (14,449)            -              (17)          1,492     (12,974)
  Interest - related parties                     (266)            -                -               -        (266)
  Miscellaneous                                   161        13,091              260         (12,801)        711
  Due diligence costs                            (101)            -           (1,080)              -      (1,181)
                                        ------------------------------------------------------------------------
        Total other expense                   (14,655)       13,091             (837)        (11,309)    (13,710)
                                        ------------------------------------------------------------------------

Loss before income taxes                       (3,650)       13,041             (868)        (12,162)     (3,639)
Income tax benefit (expense)                      365        (4,434)            (120)          4,543         354
                                        ------------------------------------------------------------------------
Loss before extraordinary item and
 cumulative
   effect of accounting change                 (3,285)        8,607             (988)         (7,619)     (3,285)
Cumulative effect of change in
 accounting for
   post-employment benefits (net of
    income tax benefit of $640)                  (960)            -                -               -        (960)
                                        ------------------------------------------------------------------------
Net loss                                     $ (4,245)      $ 8,607          $  (988)       $ (7,619)   $ (4,245)
                                        ========================================================================

                               THE PANTRY, INC.
                SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 28, 1995
                            (DOLLARS IN THOUSANDS)

                                                                   Guarantor        Non-Guarantor
                                                      The Pantry   Subsidiary        Subsidiary      Eliminations   Total
                                                      ----------   ----------      -------------     ------------   -----

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss)                                    $(4,245)      $ 8,607            $(987)        $(7,620)   $(4,245)
   Adjustments to reconcile net income
    (loss) to net cash provided by
     operating activities:
     Cumulative effect of change in
      accounting for post-employment benefits             1,600             -                -               -      1,600
     Depreciation and amortization                       11,464             -                6               -     11,470
     Provision for deferred income taxes                 (2,451)            -                -               -     (2,451)
     Loss on sale of property and equipment                   2             -                -               -          2
     Provision for environmental expenses                  (418)            -                -               -       (418)
     Provision for closed stores                            292             -                -               -        292
     Equity earnings of affiliates                       (7,620)            -                -           7,620          -
   Changes in operating assets and liabilities, net:
     Receivables                                           (284)       (1,392)             (30)          2,100        394
     Inventories                                          1,694             -                -               -      1,694
     Prepaid expenses                                       121             -               (2)              -        119
     Other non-current assets                              (322)          (58)             101               -       (279)
     Accounts payable                                     2,294             -                -               -      2,294
     Other current liabilities and accrued expenses        (126)          447              198            (556)       (37)
     Employment obligations                                (140)            -                -               -       (140)
     Other noncurrent liabilities                         2,871           281                -          (1,544)     1,608
                                                        -------       -------            -----         -------    -------
  Net cash provided by operating activities               4,732         7,885             (714)              -     11,903
                                                        -------       -------            -----         -------    -------

                               THE PANTRY, INC.
          SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS - CONTINUED
                         YEAR ENDED SEPTEMBER 28, 1995
                            (DOLLARS IN THOUSANDS)

                                                                    Guarantor    Non-Guarantor
                                                     The Pantry    Subsidiary      Subsidiary     Eliminations     Total
                                                  -----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property held for sale                   (7,853)            -          (10,747)              -    (18,600)
   Additions to property and equipment                  (16,543)            -             (107)              -    (16,650)
   Proceeds from sale of property held for sale           8,644             -           10,792               -     19,436
   Proceeds from sale of property and equipment             533             -                -               -        533
   Intercompany notes receivable (payable)               12,950       (12,950)               -               -          -
   Acquisition of related businesses                          -             -                -               -          -
                                                  -----------------------------------------------------------------------
  Net cash used in investing activities                  (2,269)      (12,950)             (62)              -    (15,281)
                                                  -----------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal repayments under capital lease
    obligations                                            (413)            -                -               -       (413)
   Principal repayments of long-term debt                     -             -           (7,281)              -     (7,281)
   Proceeds from issuance of long-term debt                   -             -            7,267               -      7,267
   Other financing costs                                   (523)            -                -               -       (523)
                                                  -----------------------------------------------------------------------

                                                  -----------------------------------------------------------------------
  Net cash provided by (used in)
   financing activities                                    (936)            -              (14)              -       (950)
                                                  -----------------------------------------------------------------------

Net increase (decrease) in cash                           1,527        (5,065)            (790)              -     (4,328)
CASH AT BEGINNING OF YEAR                                 1,720         8,649            4,958               -     15,327
                                                  -----------------------------------------------------------------------
CASH AT END OF YEAR                                    $  3,247      $  3,584         $  4,168              $-   $ 10,999
                                                  =======================================================================

                               THE PANTRY, INC.
                     SUPPLEMENTAL COMBINING BALANCE SHEETS
                              SEPTEMBER 26, 1996
                            (DOLLARS IN THOUSANDS)

                                                  Guarantor    Non-Guarantor
                                     The Pantry   Subsidiary    Subsidiary     Eliminations     Total
                                    -----------  ------------  --------------  -------------   --------
ASSETS
------
Current assets:
  Cash                                 $  1,512      $   135          $3,690       $      -    $  5,337
  Receivables, net                        4,411        3,898              30         (5,479)      2,860
  Inventories                            13,223            -               -              -      13,223
  Prepaid expenses                          770            3               3              -         776
  Income taxes receivable                    55            -               8              -          63
  Property held for sale                  2,068            -             748              -       2,816
  Deferred income taxes                     879            -               -              -         879
                                    -----------  ------------  --------------  -------------   --------
           Total current assets          22,918        4,036           4,479         (5,479)     25,954
                                    -----------  ------------  --------------  -------------   --------

Investment in subsidiaries               36,267            -               -        (36,267)          -
                                    -----------  ------------  --------------  -------------   --------

Property & Equipment, net                65,105            -             350              -      65,455
                                    -----------  ------------  --------------  -------------   --------

Other assets:
  Goodwill, net                          16,852            -               -              -      16,852
  Deferred lease cost, net                  359            -               -              -         359
  Deferred financing cost, net            5,940            -               -              -       5,940
  Environmental receivables               5,162            -               -              -       5,162
  Deferred income taxes                     790            -               -              -         790
  Intercompany notes receivable               -       29,452               -        (29,452)          -
  Other                                     279           87               2              -         368
                                    -----------  ------------  --------------  -------------   --------
        Total other assets               29,382       29,539               2        (29,452)     29,471
                                    -----------  ------------  --------------  -------------   --------

Total Assets                           $153,672      $33,575          $4,831       $(71,198)   $120,880
                                    ===========  ============  ==============  ==============  ========

                               THE PANTRY, INC.
               SUPPLEMENTAL COMBINING BALANCE SHEETS - CONTINUED
                              SEPTEMBER 26, 1996
                            (DOLLARS IN THOUSANDS)

                                                                 Guarantor    Non-Guarantor
                                                   The Pantry    Subsidiary     Subsidiary     Eliminations      Total
                                                  ------------  ------------  -------------   --------------  ----------
LIABILITIES AND SHAREHOLDERS'
-----------------------------
EQUITY (DEFICIT)
----------------
Current liabilities:
  Current maturities of long-term debt               $      -       $     -          $   16        $      -    $     16
  Current maturities of capital lease obligations         285             -               -               -         285
  Accounts payable:
    Trade                                              15,666             -               -               -      15,666
    Money orders                                        2,788             -               -               -       2,788
  Accrued interest                                      5,143             -               1            (728)      4,416
  Accrued compensation and related taxes                2,336             1               1               -       2,338
  Income taxes payable                                      -         1,331              98          (1,429)          -
  Other accrued taxes                                   2,135             -               -               -       2,135
  Accrued insurance                                     3,629             -               -               -       3,629
  Other Accrued Liabilities                             4,299            94             122          (3,321)      1,194
                                                  ------------  ------------  -------------   --------------  ----------
           Total current liabilities                   36,281         1,426             238          (5,478)     32,467
                                                  ------------  ------------  -------------   --------------  ----------

Long-term debt                                         99,995             -             153               -     100,148
                                                  ------------  ------------  -------------   --------------  ----------

Other non-current liabilities:
  Environmental expenses                                6,232             -               -               -       6,232
  Capital lease obligations                               982             -               -               -         982
  Employment obligations                                2,039             -               -               -       2,039
  Accrued dividends on preferred stock                  2,654             -               -               -       2,654
  Intercompany note payable                            29,452             -               -         (29,452)          -
  Other                                                 3,581           281              43               -       3,905
                                                  ------------  ------------  -------------   --------------  ----------
           Total other non-current                     44,940           281              43         (29,452)     15,812
            liabilities                           ------------  ------------  -------------   --------------  ----------

SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock                                           -             -               -               -           -
  Common stock                                              1             -               -               -           1
  Additional paid-in capital                          (10,557)           25           5,001          (5,026)    (10,557)
  Retained earnings (deficit)                         (16,991)       31,843            (602)        (31,241)    (16,991)
                                                  ------------  ------------  -------------   --------------  ----------
           Total shareholders' equity
            (deficit)                                 (27,547)       31,868           4,399         (36,267)    (27,547)
                                                  ------------  ------------  -------------   --------------  ----------

Total Liabilities and Shareholders Deficit           $153,669       $33,575          $4,833        $(71,197)   $120,880
                                                  ============  ============  =============   ==============  ===========

                               THE PANTRY, INC.
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                         YEAR ENDED SEPTEMBER 26, 1996
                            (DOLLARS IN THOUSANDS)

                                                          Guarantor    Non-Guarantor
                                           The Pantry    Subsidiary      Subsidiary     Eliminations      Total
                                         -------------  ------------  ---------------  --------------  ---------
Revenues:
  Merchandise sales                          $188,091       $     -            $   -        $      -    $188,091
  Gasoline sales                              192,737             -                -               -     192,737
  Commissions                                   3,979             -                -               -       3,979
                                         -------------  ------------  ---------------  --------------  ---------
        Total revenues                        384,807             -                -               -     384,807
                                         -------------  ------------  ---------------  --------------  ---------
Cost of sales:
  Merchandise                                 125,979             -                -               -     125,979
  Gasoline                                    167,610             -                -               -     167,610
                                         -------------  ------------  ---------------  --------------  ---------
        Total cost of sales                   293,589             -                -               -     293,589
                                         -------------  ------------  ---------------  --------------  ---------
Gross profit                                   91,218             -                -               -      91,218
                                         -------------  ------------  ---------------  --------------  ---------
Operating expenses:
  Store expenses                               68,331             -             (293)        (11,471)     56,567
  Store expenses - related parties              1,274             -                -               -       1,274
  General and administrative expenses          17,024            80               23               -      17,127
  Restructuring charges                         2,184                                                      2,184
  Impairment of long-lived assets               3,034                                                      3,034
  Depreciation and amortization                 9,138            14                6               -       9,158
                                         -------------  ------------  ---------------  --------------  ---------
        Total operating expenses              100,985            94             (264)        (11,471)     89,344
                                         -------------  ------------  ---------------  --------------  ---------

Income from operations                         (9,767)          (94)             264          11,471       1,874
                                         -------------  ------------  ---------------  --------------  ---------

Equity in earnings of subsidiaries             14,597             -                -         (14,597)          -
                                         -------------  ------------  ---------------  --------------  ---------

Other income (expense):
  Interest expense                            (14,540)            -              (14)          2,562     (11,992)
  Miscellaneous                                (1,068)       14,243              198         (14,033)       (660)
                                         -------------  ------------  ---------------  --------------  ---------
        Total other expense                   (15,608)       14,243              184         (11,471)    (12,652)
                                         -------------  ------------  ---------------  --------------  ---------

Loss before income taxes                      (10,778)       14,149              448         (14,597)    (10,778)
Income tax benefit (expense)                    2,664        (4,811)            (128)          4,939       2,664
                                         -------------  ------------  ---------------  --------------  ---------
Net loss                                     $ (8,114)      $ 9,338            $ 320        $ (9,658)   $ (8,114)
                                         =============  ============  ===============  ==============  =========

                               THE PANTRY, INC.
                SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 26, 1996
                            (DOLLARS IN THOUSANDS)

                                                                      Guarantor    Non-Guarantor
                                                       The Pantry    Subsidiary      Subsidiary     Eliminations     Total
                                                      ------------  ------------  --------------   --------------   -------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss)                                      $(8,114)       $9,339             $319         $(9,658)   $(8,114)
   Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
     Impairment of long-lived assets                        3,034             -                -               -      3,034
     Depreciation and amortization                          9,152             -                6               -      9,158
     Provision for deferred income taxes                   (1,558)            -                -               -     (1,558)
     Loss on sale of property and equipment                   470             -                -               -        470
     Provision for environmental expenses                     512             -                -               -        512
     Provision for closed stores                              673             -                -               -        673
     Write-off of property held for sale                      168             -                -               -        168
     Equity earnings of affiliates                         (9,658)            -                -           9,658          -
   Changes in operating assets and liabilities, net:
       Receivables                                           (627)         (392)              (8)            488       (539)
       Inventories                                           (937)            -                -               -       (937)
       Prepaid expenses                                        19            (1)               2               -         20
       Other non-current assets                               448           (17)               1               -        432
       Accounts payable                                     2,104             -                -               -      2,104
       Other current liabilities and accrued expenses        (641)          125              (27)            (96)      (639)
       Employment obligations                                (255)            -                -               -       (255)
       Other noncurrent liabilities                         1,279             -               (1)           (392)       886
                                                      ------------  ------------  --------------   --------------   -------
  Net cash provided by operating activities               $(3,931)       $9,054             $292          $    -    $ 5,415
                                                      ------------  ------------  --------------   --------------   -------

                               THE PANTRY, INC.
          SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS - CONTINUED
                         YEAR ENDED SEPTEMBER 26, 1996
                            (DOLLARS IN THOUSANDS)

                                                                    Guarantor    Non-Guarantor
                                                     The Pantry    Subsidiary      Subsidiary     Eliminations     Total
                                                    ------------  ------------   --------------  --------------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property held for sale                   (3,301)            -             (799)             50     (4,050)
   Additions to property and equipment                   (7,070)            -              (14)              -     (7,084)
   Proceeds from sale of property held for sale           2,462             -               50             (50)     2,462
   Proceeds from sale of property and equipment           1,458             -               10               -      1,468
   Intercompany notes receivable (payable)               12,502       (12,502)               -                          -
   Acquisition of related businesses                          -             -                -               -          -
                                                    ------------  ------------   --------------  --------------   -------
  Net cash used in investing activities                   6,051       (12,502)            (753)              -     (7,204)
                                                    ------------  ------------   --------------  --------------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal repayments under capital lease
    obligations                                            (347)            -                -               -       (347)
   Principal repayments of long-term debt                    (5)            -              (15)              -        (20)
   Net proceeds from equity issue                          (447)            -                -                       (447)
   Other financing costs                                 (3,058)            -                -               -     (3,058)
                                                    ------------  ------------   --------------  --------------   -------
  Net cash provided by (used in)                         (3,857)            -              (15)              -     (3,872)
   financing activities                             ------------  ------------   --------------  --------------   -------


Net increase (decrease) in cash                          (1,737)       (3,448)            (476)              -     (5,661)

CASH AT BEGINNING OF YEAR                                 3,247         3,584            4,168               -     10,999
                                                   ------------  ------------   --------------  --------------   --------

CASH AT END OF YEAR                                     $ 1,510      $    136           $3,692            $  -    $ 5,338
                                                   ============  ============   ==============  ==============   ========

                               THE PANTRY, INC.
                     SUPPLEMENTAL COMBINING BALANCE SHEETS
                              SEPTEMBER 25, 1997
                            (DOLLARS IN THOUSANDS)

                                                      Guarantor    Non-Guarantor
                                         The Pantry   Subsidiary    Subsidiary     Eliminations     Total
                                        ------------  ----------  --------------  --------------   --------
ASSETS
------
Current assets:
  Cash                                     $  2,247      $   279          $  821       $      -    $  3,347
  Receivables, net                            4,056        4,562              30         (6,547)      2,101
  Inventories                                17,161            -               -              -      17,161
  Prepaid expenses                            1,195            6               3              -       1,204
  Property held for sale                      3,323            -               -              -       3,323
  Deferred income taxes                       1,142            -               -              -       1,142
                                        ------------  ----------  --------------  --------------   --------
           Total current assets              29,124        4,847             854         (6,547)     28,278
                                        ------------  ----------  --------------  --------------   --------

Investment in subsidiaries                   47,225            -               -        (47,225)          -
                                        ------------  ----------  --------------  --------------   --------

Property & Equipment, net                    77,641            -             345              -      77,986
                                        ------------  ----------  --------------  --------------   --------

Other assets:
  Goodwill, net                              20,318            -               -              -      20,318
  Deferred lease cost, net                      314            -               -              -         314
  Deferred financing cost, net                4,578            -               -              -       4,578
  Environmental receivables                   6,511            -               -              -       6,511
  Deferred income taxes                         156            -               -              -         156
  Escrow for Lil' Champ acquisition               -            -           4,049              -       4,049
  Intercompany notes receivable                   -       39,434               -        (39,434)          -
  Other                                         534           74               1              -         609
                                        ------------  ----------  --------------  --------------   --------
        Total other assets                   32,411       39,508           4,050        (39,434)     36,535
                                        ------------  ----------  --------------  --------------   --------

Total Assets                               $186,401      $44,355          $5,249       $(93,206)   $142,799
                                        ============  ==========  ==============  ==============   ========

                               THE PANTRY, INC.
               SUPPLEMENTAL COMBINING BALANCE SHEETS - CONTINUED
                              SEPTEMBER 25, 1997
                            (DOLLARS IN THOUSANDS)

                                                                  Guarantor    Non-Guarantor
                                                    The Pantry    Subsidiary     Subsidiary     Eliminations      Total
                                                   ------------  ------------  --------------  --------------   ---------
LIABILITIES AND SHAREHOLDERS'
-----------------------------
  EQUITY (DEFICIT):
-------------------
Current liabilities:
  Current maturities of long-term debt                $     17       $     -          $   16        $      -    $     33
  Current maturities of capital lease obligations          285             -               -               -         285
  Accounts payable:
    Trade                                               16,032             3               -               -      16,035
    Money orders                                         3,022             -               -               -       3,022
  Accrued interest                                       5,564             -               1            (973)      4,592
  Accrued compensation and related taxes                 3,322             -               1               -       3,323
  Income taxes payable                                     313         1,560             235          (1,812)        296
  Other accrued taxes                                    2,194             -               -               -       2,194
  Accrued insurance                                      3,887             -               -               -       3,887
  Other Accrued Liabilities                              6,382           113             122          (3,761)      2,856
                                                   ------------  ------------  --------------  --------------   ---------
           Total current liabilities                    41,018         1,676             375          (6,546)     36,523
                                                   ------------  ------------  --------------  --------------   ---------

Long-term debt                                         100,168             -             137               -     100,305
                                                   ------------  ------------  --------------  --------------   ---------

Other non-current liabilities:
  Environmental expenses                                 7,806             -               -               -       7,806
  Capital lease obligations                                679             -               -               -         679
  Employment obligations                                 1,341             -               -               -       1,341
  Accrued dividends on preferred stock                   7,958             -               -               -       7,958
  Intercompany note payable                             39,434             -               -         (39,434)          -
  Other                                                  5,870           150              40               -       6,060
                                                   ------------  ------------  --------------  --------------   ---------
           Total other non-current liabilities          63,088           150              40         (39,434)     23,844
                                                   ------------  ------------  --------------  --------------   ---------

SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock                                            -             -               -               -           -
  Common stock                                               1             -               -               -           1
  Additional paid-in capital                             5,396            25           5,001          (5,026)      5,396
  Retained earnings (deficit)                          (23,270)       42,504            (304)        (42,200)    (23,270)
                                                   ------------  ------------  --------------  --------------   ---------
           Total shareholders' equity (deficit)        (17,873)       42,529           4,697         (47,226)    (17,873)
                                                   ------------  ------------  --------------  --------------   ---------
 Total Liabilities and Shareholders Deficit           $186,401       $44,355          $5,249        $(93,206)   $142,799
                                                   ============  ============  ==============  ==============   =========

                               THE PANTRY, INC.
                SUPPLEMENTAL COMBINING STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 25, 1997
                            (DOLLARS IN THOUSANDS)

                                                          Guarantor    Non-Guarantor
                                           The Pantry    Subsidiary      Subsidiary     Eliminations      Total
                                          ------------  ------------   --------------  --------------   --------
Revenues:
  Merchandise sales                          $202,440       $     -            $   -        $      -    $202,440
  Gasoline sales                              220,166             -                -               -     220,166
  Commissions                                   4,787             -                -               -       4,787
                                          ------------  ------------   --------------  --------------   --------
        Total revenues                        427,393             -                -               -     427,393
                                          ------------  ------------   --------------  --------------   --------

Cost of sales:
  Merchandise                                 132,846             -                -               -     132,846
  Gasoline                                    197,268             -                -               -     197,268
                                          ------------  ------------   --------------  --------------   --------
        Total cost of sales                   330,114             -                -               -     330,114
                                          ------------  ------------   --------------  --------------   --------
Gross profit                                   97,279             -                -               -      97,279
                                          ------------  ------------   --------------  --------------   --------
Operating expenses:
  Store expenses                               71,945             -             (291)        (12,726)     58,928
  Store expenses - related parties              1,280             -                -               -       1,280
  General and administrative expenses          16,731            42               23               -      16,796
  Depreciation and amortization                 9,485            13                6               -       9,504
                                          ------------  ------------   --------------  --------------   --------
        Total operating expenses               99,441            55             (262)        (12,726)     86,508
                                          ------------  ------------   --------------  --------------   --------

Income from operations                         (2,162)          (55)             262          12,726      10,771
                                          ------------  ------------   --------------  --------------   --------

Equity in earnings of subsidiaries             16,605             -                -         (16,605)          -
                                          ------------  ------------   --------------  --------------   --------

Other income (expense):
  Interest expense                            (16,095)            -              (13)          3,069     (13,039)
  Miscellaneous                                   677        16,207              204         (15,795)      1,293
                                          ------------  ------------   --------------  --------------   --------
        Total other expense                   (15,418)       16,207              191         (12,726)    (11,746)
                                          ------------  ------------   --------------  --------------   --------

Loss before income taxes                         (975)       16,152              453         (16,605)       (975)
Income tax benefit (expense)                        -        (5,492)            (155)          5,647           -
                                          ------------  ------------   --------------  --------------   --------
Net loss                                     $   (975)      $10,660            $ 298        $(10,958)   $   (975)
                                          ============  ============   ==============  ==============   ========

                               THE PANTRY, INC.
                SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS
                         YEAR ENDED SEPTEMBER 25, 1997
                            (DOLLARS IN THOUSANDS)

                                                                  Guarantor    Non-Guarantor
                                                   The Pantry    Subsidiary     Subsidiary     Eliminations     Total
                                                  ------------  ------------   --------------  ------------    -------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (loss)                                 $   (975)      $10,660             $298       $(10,958)   $  (975)
   Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
     Depreciation and amortization                      9,499             -                5              -      9,504
     Provision for deferred income taxes                  371             -                -              -        371
     Gain on sale of property and equipment            (1,054)            -                -              -     (1,054)
     Provision for environmental expenses               1,574             -                -              -      1,574
     Provision for closed stores                          (11)            -                -              -        (11)
     Equity earnings of affiliates                    (10,958)            -                -         10,958          -
   Changes in operating assets and
    liabilities, net:
       Receivables                                        129          (664)               8                      (527)
       Inventories                                     (2,273)            -                -              -     (2,273)
       Prepaid expenses                                  (426)           (3)               -                      (429)
       Other non-current assets                        (5,378)           14                1          1,068     (4,295)
       Accounts payable                                   600             3                -                       603
       Other current liabilities and accrued expenses   3,396           246              135           (384)     3,393
       Employment obligations                            (698)            -                -                      (698)
       Other noncurrent liabilities                     2,970          (131)               -           (684)     2,155
                                                  ------------  ------------   --------------  ------------    -------
  Net cash provided by operating activities         $  (3,234)      $10,125             $447         $    -    $ 7,338
                                                  ------------  ------------   --------------  ------------    -------

                               THE PANTRY, INC.
          SUPPLEMENTAL COMBINING STATEMENTS OF CASH FLOWS - CONTINUED
                         YEAR ENDED SEPTEMBER 25, 1997
                            (DOLLARS IN THOUSANDS)

                                                                   Guarantor    Non-Guarantor
                                                    The Pantry    Subsidiary      Subsidiary     Eliminations      Total
                                                   ------------  ------------  --------------    ------------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property held for sale                $ (1,874)      $     -          $    (4)          $  50    $ (1,828)
   Additions to property and equipment                 (14,749)            -                -               -     (14,749)
   Proceeds from sale of property held for sale            642             -              753             (50)      1,345
   Proceeds from sale of property and equipment          2,315             -                -               -       2,315
   Intercompany notes receivable (payable)               9,982        (9,982)               -                           -
   Acquisition of related businesses                   (12,162)            -                -               -     (12,162)
                                                   ------------  ------------  --------------    ------------    --------
  Net cash used in investing activities                (15,846)       (9,982)             749               -     (25,079)
                                                   ------------  ------------  --------------    ------------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal repayments under capital
    lease obligations                                     (303)            -                -               -        (303)
   Principal repayments of long-term debt                  (10)            -              (16)              -         (26)
   Proceeds from issuance of long-term debt                200             -                -               -         200
   Net proceeds from equity issue                       15,953             -                -                      15,953
   Other financing costs                                   (74)            -                -               -         (74)
                                                   ------------  ------------  --------------    ------------    --------
    Net cash provided by (used in)
   financing activities                                 15,766             -              (16)              -      15,750
                                                   ------------  ------------  --------------    ------------    --------

Net increase (decrease) in cash                         (3,314)          143            1,180               -      (1,991)

CASH AT BEGINNING OF YEAR                                1,512           136            3,690               -       5,338
                                                   ------------  ------------  --------------    ------------    --------

CASH AT END OF YEAR                                   $ (1,802)      $   279           $4,870            $  -    $  3,347
                                                   ============  ============  ===============   =============   ========

NOTE 15 - SUBSEQUENT EVENTS:
----------------------------

On October 23, 1997, the Company acquired all of the outstanding common stock of Lil' Champ Food Stores, Inc. ("Lil' Champ") from Docks U.S.A. Inc. for $132.7 million in cash and repaid $10.7 million outstanding indebtedness of Lil' Champ (the "Lil' Champ Acquisition"). Lil Champ is a leading operator of convenience stores in Florida and the largest convenience store operator in northern Florida. Lil Champ's 489 stores are located primarily in northern Florida and Georgia, with 151 stores concentrated in the Jacksonville, Florida area. The purchase price, the refinancing of existing Lil' Champ debt, and the fees and expenses of the Lil' Champ acquisition were financed with the proceeds from the offering of $200.0 million Senior Subordinated Notes, cash on hand and the sale to existing stockholders and management of the Company of an additional $32.4 million of the Company's $.01 par value common stock (the "Equity Investment") in connection with the Lil' Champ Acquisition. In connection with the Equity Investment, all shares of Series A Preferred Stock were cancelled and all rights to accrued dividends relating to the Series A Preferred Stock were waived.



On October 23, 1997, the Company entered into a new bank credit facility (the "New Credit Facility") consisting of a $45.0 million revolving credit facility and a $30.0 million acquisition facility. The New Credit Facility is available
(i) for working capital and general corporate purposes of the Company, (ii) having commercial and standby letters of credit and (iii) for acquisitions. The New Facility is secured by substantially all of the assets of the Company and its respective restricted subsidiaries and the Guarantors and is guaranteed by the Guarantors. The New Credit Facility contains covenants restricting the ability of the Company and any its subsidiaries to, among others: (i) incur additional debt; (ii) declare dividends or redeem or repurchase capital stock;
(iii) prepay, redeem or purchase debt; (iv) incur liens; (v) make loans and investments; (vi) make capital expenditures; (vii) engage in mergers, acquisitions and asset sales; and (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to
(a) a minimum coverage ratio, (b) a minimum pro forma EBITDA, (c) a maximum pro forma leverage ratio, and (d) a maximum capital expenditure allowance.

On October 23, 1997, the Company purchased $51.0 million in principal amount of Senior Notes at a purchase price of 110% of the aggregate principal amount of each tendered Senior Note plus accrued and unpaid interest up to, but not including, the date of purchase (the "Tender Offer"). The Company obtained consents (the "Consent Solicitation") from the holders of the Senior Notes to amendments and waivers to certain of the covenants contained in the indenture governing the Senior Notes (the "Senior Notes Indenture"). The Senior Notes Indenture contains covenants including the restrictions on the Company's ability to incur additional indebtedness and make acquisitions. The Company obtained consents to, among other things, permit the offering of the Senior Subordinated Notes, the Lil' Champ Acquisition and enter into the New Credit Facility. The consideration paid in respect of validly delivered, and not revoked, consents was 1 3/4% of the principal amount of the Senior Notes for which consents have been validity delivered and not revoked. The Company recognized an extraordinary loss, net of taxes, of approximately $6.0 million in connection with the Tender Offer and Consent Solicitation.

The Lil' Champ Acquisition will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed by the Company based on their respective fair values as of the acquisition date as determined by valuations and other studies not yet completed. For purposes of supplemental pro forma information, the excess of the purchase price over the historical net assets of Lil' Champ (approximately $54.0 million) has been considered to be goodwill and other intangible assets amortized over a weighted-average period of 30 years, pending the completion of appraisals and other purchase price allocation adjustments.

Supplemental pro forma information, assuming the Lil' Champ Acquisition, the refinancing of existing Lil Champ debt, the issuance of the Senior Subordinated Notes, the Tender Offer and Consent Solicitation, and the Equity Investment occurred at the beginning of each of the periods presented is as follows:

                                                 1996        1997
                                               ---------   ---------
 Revenues                                      $929,472    $982,010
 Income (loss) before extraordinary items        (6,965)     (4,034)
 Net income (loss)                              (12,534)     (9,956)

INDEPENDENT AUDITORS' REPORT

Board of Directors
Lil' Champ Food Stores, Inc.
Jacksonville, Florida

We have audited the accompanying balance sheets of Lil' Champ Food Stores, Inc. (a wholly-owned subsidiary of Docks U.S.A., Inc.) as of December 30, 1995 and December 28, 1996, and the related statements of operations, shareholder's equity, and cash flows for the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Lil' Champ Food Stores, Inc. as of December 30, 1995 and December 28, 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Jacksonville, Florida
February 14, 1997

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS
 U.S.A., INC.)


BALANCE SHEETS
(DOLLAR AMOUNTS IN THOUSANDS)
-----------------------------------------------------------------------------------------

                                         DECEMBER 30,   DECEMBER 28,   SEPTEMBER 27,
                                            1995           1996            1997
                                                                       (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and equivalents                      $ 13,553    $ 19,510        $  9,506
  Certificates of deposit                        805         805             805
  Receivables, net of allowance for
   doubtful
    accounts (1995-$0; 1996-$21;               1,518       1,820           1,824
     1997-$21)
  Environmental receivables, current
   portion,
    net of allowance for uncollectible
    amounts (1995-$545; 1996-$710;             1,798       2,066           1,330
     1997-$515)
  Inventories                                 17,072      17,938          18,017
  Prepaid income taxes                            68       2,784             545
  Current portion of deferred income             313
   taxes
  Prepaid expenses and other assets            1,444       1,365           1,032
  Due from affiliates                            238         225             304
                                            --------    --------        --------

           Total current assets               36,809      46,513          33,363
                                            --------    --------        --------


PROPERTY, EQUIPMENT AND
  LEASEHOLD IMPROVEMENTS,
  net of accumulated depreciation and
  amortization (1995-$56,543;
  1996-$62,062; 1997-$61,848)                110,083     117,354         119,158

BUILDINGS UNDER CAPITAL LEASES, net of
  accumulated amortization (1995-$7,592;
  1996-$7,895; 1997-$8,664)                    8,210      11,264          10,396

OTHER ASSETS:
  Investment in The Eli Witt Company           2,037
  Goodwill, net of accumulated
   amortization
    (1995-$4,391; 1996-$5,166;                14,981      14,206          13,625
     1997-$5,747)
  Environmental receivables, net of
   allowance
    for uncollectible amounts
    (1995-$1,013; 1996-$429; 1997-$734)        3,341       1,249           1,521
  Other                                        1,076         921           1,042
                                            --------    --------        --------

           Total other assets                 21,435      16,376          16,188
                                            --------    --------        --------

TOTAL ASSETS                                $176,537    $191,507        $179,105
                                            ========    ========        ========

See notes to financial statements.                                 (Continued)


LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

BALANCE SHEETS
(DOLLAR AMOUNTS IN THOUSANDS)
-----------------------------------------------------------------------------------------


                                           DECEMBER 30,   DECEMBER 28,    SEPTEMBER 27,
                                               1995           1996             1997
                                                                           (UNAUDITED)
LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable, trade                      $ 12,841       $ 18,287         $ 19,612
  Current portion of obligations under              871          1,037              990
   capital leases
  Current portion of long-term debt               4,353          4,355           10,700
  Accrued compensation and employee               1,867          2,146            2,182
   benefits
  Current portion of accrued workers'
   compensation self insurance                    2,579          2,271            2,261
  Accrued medical and health insurance              900            630              565
  Accrued interest                                  179            272               46
  Lottery payable                                 1,828          2,131            1,657
  Other taxes payable                             4,809          2,766            4,081
  Deferred income taxes payable                                     90              159
  Money orders trust fund payable                   242           (309)             766
  Other accrued liabilities                       4,536          4,690            5,378
                                               --------       --------         --------

           Total current liabilities             35,005         38,366           48,397
                                               --------       --------         --------

DEFERRED INCOME                                     211            298              259
DEFERRED INCOME TAXES                             7,856         10,060            9,824
OBLIGATIONS UNDER CAPITAL LEASES,
  less current portion                            9,604         12,547           11,837
ACCRUED WORKERS' COMPENSATION
  SELF-INSURANCE
    less current portion                          6,391          6,674            7,713
ENVIRONMENTAL RESERVE                                                             3,150
LONG-TERM DEBT, less current portion             18,050         22,695
DUE TO DOCKS de FRANCE, S.A.                     12,000          6,000
                                               --------       --------         --------

          Total liabilities                      89,117         96,640           81,180
                                               --------       --------         --------

COMMITMENTS AND CONTINGENCIES
  (Notes 4, 6, 8 and 11)

SHAREHOLDER'S EQUITY:
  Common stock; authorized issued and
    outstanding 500 shares of $1 par                  1              1                1
     value
  Additional paid-in capital                     67,966         67,966           67,966
  Retained earnings                              19,453         26,900           29,958
                                               --------       --------         --------

          Total shareholder's equity             87,420         94,867           97,925
                                               --------       --------         --------

TOTAL LIABILITIES AND
  SHAREHOLDER'S EQUITY                         $176,537       $191,507         $179,105
                                               ========       ========         ========

See notes to financial statements.                               (Concluded)


LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT STORE DATA)
------------------------------------------------------------------------------------------------------------------------


                                                          YEARS ENDED                            NINE MONTHS ENDED
                                          ---------------------------------------------  ---------------------------------
                                           DECEMBER 31,    DECEMBER 30,    DECEMBER 28,    SEPTEMBER 28,   SEPTEMBER 27,
                                               1994            1995           1996             1996           1997
                                                                                                   (UNAUDITED)

Number of stores in operation
  at end of period                                  508             501          495              499            488
                                               ========        ========     ========         ========       ========


REVENUES:
  Gasoline sales                               $248,507        $257,056     $278,905         $207,208       $214,676
  Merchandise sales                             212,310         217,282      226,146          171,322        177,426
  Commissions                                     7,683           7,978        8,164            5,979          5,971
                                               --------        --------     --------         --------       --------
          Total revenues                        468,500         482,316      513,215          384,509        398,073
                                               --------        --------     --------         --------       --------

COST OF SALES:
  Gasoline                                     $219,736        $227,592      251,614          186,110        193,499
  Merchandise                                   139,054         143,598      148,877          112,909        116,879
                                               --------        --------     --------         --------       --------
          Total cost of sales                   358,790         371,190      400,491          299,019        310,378
                                               --------        --------     --------         --------       --------

GROSS PROFIT                                    109,710         111,126      112,724           85,490         87,695
                                               --------        --------     --------         --------       --------

  Store operating expense                        68,524          70,289       73,721           55,486         56,339
  General and administrative expenses            17,965          15,452       14,191           11,397         12,581
  Environmental contamination charge                                                                           3,381
  Depreciation and amortization                  11,954          11,568       11,361            8,439          8,989
                                               --------        --------     --------         --------       --------
          Total operating expenses               98,443          97,309       99,273           75,322         81,290
                                               --------        --------     --------         --------       --------


INCOME FROM OPERATIONS                           11,267          13,817       13,451           10,168          6,405

OTHER INCOME (EXPENSE):
  Interest expense                               (3,938)         (3,219)      (2,670)          (1,994)        (1,712)
  Miscellaneous                                   1,730           1,873        1,647              865            588
                                               --------        --------     --------         --------       --------
          Total other expense                    (2,208)         (1,346)      (1,023)          (1,129)        (1,124)
                                               --------        --------     --------         --------       --------

INCOME BEFORE INCOME TAXES                        9,059          12,471       12,428            9,039          5,281
INCOME TAX EXPENSE                               (3,733)         (4,985)      (4,981)          (3,622)        (2,223)
                                               --------        --------     --------         --------       --------

NET INCOME                                     $  5,326        $  7,486     $  7,447         $  5,417       $  3,058
                                               ========        ========     ========         ========       ========

See notes to financial statements.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

STATEMENTS OF SHAREHOLDER'S  EQUITY
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 and DECEMBER 28, 1996 (IN THOUSANDS EXCEPT SHARE DATA)

--------------------------------------------------------------------------------------------------------------------------


                                       COMMON STOCK
                             -----------------------------        ADDITIONAL
                                                PAR                PAID-IN          RETAINED
                                SHARES         VALUE               CAPITAL          EARNINGS          TOTAL

BALANCE, DECEMBER 25, 1993         500          $  1               $67,966           $ 6,641        $74,608

  Net income                                                                           5,326          5,326
                                   ---          ----               -------           -------        -------

BALANCE, DECEMBER 31, 1994         500             1                67,966            11,967         79,934

  Net income                                                                           7,486          7,486
                                   ---          ----               -------           -------        -------

BALANCE, DECEMBER 30, 1995         500             1                67,966            19,453         87,420

  Net income                                                                           7,447          7,447
                                   ---          ----               -------           -------        -------

BALANCE, DECEMBER 28, 1996         500          $  1               $67,966           $26,900        $94,867
                                   ===          ====               =======           =======        =======


See notes to financial statements.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------


                                                                 YEARS ENDED                              NINE MONTHS ENDED
                                             --------------------------------------------------   ----------------------------------
                                             DECEMBER 31,        DECEMBER 30,      DECEMBER 28,    SEPTEMBER 28,     SEPTEMBER 27,
                                                1994                1995              1996             1996              1997
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $  5,326             $  7,486        $  7,447         $  5,417          $  3,058
  Adjustments to reconcile net income to
   cash provided by operating activities:
    Depreciation and  amortization              11,954               11,568          11,361            8,439             8,989
    Loss on investment                           1,500                                   37
    (Gain) loss on sale of assets                  (12)                 225             (90)             193               132
  Changes in assets and liabilities
    Deferred income taxes                       (1,037)                (744)          2,607                               (167)
    Receivables                                    387                  (10)           (302)            (300)               (4)
    Inventories                                    130                 (467)           (866)          (1,352)              (79)
    Prepaid taxes                                  213                  (68)         (2,716)            (507)            2,239
    Prepaid expenses and other assets           (1,227)                  89           2,058            1,416               676
    Due from affiliates                                                 (43)             13               43               (79)
    Accounts payable, trade                       (901)                 795           5,446            5,630             1,325
    Enviromental Reserve                                                                                                 3,150
    Other liabilities                            3,173                 (345)         (2,066)           2,148             3,565
    Income taxes payable                           598                 (598)
    Accrued interest                                71                  (67)             93               92              (226)
                                              --------             --------        --------         --------          --------
       Net cash provided by operating
        activities                              20,175               17,821          23,022           21,219            22,579
                                              --------             --------        --------         --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, equipment and
   leasehold improvements                       (7,738)             (11,977)        (21,353)         (16,124)          (10,153)
  Proceeds from sale of  property
   equipment and leasehold improvements          1,918                  632           4,708            3,176               677
  Proceeds related to Eli Witt investment                                             2,000
                                              --------             --------        --------         --------          --------
       Net cash used in investing
        activities                              (5,820)             (11,345)        (14,645)         (12,948)           (9,476)
                                              --------             --------        --------         --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additional borrowings under long-term debt     9,000                2,000          20,000                             12,000
  Payments to Docks de France, S.A.             (6,000)              (6,000)         (6,000)          (6,000)           (6,000)
  Principal payments under long-term debt      (15,603)              (4,862)        (15,353)          (7,348)          (28,350)
  Principal payments under capital lease
   obligations                                  (1,364)                (921)         (1,067)            (890)             (757)
                                              --------             --------        --------         --------          --------
       Net cash used in financing
         activities                            (13,967)              (9,783)         (2,420)         (14,238)          (23,107)
                                              --------             --------        --------         --------          --------
NET INCREASE (DECREASE)                            388               (3,307)          5,957           (5,967)          (10,004)
CASH AND EQUIVALENTS, BEGINNING OF YEAR         16,472               16,860          13,553           13,553            19,510
                                              --------             --------        --------         --------          --------
CASH AND EQUIVALENTS, END OF YEAR               16,860             $ 13,553        $ 19,510         $  7,586          $  9,506
                                              ========             ========        ========         ========          ========
CASH PAID FOR:
  Interest                                    $  3,867             $  3,286        $  2,577         $  1,902          $  1,937
                                              ========             ========        ========         ========          ========
  Income taxes                                $  3,959             $  6,438        $  5,090         $  4,130          $  2,250
                                              ========             ========        ========         ========          ========
See notes to financial statements.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 and DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION)
--------------------------------------------------------------------------------

1. COMPANY'S BUSINESS

   Lil' Champ Food Stores, Inc. ("LCFS"). LCFS is a convenience store chain operating in central and northern Florida and southeastern Georgia.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   FISCAL YEAR - The Company operates on the basis of a 52-53 week fiscal year ending on the last Saturday in December. The years ended December 28, 1996 and December 30, 1995 consisted of 52 weeks. The year ended December 31, 1994 consisted of 53 weeks.

   UNAUDITED FINANCIAL STATEMENTS - In the opinion of management, the statements of Operations and Cash Flows for the nine months ended September 28, 1996 and September 27, 1997 and the Balance Sheet as of September 27, 1997 include all adjustments (which include only normal recurring adjustments) necessary to present the financial position and results of operations and cash flows for the periods then ended in accordance with generally accepted accounting principles.

   CASH AND EQUIVALENTS - LCFS considers all investments with an original maturity of three months or less to be cash equivalents.

   CERTIFICATES OF DEPOSIT - Certificates of deposit for $500,000 secure a standby letter of credit and are pledged to the State of Georgia as security for payment of workers' compensation claims.

   Certificates of deposit for $305,000 are pledged to the State of Florida as security for payment of workers' compensation claims.

   INVENTORIES - Merchandise inventories are valued at the lower of last-in, first-out (LIFO) cost or market using the retail method. Information relating to the first-in, first-out (FIFO) method may be useful in comparing operating results to those companies not on LIFO. If the FIFO method had been used by the Company, merchandise inventory would have been $2,906,000, $3,112,000 and $3,086,000 higher than as reported as of December 31, 1994, December 30, 1995 and December 28, 1996. Due to the LIFO method of inventory valuation, income before income taxes was decreased by $86,000 and $206,000 for the years December 31, 1994 and December 30, 1995 and increased by $26,000 for the year ended December 28, 1996.

   Gasoline is valued at the lower of FIFO cost or market.

LIL' CHAMP FOOD STORES, INC.
(A Wholly-Owned Subsidiary of Docks U.S.A., Inc.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------

  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Property, equipment and leasehold improvements are stated at cost, which includes cost of construction, property taxes and interest incurred during development. Depreciation and amortization for financial reporting purposes are computed using the straight-line method based upon the following estimated useful lives in years:


       Buildings                                   18-30
       Office and store equipment                  3-15
       Automotive equipment                        3-4
       Leasehold improvements,                     Shorter of the initial lease
       equipment and buildings                     term or estimated useful
       under lease                                 life of asset.

  Repairs and maintenance are charged to income; major expenditures for renewals and betterments are capitalized. When items of property are sold or otherwise disposed of, the related costs and accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are credited or charged to income.

  INVESTMENT IN THE ELI WITT COMPANY - The Company accounts for its investment in The Eli Witt Company ("Eli Witt"), formerly known as Certified Grocers of Florida, Inc., at lower of cost or estimated market. Writedowns of this investment are considered to be permanent diminutions in value.

  GOODWILL - Goodwill is being amortized using the straight-line method over twenty-five years.

  LEASING ARRANGEMENTS - A substantial portion of the Company's operations are conducted in leased premises. Some leases on convenience store locations provide for a base rental amount per month and contingent additional rentals if an annual gross sales floor is exceeded. Renewal options generally provide for multiple terms of five years each and in some instances are at increased rentals. Some leases require the Company to pay real estate taxes and other expenses.

  Certain building and equipment leases have been capitalized and are being amortized over the shorter of the lease term or the estimated useful life of the asset. All other leases are accounted for as operating leases. In most cases, management expects that leases will be renewed or replaced by other leases in the normal course of business.

  WORKERS' COMPENSATION SELF-INSURANCE - The Company self-insures its exposure to workers' compensation claims up to certain limits. The Company records estimated liabilities based on currently available information. Ultimate claims and expenses may vary from the current estimates and as adjustments become necessary, they are recorded in earnings in the periods in which they become known.

  GROUP HEALTH SELF INSURANCE - The Company self-insures its group health insurance claims to certain limits per occurrence. Estimated liabilities are based on prior years' experience on claims and on current year fixed administrative costs.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------

  INCOME TAXES - The Company's parent files consolidated Federal income tax returns. For financial statement purposes, the Company determines its income tax liability and provisions using the separate return method.

  Deferred income taxes are provided on temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities.

  DEFERRED INCOME - Gains resulting from sale/leaseback transactions involving land and buildings have been deferred. Such gains are being amortized in proportion to the amortization of the leased asset, if a capital lease, or in proportion to the related gross rental charged to expense over the lease term, if an operating lease.

  USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  A summary of property, equipment and leasehold improvements, net, follows (in thousands):


                                DECEMBER 30,   DECEMBER 28,
                                    1995          1996

  Land                              $ 44,581       $ 44,894
  Buildings                           30,172         29,000
  Store equipment                     26,327         34,539
  Leasehold improvements               7,629          7,468
  Automotive equipment                   547            581
  Office equipment                       589            587
  Construction in progress               238            285
                                    --------       --------
                                    $110,083       $117,354
                                    ========       ========

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------

4. LEASES

   CAPITAL LEASES - Minimum future lease payments under capital leases at December 28, 1996 are as follows (in thousands):


        FISCAL YEAR ENDING:

               1997                                     $ 2,274
               1998                                       2,170
               1999                                       2,083
               2000                                       2,039
               2001                                       1,973
               Thereafter                                10,750
                                                        -------
               Total minimum lease payments              21,289
               Less interest portion                     (7,705)
                                                        -------
               Present value of minimum lease
               payments (current portion of $1,037)     $13,584
                                                        =======


  OPERATING LEASES - Rent expense for the years December 31, 1994, December 30, 1995 and December 28, 1996 was approximately $7,658,000, $7,935,000 and
  $8,552,000. Minimum annual rentals under noncancellable leases having an initial or remaining term of more than one year at December 28, 1996 are as follows (in thousands):


        FISCAL YEAR ENDING:

               1997                                      $ 4,672
               1998                                        4,342
               1999                                        3,995
               2000                                        3,465
               2001                                        2,756
               Thereafter                                  9,865
                                                         -------

               Total                                     $29,095
                                                         =======

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 and DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (Continued)
--------------------------------------------------------------------------------

5. LONG-TERM DEBT

   At December 30, 1995 and December 28, 1996 long-term debt comprised the following (in thousands):

                                                                           1995         1996
          Borrowings under revolving credit agreement with
          Credit Lyonnais; interest is based on the New York
          interbank eurodollar market rate ("Eurorate") plus .4%
          (6.30% and 6.08% at December 30, 1995 and
          December 28, 1996); expiring January 31, 1997.
          Guaranteed by Docks de France, S.A.                            $ 6,000      $ 3,000

          Note payable to bank under a commitment for total
          borrowings up to $8,000 at a variable rate (6.684% and
          6.50% at December 30, 1995 and December 28, 1996),
          payable in annual installments of 16.67% of the loan
          balance payable January 1996 and 1997 and the
          balance due January 1998; guaranteed by Docks de France, S.A.    5,334        4,001

          Borrowings under $20,000 revolving credit agreement
          with Credit Lyonnais; interest is based on the Paris
          Interbank Official Rate ("PIBOR") plus .25% (5.84%
          at December 28, 1996), maturing on June 8, 1998.
          Guaranteed by Docks de France, S.A.                                          20,000

          Borrowings under $15,000 revolving credit agreement with
          Societe Generale; interest is based on the Eurorate plus
          .35% (6.314% at December 30, 1995), guaranteed by
          Docks de France, S.A.  On December 30, 1996 the
          Company secured a letter of intent to extend this credit
          facility for one year.                                          11,000

          Other notes and mortgages payable, generally due in
          monthly installments of principal plus interest at various
          rates and terms                                                     69           49
                                                                         -------      -------
                                                                          22,403       27,050
          Less current portion                                            (4,353)      (4,355)
                                                                         -------      -------
                                                                         $18,050      $22,695
                                                                         =======      =======

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (Continued)
--------------------------------------------------------------------------------

  The borrowings with Credit Lyonnais require the Company to obtain consent from Credit Lyonnais before paying any dividends.

  Because the Company has the ability and the intent to refinance $6,000,000 of borrowings from Docks de France, S.A. otherwise coming due during 1997, this amount has been reclassified from current liabilities to long-term as of December 28, 1996.

  Aggregate principal payments required on long-term debt during each of the fiscal years ending subsequent to December 28, 1996 are as follows (in thousands):


       FISCAL YEAR ENDING IN:

        1997                                                             $ 4,355
        1998                                                              22,691
        1999                                                                   4
                                                                         -------

                                                                         $27,050
                                                                         =======

  6. RELATED PARTY TRANSACTIONS

  Certain premises used by LCFS in its operations are leased under arrangements with related parties. Rental payments under such leases for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 were approximately $2,408,000, $2,417,000 and $2,582,000. Required future rentals, which relate to both capital and operating leases, at December 28, 1996 are as follows (in thousands):


       FISCAL YEAR ENDING IN:

        1997                                                           $ 2,825
        1998                                                             2,813
        1999                                                             2,749
        2000                                                             2,672
        2001                                                             2,600
        Thereafter                                                      12,498
                                                                       -------

                                                                       $26,157
                                                                       =======


  Sunbelt Wholesale, a company controlled by Robert Jackson, a brother of an officer of the Company, furnishes certain supplies to the Company. Payments to Sunbelt Wholesale were approximately $1,996,000, $2,233,000 and $2,102,000 for the years ended December 31, 1994, December 30, 1995 and December 28, 1996.

LIL' CHAMP FOOD STORES, INC.

(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------

  Allsafe Security Systems, Inc. and Allsafe Paging Systems, Inc., companies controlled by Lester Jackson, a brother of an officer of the Company, supplies burglar alarms, security systems and an alerting system which allows mobility to store personnel. This equipment is subject to a monthly rental fee plus charges for initial installation and maintenance. Approximately $1,064,000, $882,000 and $1,207,000 was expended for this service for the years ended December 31, 1994, December 30, 1995 and December 28, 1996.

  The $6,000,000 due to Docks de France, S.A. is payable June 25, 1997. Interest accrues at 6.6% per annum. Interest of $1,386,000, $990,000 and $594,000 was paid for the years ended December 31, 1994, December 30, 1995 and December 28, 1996. See note 5 related to the classification of this amount.

  LCFS paid Docks U.S.A., Inc. approximately $500,000 of service agreement fees for the years ended December 31, 1994, December 30, 1995 and December 28, 1996.

  During 1996, the company entered into sale-leaseback transactions with a director whereby buildings were sold to the director for $4,176,000. This same property was then leased back to the company. The leases were classified as capital leases, therefore the underlying property was capitalized and the obligation recognized.

7. INCOME TAXES

  The provision for income taxes for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 is comprised of the following (in thousands):


                                  1994       1995      1996

Current:
  Federal                       $ 4,115     $4,897     $2,028
  State                             655        832        346
                                -------     ------     ------
                                  4,770      5,729      2,374
                                -------     ------     ------
Deferred:
  Federal                        (2,009)      (634)     2,223
  State                             972       (110)       384
                                -------     ------     ------
                                 (1,037)      (744)     2,607
                                -------     ------     ------

Provision for income taxes      $ 3,733     $4,985     $4,981
                                =======     ======     ======


LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------

  Income taxes, for the years ended December 31, 1994, December 30, 1995 and December 28, 1996, differ from the amount computed by applying the federal statutory corporate rate to earnings before income taxes. The amounts of such differences (in thousands) and the reasons are set forth in the table below:


                                             1994       1995      1996

Provision based on federal income tax
 rate                                       $3,080     $4,240     $4,226
State income taxes - net of federal
 income tax benefit                            456        580        481
Nondeductible amortization                     267        267        267
Other                                          (70)      (102)         7
                                            ------     ------     ------

Actual provision for income taxes           $3,733     $4,985     $4,981
                                            ======     ======     ======

  The types of temporary differences and their related tax effects which create deferred tax liabilities at December 30, 1995 and December 28, 1996 are summarized below (in thousands):


                                            1995       1996

Deferred tax liabilities:
  Fixed asset basis differences            $ 7,960    $10,525
  Reserve for LIFO                           1,821      1,582
  Deductible prepaids                        3,066      1,762
  Other                                                   609
                                           -------    -------
                                            12,847     14,478
                                           -------    -------

Deferred tax assets:
  Capital leases                               853        874
  Writedown of investment in Eli Witt          516
  Self-insured liabilities                   3,719      3,454
  Other                                        216
                                           -------    -------
                                             5,304      4,328
                                           -------    -------

Net deferred tax liability                 $ 7,543    $10,150
                                           =======    =======

8. COMMITMENTS AND CONTINGENCIES

  The Company is a party to various lawsuits, threatened suits and claims. It is the opinion of management that the resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION)(Continued)
--------------------------------------------------------------------------------

9. CASH FLOW

  Supplemental disclosure of noncash investing and financing activities (in thousands):


                                                     1994    1995    1996
      Additional capital lease obligations
      on buildings                                  $ 485   $ -0-    $4,176
                                                    =====   =====    ======

10. RETIREMENT SAVINGS PLAN

    LCFS has a 401(k) plan for all full-time employees who are 21 years of age or older and who have been employed one year with at least 1,000 hours of service. Participants can contribute 1% to 10% of their salary, not to exceed a maximum allowable contribution amount. Participant contributions are 100% vested. Distributions may be made at employment termination, retirement, or in the event participants are disabled or can demonstrate financial hardship. The Company matches an amount equal to 15% of the participants' contribution. The total contribution for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 was $85,000, $83,000 and $98,000.

11. ENVIRONMENTAL MATTERS

    The ownership and/or operation of underground storage tanks is subject to federal, state and local laws and regulations.

    Prior to 1996, LCFS was involved in evaluating and cleaning up environmental contamination caused by releases of petroleum products at its stores. The costs related to this process are reimbursable from state programs in both Florida and Georgia, which are funded from taxes and fees paid based on the purchase of petroleum products. The Company has not been able to reasonably estimate that amount which will be reimbursed by the state of Georgia; therefore, amounts expended for clean-up in Georgia have generally been expensed and although some portion of this amount may be reimbursed in the future the Company has not recorded a receivable for such amounts. LCFS has recorded receivables for amounts recoverable from the state of Florida and outside engineering firms and has provided an allowance on environmental receivables of $1,558,000 and $1,139,000 as of December 30, 1995 and December 28, 1996 and $1,249,000 (unaudited) as of September 27, 1997. This allowance is an estimate of amounts that LCFS has incurred that may not be reimbursed by the state of Florida and outside engineering firms.

    In prior years, LCFS entered into agreements with outside engineering firms to assume the clean-up of contamination sites in Florida. Under these arrangements LCFS was still responsible for the clean-up of the sites but LCFS did not incur significant expenditures to complete the clean-up of existing sites. LCFS had expended funds which were submitted to the State for reimbursement by the outside engineering firms. These amounts, which represent approximately 48% of the gross environmental receivable, will be reimbursed directly to the engineering firms who will in-turn reimburse LCFS.

LIL' CHAMP FOOD STORES, INC.
(A WHOLLY-OWNED SUBSIDIARY OF DOCKS U.S.A., INC.)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, DECEMBER 30, 1995 AND DECEMBER 28, 1996 (UNAUDITED AS TO SEPTEMBER 27, 1997 INFORMATION) (CONTINUED)
--------------------------------------------------------------------------------
    During 1996, new legislation was enacted by the State of Florida which replaced the State's previous reimbursement program. All expenditures incurred through March 29, 1995 and submitted for reimbursement by December 31, 1996 will be evaluated and reimbursed on the same basis as prior submissions. Under the new legislation, the State has assumed the responsibility for clean-up of registered sites assessed and reported to the State under the previous program, but not yet remediated, exclusive of tank or other hardware replacement.

    Georgia Underground Storage Tank Fund - Remediation of contaminated sites in Georgia will be reimbursed under the state program for eligible costs to a maximum of $1,000,000 per site. A $10,000 deductible applies to each site. All LCFS sites in Georgia qualify for coverage from this fund. LCFS does not currently expect remediation at any of its sites to exceed $1,000,000 of coverage.

    Florida Underground Storage Tank Fund - Remediation of contaminated sites in Florida is eligible for reimbursement under the state's program. For incidents discovered and reported to the state prior to July 1, 1992, the state will reimburse for all eligible remediation costs to a maximum of $1,000,000 per incident with an annual aggregate of $2,000,000 per facility. For incidents discovered from July 1, 1992 to June 30, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $1,000 deductible. For incidents discovered from July 1, 1993 to December 31, 1993, the state will reimburse for all eligible reimbursement costs to a maximum of $1,000,000 subject to a $5,000 deductible. For incidents discovered from January 1, 1994 to December 31, 1996 the maximum reimbursement was reduced to $300,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1996, the maximum reimbursement was reduced to $150,000 per site with a $10,000 deductible. For incidents discovered subsequent to December 31, 1998 no costs will be eligible for reimbursement under this program. LCFS is responsible for all costs in excess of the state limits. Notwithstanding this schedule of limits, certain of the LCFS sites are covered under the other Florida "trust fund" programs pursuant to which the state will pay all required costs.

    During 1997 management of the Company did a comprehensive review of the status of its stores as it relates to environmental remediation and as a result decided to record an enviromental contamination charge as of September 27, 1997 of approximately $3,381,000 (Unaudited).

    In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The provisions of this SOP are effective for fiscal years beginning after December 15, 1996. The Company's management does not believe the adoption of this statement will have a material impact on the Company's financial statements.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of all of the Company's financial instruments approximates their fair value.

13. SUBSEQUENT EVENT (UNAUDITED).

    On October 23, 1997, The Pantry, Inc. purchased all the capital stock of LCFS for $132.7 million in cash and repaid all outstanding indebtedness of LCFS.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                               _________________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary......................................................       1
Risk Factors............................................................      15
Use of Proceeds.........................................................      22
Capitalization..........................................................      23
Exchange Offer..........................................................      24
Unaudited Pro Forma Financial Data......................................      31
Selected Historical Consolidated Financial Information of The Pantry....      36
Selected Historical Financial Information of Lil' Champ.................      39
Management's Discussion and Analysis of Financial Condition and
 Results of Operations..................................................      42
Business................................................................      52
Management..............................................................      67
Security Ownership of Certain Beneficial Owners.........................      71
Certain Transactions....................................................      72
Description of Other Indebtedness.......................................      73
Description of the Exchange Notes.......................................      76
Certain U.S. Federal Income Tax Consequences............................     103
Plan of Distribution....................................................     108
Experts.................................................................     108
Legal Matters...........................................................     109
Index to Financial Statements...........................................     F-1

================================================================================

================================================================================

                                  $200,000,000


                          [LOGO OF THE PANTRY, INC.]



                                The Pantry, Inc.


                          10 1/4% Senior Subordinated
                                 Notes due 2007



                                January 8, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), Article VI of the Certificate of Incorporation of the Registrant, as amended, a copy of which is filed as Exhibit 3.1 to this Registration Statement (the "Certificate of Incorporation"), provides that the Registrant shall indemnify and hold harmless to the fullest extent authorized by the Delaware Corporation Law any person made a party or threatened to be made a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators. If a claim under the foregoing provision is not paid in full by Registrant within thirty days after its receipt of a written claim, the claimant may bring suit against the Registrant to recover the unpaid amount of the claim, and if successful, in whole or in part, the claimant is entitled to the expenses of prosecuting such claim. It is a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Delaware Corporation Law for the Registrant to indemnify the claimant for the amount claimed.

     Article VI of the Certificate of Incorporation permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent or another corporation, partnership, joint venture, trust, or other enterprise against any such foregoing expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware Corporation Law.

     Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article V of the Certificate of Incorporation provides that no director of the Registrant shall be personally liable for monetary damages for a breach of his duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Reference is made to the Registration Rights Agreement (attached as Exhibit
4.6 to this Registration Statement) which provides for indemnification by the Participants (as defined therein) of the Registrant, its directors and officers and each person controlling the Registrant, but only with reference to information relating to such Participant furnished to the Registrant in writing by such Participant expressly for use in any registration statement or prospectus.

     Reference is also made to the Amended and Restated Registration Rights Agreement (attached as Exhibit 4.7 to this Registration Statement) which provides for indemnification by the Holders (as defined therein) of the directors and officers of the Registrant signing the Registration Statement and certain controlling persons of the Registrant against certain liabilities, including those arising under the Securities Act of 1933.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The foregoing discussion of the Certificate of Incorporation and the Delaware Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and the relevant provisions of the Delaware Corporation Law.

Item 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits


Exhibit
Number                                             Description
-------                                            -----------
    1.1(9)      Purchase Agreement dated October 17, 1997 among The Pantry, Inc. ("The Pantry" or the
                "Company") and First Union Capital Markets Corp.
    2.1(9)      Stock Purchase Agreement dated August 26, 1997 by and between PH Holding Corporation
                ("PH Holding") and Docks U.S.A., Inc.
    2.2(9)      Assignment and Assumption Agreement dated October 23, 1997 between PH Holding and
                The Pantry.
    3.1(9)      Restated Certificate of Incorporation of The Pantry, as amended to date.
    3.2(1)      Bylaws of The Pantry, as amended to date.
    3.3(9)      Certificate of Incorporation of Sandhills, Inc. ("Sandhills"), as amended to date.
    3.4(9)      Bylaws of Sandhills.
    3.5(9)      Amended and Restated Articles of Incorporation of Lil' Champ Food Stores, Inc. ("Lil'
                Champ").
    3.6(9)      Amended and Restated Bylaws of Lil' Champ.
    4.1(2)      Indenture, including the form of 12% Senior Note due 2000, dated November 4, 1993 between The Pantry and IBJ Schroder Bank and Trust Company ("IBJ Schroder").
    4.2(1)      Supplemental Indenture dated December 4, 1995 between The Pantry and IBJ Schroder.
    4.3(9)      Second Supplemental Indenture dated October 23, 1997 among The Pantry, Sandhills and IBJ
                Schroder.
    4.4(9)      Third Supplemental Indenture dated October 23, 1997 between The Pantry, Lil' Champ and
                IBJ Schroder.
    4.5(9)      Indenture dated as of October 23, 1997 among The Pantry, Sandhills, Lil' Champ (together with Sandhills, the "Guarantors") and United States Trust Company of New York, as
                Trustee, with respect to the 10 1/4% Senior Subordinated Notes due 2007 (including the form of 10 1/4% Senior Subordinated Note due 2007).
    4.6(9)      Registration Rights Agreement dated as of October 23, 1997 among The Pantry, the
                Guarantors, CIBC Wood Gundy Securities Corp. and First Union Capital Markets Corp.
    4.7(9)      Amended and Restated Registration Rights Agreement dated October 23, 1997 among The
                Pantry, FS Equity Partners III, L.P. ("FSEP III"), FS Equity Partners International, L.P.
                ("FSEP International"), Peter J. Sodini, Chase Manhattan Capital, L.P., CB Capital
                Investors, L.P., and Baseball Partners.
    4.8(9)      Amended and Restated Stockholders' Agreement dated October 23, 1997 among The Pantry,
                FSEP III, FSEP International, Chase Manhattan Capital, L.P., CB Capital Investors, L.P.,
                Baseball Partners and Peter J. Sodini.
    5.1(9)      Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
   10.1(3)      Stock Purchase Agreement dated November 30, 1995 among The Pantry, FSEP III, FSEP
                International, Montrose Value Fund Limited Partnership ("MVP"), Montrose Financial No.
                6 Limited Partnership (Pantry) ("MF#6"), W. Clay Hamner and Wayne M. Rogers.
   10.2(4)      Stock Purchase Agreement dated November 30, 1995 among The Pantry, Chase Manhattan
                Capital Corporation, MVP, MF#6, W. Clay Hamner and Wayne M. Rogers.
   10.3(5)      Option Agreement dated November 30, 1995 among The Pantry, MVP and MF#6.
   10.4(6)      Commitment dated December 1, 1995 by FSEP III, FSEP International and Chase Manhattan
                Capital Corporation for the benefit of MVP and MF#6.
   10.5(7)      Agreement to Exercise or Assign Option dated December 1, 1995 among The Pantry, FSEP
                III, FS Holdings, Inc., and Chase Manhattan Capital Corporation.


Exhibit
Number                                                Description
-------                                               -----------
   10.6(8)      Settlement Agreement dated July 16, 1996 among MVP, MF#6, W. Clay Hamner, Wayne
                M. Rogers, FSEP III, FSEP International, Chase Manhattan Capital Corporation and The
                Pantry.
   10.7(9)      Stock Purchase Agreement dated October 23, 1997 among The Pantry, FSEP III, FSEP
                International, CB Capital Investors, L.P. and Peter J. Sodini.
   10.8(9)      Contribution to Capital Agreement dated October 23, 1997 among The Pantry, FSEP III,
                FSEP International, Chase Manhattan Capital, L.P., and Baseball Partners.
   10.9(9)      Stock Pledge Agreement dated October 23, 1997 between Peter J. Sodini and The Pantry.
  10.10(9)      Secured Promissory Note dated October 23, 1997 between Peter J. Sodini and The Pantry.
  10.11(9)      Employment Agreement dated June 3, 1996 between Dennis R. Crook and The Pantry.
  10.12(9)      Employment Agreement dated October 1, 1997 between Peter J. Sodini and The Pantry.
  10.13(9)      Credit Agreement dated as of October 23, 1997 among The Pantry, the financial institutions listed therein (collectively, "Lenders"), First Union National Bank ("First Union"), as
                administrative agent, and Canadian Imperial Bank of Commerce ("CIBC"), as syndication agent for Lenders.
  10.14(9)      Company Security Agreement dated as of October 23, 1997 between The Pantry and First
                Union, as administrative agent.
  10.15(9)      Company Pledge Agreement dated as of October 23, 1997 between The Pantry and First
                Union, as administrative agent.
  10.16(9)      Company Trademark Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.
  10.17(9)      Collateral Account Agreement dated as of October 23, 1997 between The Pantry and First
                Union, as administrative agent.
  10.18(9)      Form of Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents
                and Leases and Fixture Filing (North Carolina) dated October 23, 1997 among The Pantry,
                David R. Cannon, as Trustee, and First Union as Agent.
  10.19(9)      Form of Amended and Restated Mortgage, Security Agreement, Assignment of Rents and
                Leases and Fixture Filing (South Carolina) dated October 23, 1997 between The Pantry and
                First Union, as Agent.
  10.20(9)      Form of Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents
                and Leases and Fixture Filing (Tennessee) dated October 23, 1997 among The Pantry, David
                R. Cannon, as Trustee, and First Union, as Agent.
  10.21(9)      Form of Amended and Restated Mortgage, Security Agreement, Assignment of Rents and
                Leases (Kentucky) dated October 23, 1997 between The Pantry and First Union, as Agent.
  10.22(9)      Form of Amended and Restated Mortgage, Security Agreement, Assignment of Rents and
                Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and
                First Union, as Agent.
  10.23(9)      Form of Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing
                (Florida) dated October 23, 1997 between Lil' Champ and First Union, as Agent.
  10.24(9)      Form of Deed to Secure Debt, Security Agreement, and Assignment of Rents (Georgia)
                dated October 23, 1997 between Lil' Champ and First Union, as Agent.
  10.25(9)      Form of Subsidiary Guaranty.
  10.26(9)      Form of Subsidiary Security Agreement.
  10.27(9)      Form of Subsidiary Pledge Agreement.
  10.28(9)      Form of Subsidiary Trademark Security Agreement.
  10.29         Form of Exchange Note.
  12.1 (9)      Statement re Computation of Earnings to Fixed Charges Ratio.
  21.1 (9)      Subsidiaries of The Pantry.
  23.1 (9)      Consent of Riordan & McKinzie (contained in Exhibit 5.1).


Exhibit
Number                                   Description
-------                                  -----------
   23.2         Consent and Report on Schedule of Deloitte & Touche LLP.
   23.3         Consent of Price Waterhouse LLP.
   24.1(9)      Power of Attorney.
   25.1(9)      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of New York.
   27.1(9)      Financial Data Schedule.
   99.1(9)      Form of Letter of Transmittal with respect to the Exchange Offer.
   99.2(9)      Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

___________________
(1) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K for the year ended September 28, 1995 (File No. 33-72574) (the "1995 Form 10-K").

(2) Incorporated by reference to the exhibit designated by same number in the Company's Registration Statement on Form S-1 (Registration No. 33-72574).

(3) Incorporated by reference to the exhibit designated by exhibit number 10.12 in the Company's 1995 Form 10-K.

(4) Incorporated by reference to the exhibit designated by exhibit number 10.13 in the Company's 1995 Form 10-K.

(5) Incorporated by reference to the exhibit designated by exhibit number 10.14 in the Company's 1995 Form 10-K.

(6) Incorporated by reference to the exhibit designated by exhibit number 10.15 in the Company's 1995 Form 10-K.

(7) Incorporated by reference to the exhibit designated by exhibit number 10.16 in the Company's 1995 Form 10-K.

(8) Incorporated by reference to the exhibit designated by exhibit number 10.1 in the Company's Current Report on Form 8-K dated August 30, 1996.

(9) Filed as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42811) on December 19, 1997.

     (b)  Financial Statement Schedule

     Schedule I - Valuation and Qualifying Accounts and Reserves.

     No other schedules have been included because the information required to be set forth therein is not applicable.


Item 22.  Undertakings

     1.   The undersigned Registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     2. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sanford, State of North Carolina, on January 7, 1998.

                                    THE PANTRY, INC.



                                    By:  /s/ William T. Flyg
                                         --------------------------------------
                                         William T. Flyg
                                         Senior Vice President, Finance
                                         Chief Financial Officer and Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                               Title                             Date

           *                    President, Chief Executive Officer              January 7, 1998
--------------------------      and Director (Principal Executive Officer)
    Peter J. Sodini

/s/ William T. Flyg             Senior Vice President, Finance, Chief           January 7, 1998
--------------------------      Financial Officer and Secretary (Principal
    William T. Flyg             Financial Officer)

           *                    Controller (Principal Accounting Officer)       January 7, 1998
--------------------------
Joseph J. Duncan

           *                    Director                                        January 7, 1998
--------------------------
Ronald P. Spogli

           *                    Director                                        January 7, 1998
--------------------------
Charles P. Rullman

           *                    Director                                        January 7, 1998
--------------------------
Todd W. Halloran

           *                    Director                                        January 7, 1998
--------------------------
Jon D. Ralph

           *                    Director                                        January 7, 1998
--------------------------
Christopher C. Behrens

*  By: /s/ William T. Flyg
       -----------------------------
       William T. Flyg
       Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sanford, State of North Carolina, on January 7, 1998.

                                 LIL' CHAMP FOOD STORES, INC.



                                 By:  /s/ William T. Flyg
                                      ----------------------------
                                      William T. Flyg
                                      Executive Vice President and
                                      Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                           Title                          Date
          *                 Chairman of the Board and                January 7, 1998
-------------------------   Director (Principal Executive Officer)
Peter J. Sodini


          *                 Chief Financial Officer, Treasurer,      January 7, 1998
-------------------------   Secretary, and Director (Principal
W. Dale Fish                Financial and Accounting Officer)


/s/ William T. Flyg         Executive Vice President, Assistant      January 7, 1998
-------------------------   Secretary and Director
William T. Flyg


          *                 Assistant Secretary and Director         January 7, 1998
-------------------------
Jon D. Ralph


          *                 Director                                 January 7, 1998
-------------------------
Charles P. Rullman

* By:  /s/ William T. Flyg
       ---------------------
       William T. Flyg
       Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sanford, State of North Carolina, on January 7, 1998.

                                 SANDHILLS, INC.



                                 By:  /s/ William T. Flyg
                                      ----------------------------------------
                                      William T. Flyg
                                      Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                            Title                        Date
          *                     President and Director               January 7, 1998
----------------------------    (Principal Executive Officer)
      Joseph J. Duncan


          *                     Treasurer, Secretary and Director    January 7, 1998
----------------------------    (Principal Financial and Accounting
   Francis B. Jacobs, II        Officer)


          *                     Vice President and Director          January 7, 1998
----------------------------
David C. Eppes


          *                     Director                             January 7, 1998
----------------------------
Robert C. Campbell

* By:  /s/ William T. Flyg
       ----------------------------------------
       William T. Flyg
       Attorney-in-Fact

                               THE PANTRY, INC.
                               ----------------

          SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
          -----------------------------------------------------------
                            (Dollars in thousands)

                                                           Additions      Deductions
                                            Balance at     charged to        for         Balance at
                                            beginning      costs and      payments or       end
                                            of period      expenses       write-offs     of period
                                            ----------     ----------     -----------    ----------
Year ended September 28, 1995:
 Allowance for doubtful
   accounts.........................         $  376         $ (125)        $   -          $   251
 Reserve for environmental
   issues...........................          1,203          4,356           161            5,720
 Reserve for closed stores..........            410            365          (312)             463
 Deferred tax asset
   valuation allowance..............             62            511             -              573
                                             ------         ------         -----          -------
                                             $2,051         $5,107         $(151)         $ 7,007
                                             ======         ======         =====          =======

Year ended September 26, 1996:
 Allowance for doubtful
   accounts.........................         $  251         $  (46)        $ (55)         $   150
 Reserve for environmental
   issues...........................          5,720            617          (105)           6,232
 Reserve for closed stores..........            463            707          (210)             960
 Deferred tax asset
   valuation allowance..............            573          1,209             -            1,782
                                             ------         ------         -----          -------
                                             $7,007         $2,487         $(370)         $ 9,124
                                             ======         ======         =====          =======

Year ended September 25, 1997:
 Allowance for doubtful
   accounts.........................         $  150         $    -         $   -          $   150
 Reserve for environmental
   issues...........................          6,232          1,574             -            7,806
 Reserve for closed stores..........            960              -           (10)             950
 Deferred tax asset
   valuation allowance..............          1,782            (96)            -            1,686
                                             ------         ------         -----          -------
                                             $9,124         $1,478         $ (10)         $10,592
                                             ======         ======         =====          =======

                                 EXHIBIT INDEX



Exhibit
Number                                             Description
-------                                            -----------
    1.1(9)      Purchase Agreement dated October 17, 1997 among The Pantry, Inc. ("The
                Pantry" or the "Company") and First Union Capital Markets Corp.
    2.1(9)      Stock Purchase Agreement dated August 26, 1997 by and between PH Holding
                Corporation ("PH Holding") and Docks U.S.A., Inc.
    2.2(9)      Assignment and Assumption Agreement dated October 23, 1997 between PH
                Holding and The Pantry.
    3.1(9)      Restated Certificate of Incorporation of The Pantry, as amended to date.
    3.2(1)      Bylaws of The Pantry, as amended to date.
    3.3(9)      Certificate of Incorporation of Sandhills, Inc. ("Sandhills"), as amended to date.
    3.4(9)      Bylaws of Sandhills.
    3.5(9)      Amended and Restated Articles of Incorporation of Lil' Champ Food Stores, Inc.
                ("Lil' Champ").
    3.6(9)      Amended and Restated Bylaws of Lil' Champ.
    4.1(2)      Indenture, including the form of 12% Senior Note due 2000, dated November 4,
                1993 between The Pantry and IBJ Schroder Bank and Trust Company ("IBJ
                Schroder").
    4.2(1)      Supplemental Indenture dated December 4, 1995 between The Pantry and IBJ
                Schroder.
    4.3(9)      Second Supplemental Indenture dated October 23, 1997 among The Pantry,
                Sandhills and IBJ Schroder.
    4.4(9)      Third Supplemental Indenture dated October 23, 1997 between The Pantry, Lil'
                Champ and IBJ Schroder.
    4.5(9)      Indenture dated as of October 23, 1997 among The Pantry, Sandhills, Lil' Champ
                (together with Sandhills, the "Guarantors") and United States Trust Company of
                New York, as Trustee, with respect to the 10 1/4% Senior Subordinated Notes due
                2007 (including the form of 10 1/4% Senior Subordinated Note due 2007).
    4.6(9)      Registration Rights Agreement dated as of October 23, 1997 among The Pantry, the Guarantors, CIBC Wood Gundy Securities Corp. and First Union Capital
                Markets Corp.
    4.7(9)      Amended and Restated Registration Rights Agreement dated October 23, 1997 among The Pantry, FS Equity Partners III, L.P. ("FSEP III"), FS Equity Partners
                International, L.P. ("FSEP International"), Peter J. Sodini, Chase Manhattan
                Capital, L.P., CB Capital Investors, L.P., and Baseball Partners.
    4.8(9)      Amended and Restated Stockholders' Agreement dated October 23, 1997 among
                The Pantry, FSEP III, FSEP International, Chase Manhattan Capital, L.P., CB
                Capital Investors, L.P., Baseball Partners and Peter J. Sodini.
    5.1(9)      Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
   10.1(3)      Stock Purchase Agreement dated November 30, 1995 among The Pantry, FSEP III,
                FSEP International, Montrose Value Fund Limited Partnership ("MVP"), Montrose
                Financial No. 6 Limited Partnership (Pantry) ("MF#6"), W. Clay Hamner and
                Wayne M. Rogers.
   10.2(4)      Stock Purchase Agreement dated November 30, 1995 among The Pantry, Chase
                Manhattan Capital Corporation, MVP, MF#6, W. Clay Hamner and Wayne M.
                Rogers.


Exhibit
Number                                              Description
-------                                             -----------
10.3(5)         Option Agreement dated November 30, 1995 among The Pantry, MVP and MF#6.
10.4(6)         Commitment dated December 1, 1995 by FSEP III, FSEP International and Chase
                Manhattan Capital Corporation for the benefit of MVP and MF#6.
10.5(7)         Agreement to Exercise or Assign Option dated December 1, 1995 among The
                Pantry, FSEP III, FS Holdings, Inc., and Chase Manhattan Capital Corporation.
10.6(8)         Settlement Agreement dated July 16, 1996 among MVP, MF#6, W. Clay Hamner,
                Wayne M. Rogers, FSEP III, FSEP International, Chase Manhattan Capital
                Corporation and The Pantry.
10.7(9)         Stock Purchase Agreement dated October 23, 1997 among The Pantry, FSEP III,
                FSEP International, CB Capital Investors, L.P. and Peter J. Sodini.
10.8(9)         Contribution to Capital Agreement dated October 23, 1997 among The Pantry,
                FSEP III, FSEP International, Chase Manhattan Capital, L.P., and Baseball
                Partners.
10.9(9)         Stock Pledge Agreement dated October 23, 1997 between Peter J. Sodini and The
                Pantry.
10.10(9)        Secured Promissory Note dated October 23, 1997 between Peter J Sodini and The
                Pantry.
10.11(9)        Employment Agreement dated June 3, 1996 between Dennis R. Crook and The
                Pantry.
10.12(9)        Employment Agreement dated October 1, 1997 between Peter J. Sodini and The
                Pantry.
10.13(9)        Credit Agreement dated as of October 23, 1997 among The Pantry, the financial institutions listed therein (collectively, "Lenders"), First Union National Bank
                ("First Union"), as administrative agent, and Canadian Imperial Bank of Commerce
                ("CIBC"), as syndication agent for Lenders.
10.14(9)        Company Security Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.
10.15(9)        Company Pledge Agreement dated as of October 23, 1997 between The Pantry and
                First Union, as administrative agent.
10.16(9)        Company Trademark Security Agreement dated as of October 23, 1997 between
                The Pantry and First Union, as administrative agent.
10.17(9)        Collateral Account Agreement dated as of October 23, 1997 between The Pantry and First Union, as administrative agent.
10.18(9)        Form of Amended and Restated Deed of Trust, Security Agreement, Assignment of
                Rents and Leases and Fixture Filing (North Carolina) dated October 23, 1997 among The Pantry, David R. Cannon, as Trustee, and First Union as Agent.
10.19(9)        Form of Amended and Restated Mortgage, Security Agreement, Assignment of
                Rents and Leases and Fixture Filing (South Carolina) dated October 23, 1997 between The Pantry and First Union, as Agent.
10.20(9)        Form of Amended and Restated Deed of Trust, Security Agreement, Assignment of
                Rents and Leases and Fixture Filing (Tennessee) dated October 23, 1997 among
                The Pantry, David R. Cannon, as Trustee, and First Union, as Agent.
10.21(9)        Form of Amended and Restated Mortgage, Security Agreement, Assignment of
                Rents and Leases (Kentucky) dated October 23, 1997 between The Pantry and First
                Union, as Agent.
10.22(9)        Form of Amended and Restated Mortgage, Security Agreement, Assignment of
                Rents and Leases and Fixture Filing (Indiana) dated as of October 23, 1997 between The Pantry and First Union, as Agent.


Exhibit
Number                                           Description
-------                                          -----------
10.23(9)        Form of Mortgage, Security Agreement, Assignment of Rents and Leases and
                Fixture Filing (Florida) dated October 23, 1997 between Lil' Champ and First
                Union, as Agent.
10.24(9)        Form of Deed to Secure Debt, Security Agreement, and Assignment of Rents
                (Georgia) dated October 23, 1997 between Lil' Champ and First Union, as Agent.
10.25(9)        Form of Subsidiary Guaranty.
10.26(9)        Form of Subsidiary Security Agreement.
10.27(9)        Form of Subsidiary Pledge Agreement.
10.28(9)        Form of Subsidiary Trademark Security Agreement.
10.29           Form of Exchange Note.
12.1(9)         Statement re Computation of Earnings to Fixed Charges Ratio.
21.1(9)         Subsidiaries of The Pantry.
23.1(9)         Consent of Riordan & McKinzie (contained in Exhibit 5.1).
23.2            Consent and Report on Schedule of Deloitte & Touche LLP.
23.3            Consent of Price Waterhouse LLP.
24.1(9)         Power of Attorney.
25.1(9)         Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of New York.
27.1(9)         Financial Data Schedule.
99.1(9)         Form of Letter of Transmittal with respect to the Exchange Offer.
99.2(9)         Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

________________________________
(1) Incorporated by reference to the exhibit designated by the same number in the Company's Annual Report on Form 10-K for the year ended September 28, 1995 (File No. 33-72574) (the "1995 Form 10-K").

(2) Incorporated by reference to the exhibit designated by same number in the Company's Registration Statement on Form S-1 (Registration No. 33-72574).

(3) Incorporated by reference to the exhibit designated by exhibit number 10.12 in the Company's 1995 Form 10-K.

(4) Incorporated by reference to the exhibit designated by exhibit number 10.13 in the Company's 1995 Form 10-K.

(5) Incorporated by reference to the exhibit designated by exhibit number 10.14 in the Company's 1995 Form 10-K.

(6) Incorporated by reference to the exhibit designated by exhibit number 10.15 in the Company's 1995 Form 10-K.

(7) Incorporated by reference to the exhibit designated by exhibit number 10.16 in the Company's 1995 Form 10-K.

(8) Incorporated by reference to the exhibit designated by exhibit number 10.1 in the Company's Current Report on Form 8-K dated August 30, 1996.

(9) Filed as an exhibit to the Company's Registration Statement on Form S-4 (Registration No. 333-42811) on December 19, 1997.